UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(RULE 14a-101)

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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☐	Soliciting Material Pursuant to § 240.14a-12

Surgical Care Affiliates, Inc.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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April 22, 2016

To Our Stockholders:

I am pleased to invite you to attend the 2016 Annual Meeting of Stockholders (the “Annual Meeting”) of Surgical Care Affiliates, Inc., to be held on Thursday, June 2, 2016, at 8:00 a.m., Central Time, at our principal executive offices located at 520 Lake Cook Road, Deerfield, Illinois 60015. Details regarding admission to the Annual Meeting and the business to be conducted are more fully described in the accompanying Notice of Annual Meeting of Stockholders and Proxy Statement.

We have elected to take advantage of Securities and Exchange Commission rules that allow issuers to furnish proxy materials to their stockholders on the Internet. We believe that the rules will allow us to provide our stockholders with the information they need, while lowering the costs of delivery and reducing the environmental impact of the Annual Meeting.

Your vote is important. Whether or not you plan to attend the Annual Meeting, we encourage you to vote. Please review the instructions on each of your voting options described in the accompanying Notice of Annual Meeting of Stockholders and Proxy Statement and the Notice of Internet Availability of Proxy Materials you received in the mail.

On behalf of the directors, management and teammates of Surgical Care Affiliates, Inc., thank you for your support of and ownership in our company.

Sincerely,

Andrew P. Hayek

Chairman, President and Chief Executive Officer

SURGICAL CARE AFFILIATES, INC.

520 Lake Cook Road, Suite 250

Deerfield, Illinois 60015

Notice of Annual Meeting of Stockholders

NOTICE IS HEREBY GIVEN that the 2016 Annual Meeting of Stockholders (the “Annual Meeting”) of Surgical Care Affiliates, Inc. (the “Company”) will be held on Thursday, June 2, 2016, at 8:00 a.m., Central Time, at the Company’s principal executive offices at 520 Lake Cook Road, Deerfield, Illinois 60015. Directions to attend the Annual Meeting can be found at https://www.proxydocs.com/SCAI. The Annual Meeting is being held for the following purposes:

1.	To elect three Class III directors to serve on the Board of Directors of the Company for a three-year term expiring at the 2019 annual meeting;

2.	To approve the Surgical Care Affiliates, Inc. 2016 Omnibus Long-Term Incentive Plan;

3.	To approve, on an advisory basis, the compensation of our Named Executive Officers (the “NEOs”);

4.	To hold an advisory vote on the frequency of future advisory votes on the compensation of our NEOs;

5.	To ratify the Audit Committee’s appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accountants for the year ending December 31, 2016; and

6.	To transact such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

The Board of Directors recommends that you vote “FOR” each of the Class III nominees; “FOR” the approval of the Surgical Care Affiliates, Inc. 2016 Omnibus Long-Term Incentive Plan; “FOR” the approval, on an advisory basis, of the compensation of the Company’s NEOs; for “EVERY YEAR” as the preferred frequency of future advisory votes on the compensation of the Company’s NEOs; and “FOR” the ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accountants for the year ending December 31, 2016.

The Board of Directors has established April 4, 2016 as the record date (the “Record Date”) for the Annual Meeting. Only holders of record of the Company’s common stock at the close of business on the Record Date are entitled to notice of, and to vote at, the Annual Meeting and at any adjournments or postponements thereof.

Whether or not you plan to attend the Annual Meeting, we urge you to review these materials carefully, which are available at https://www.proxydocs.com/SCAI, and to vote by one of the following means.

•	By Internet: Go to the website https://www.proxypush.com/SCAI and follow the instructions. You will need the control number included on your Notice of Internet Availability of Proxy Materials to obtain your records and create an electronic voting instruction form.

•	By Telephone: From a touch-tone telephone, dial toll-free 1-855-690-7310 and follow the recorded instructions. You will need the control number included on your Notice of Internet Availability of Proxy Materials in order to vote by telephone.

•	By Mail: You may request from the Company a hard copy of the proxy materials, including a proxy card, by following the instructions on your Notice of Internet Availability of Proxy Materials. If you request and receive a proxy card, please mark your selections on the proxy card, date and sign your name exactly as it appears on the proxy card and mail the proxy card in the pre-paid envelope that will be provided to you. Mailed proxy cards must be received no later than June 1, 2016 in order to be counted for the Annual Meeting.

By Order of the Board of Directors,

Richard L. Sharff, Jr.

Executive Vice President, General Counsel and Secretary

This Proxy Statement and the accompanying instruction form or proxy card are being made available on or about April 22, 2016.

SURGICAL CARE AFFILIATES, INC.

PROXY STATEMENT FOR THE ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD THURSDAY, JUNE 2, 2016

This Proxy Statement, along with the accompanying Notice of Annual Meeting of Stockholders, contains information about the 2016 Annual Meeting of Stockholders (the “Annual Meeting”) of Surgical Care Affiliates, Inc., including any adjournments or postponements of the Annual Meeting. We are holding the Annual Meeting at 8:00 a.m., Central Time, on Thursday, June 2, 2016 at our principal executive offices located at 520 Lake Cook Road, Deerfield, Illinois 60015.

In this Proxy Statement, references to the “Company,” “we,” “us” and “our” refer to Surgical Care Affiliates, Inc. after our conversion from a Delaware limited liability company to a Delaware corporation on October 30, 2013 and to ASC Acquisition LLC prior to such date. The term “SCA, LLC” refers to Surgical Care Affiliates, LLC, our direct operating subsidiary. The term “TPG” refers to TPG Global, LLC and its affiliates.

This Proxy Statement relates to the solicitation of proxies by our Board of Directors for use at the Annual Meeting.

On or about April 22, 2016, we began sending a Notice of Internet Availability of Proxy Materials to all stockholders entitled to vote at the Annual Meeting.

We encourage all of our stockholders to vote at the Annual Meeting, and we hope the information contained in this document will help you decide how you wish to vote at the Annual Meeting.

Important Notice Regarding the Availability of Proxy Materials

For the Stockholders Meeting to be Held on June 2, 2016

This Proxy Statement and our 2015 Annual Report to Stockholders are available for viewing, printing and downloading at https://www.proxydocs.com/SCAI. On this website, record holders can also elect to receive future distributions of our proxy statements and annual reports to stockholders by electronic delivery.

Additionally, you can find a copy of our Annual Report on Form 10-K, which includes our financial statements, for the fiscal year ended December 31, 2015 on the website of the Securities and Exchange Commission, or the SEC, at www.sec.gov, or in the “Investors” section of our website at http://investor.scasurgery.com (under the “Financials & Filings” link). You may also obtain a printed copy of our Annual Report on Form 10-K, including our financial statements, free of charge, from us by sending a written request to: Surgical Care Affiliates, Inc., 520 Lake Cook Road, Suite 250, Deerfield, Illinois 60015, Attn: Corporate Secretary. Exhibits will be provided upon written request and payment of an appropriate processing fee.

IMPORTANT INFORMATION ABOUT THE ANNUAL MEETING AND VOTING

Why is the Company soliciting my proxy?

The Board of Directors of the Company (the “Board”) is soliciting your proxy to vote at the 2016 Annual Meeting of Stockholders to be held at our corporate headquarters, located at 520 Lake Cook Road, Deerfield, Illinois 60015, on Thursday, June 2, 2016, at 8:00 a.m., Central Time, and any adjournments of the meeting, which we refer to as the Annual Meeting. This Proxy Statement along with the accompanying Notice of Annual Meeting of Stockholders summarizes the purposes of the meeting and the information you need to know to vote at the Annual Meeting.

Why did I receive a one-page notice in the mail regarding the Internet availability of proxy materials instead of a full set of proxy materials?

In accordance with rules and regulations adopted by the Securities and Exchange Commission (the “SEC”), instead of mailing a printed copy of our proxy materials to each stockholder of record, we are furnishing proxy materials, including this Proxy Statement and our 2015 Annual Report to Stockholders, by providing access to such documents on the Internet. Stockholders will not receive printed copies of the proxy materials unless they request them. Instead, commencing on or about April 22, 2016, a Notice of Internet Availability of Proxy Materials (the “Notice”) was sent to our stockholders which instructs you on how to access and review the proxy materials on the Internet. The Notice also instructs you on how to submit your proxy via the Internet or by telephone. If you would like to receive a paper or email copy of our proxy materials, please follow the instructions for requesting such materials in the Notice.

Why am I receiving these materials?

Our Board is providing these proxy materials to you on the Internet or, upon your request, will deliver printed versions of these materials to you by mail, in connection with the Annual Meeting, which will take place on June 2, 2016. Stockholders are invited to attend the Annual Meeting and are requested to vote on the proposals described in this Proxy Statement.

What is included in these materials?

These proxy materials include:

•	our Proxy Statement for the Annual Meeting; and

•	our 2015 Annual Report to Stockholders, which includes our Annual Report on Form 10-K, including our audited consolidated financial statements.

If you request printed versions of these materials by mail, these materials will also include the proxy card for the Annual Meeting.

What information is contained in these materials?

The information included in this Proxy Statement relates to the proposals to be voted on at the Annual Meeting, the voting process, the compensation of our Named Executive Officers (the “NEOs”) and our directors, and certain other required information.

What proposals will be voted on at the Annual Meeting?

There are five proposals scheduled to be voted on at the Annual Meeting:

•	the election of three Class III directors for a 3-year term (Proposal 1);

•	the approval of the Surgical Care Affiliates, Inc. 2016 Omnibus Long-Term Incentive Plan (Proposal 2);

•	the approval, on an advisory basis, of the compensation of our NEOs (Proposal 3);

•	the approval, on an advisory basis, of the frequency of future advisory votes on the compensation of our NEOs (Proposal 4); and

•	the ratification of the Audit Committee’s appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accountants for the year ending December 31, 2016 (Proposal 5).

What is the Board’s voting recommendation?

The Company’s Board of Directors recommends that you vote your shares “FOR” the election of the three Class III nominees to the Board; “FOR” the approval of the Surgical Care Affiliates, Inc. 2016 Omnibus Long-Term Incentive Plan; “FOR” the approval, on an advisory basis, of the compensation of our NEOs; for “EVERY YEAR” as the preferred frequency of future advisory votes on the compensation of our NEOs; and “FOR” the ratification of the Audit Committee’s appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accountants for the year ending December 31, 2016.

Unless instructed to the contrary, shares represented by the proxies at the Annual Meeting will be voted “FOR” the election of the three nominees to the Board; “FOR” the approval of the 2016 Omnibus Long-Term Incentive Plan; “FOR” the approval, on an advisory basis, of the compensation of our NEOs; for “EVERY YEAR” as the preferred frequency of future advisory votes on the compensation of our NEOs; and “FOR” the ratification of the appointment of PricewaterhouseCoopers LLP.

What shares owned by me can be voted?

All shares owned by you as of the close of business on April 4, 2016 (the “Record Date”) may be voted. You may cast one vote per share of common stock that you held on the Record Date. These include shares that are: (1) held directly in your name as the stockholder of record, and (2) held for you as the beneficial owner through a stockbroker, bank or other nominee. On the Record Date, the Company had approximately 39,970,505 shares of common stock issued and outstanding.

What is the difference between holding shares as a stockholder of record and as a beneficial owner?

Most of the Company’s stockholders hold their shares through a stockbroker, bank or other nominee rather than directly in their own name. As summarized below, there are some differences between shares held of record and those owned beneficially.

Stockholder of Record

If your shares are registered directly in your name with the Company’s transfer agent, American Stock Transfer & Trust Company, LLC, you are considered the stockholder of record with respect to those shares, and the Notice is being sent directly to you. As the stockholder of record, you have the right to grant your voting proxy directly to the persons named as proxy holders, Andrew P. Hayek, the Company’s Chairman, President and Chief Executive Officer (“CEO”), and Richard L. Sharff, Jr., the Company’s Executive Vice President, General Counsel and Secretary, or to vote in person at the Annual Meeting. If you request printed copies of the proxy materials, the Company will provide a proxy card for you to use. You may also vote on the Internet or by telephone, as described below under the heading “How can I vote my shares without attending the Annual Meeting?”

Beneficial Owner

If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares held in “street name,” and these proxy materials are being forwarded to you by your broker or nominee who is considered, with respect to those shares, the stockholder of record. As the beneficial owner, you are invited to attend the Annual Meeting. You also have the right to direct your broker on how to vote these shares. Your broker or nominee should have enclosed a voting instruction form for you to direct your broker or nominee how to vote your shares. You may also vote by Internet or by telephone, as described below under “How can I vote my shares without attending the Annual Meeting?” However, shares held in “street name” may be voted in person by you only if you obtain a signed proxy from the record holder (broker, bank or other nominee) giving you the right to vote the shares.

How can I vote my shares in person at the Annual Meeting?

Shares held directly in your name as the stockholder of record may be voted in person at the Annual Meeting. If you choose to vote your shares in person at the Annual Meeting, please bring proof of ownership of the Company’s common stock on the Record Date, such as the Notice of Internet Availability of Proxy Materials, legal proxy, voting instruction form provided by your broker, bank or other nominee, or a proxy card, as well as proof of identification. Even if you plan to attend the Annual Meeting, the Company recommends that you vote your shares in advance as described below so that your vote will be counted if you later decide not to attend the Annual Meeting.

How can I vote my shares without attending the Annual Meeting?

Whether you hold your shares directly as the stockholder of record or beneficially in “street name,” you may direct your vote by proxy without attending the Annual Meeting. You can vote by proxy by one of the following means.

•	By Internet: Go to the website https://www.proxypush.com/SCAI and follow the instructions. You will need the control number included on your Notice to obtain your records and create an electronic voting instruction form.

•	By Telephone: From a touch-tone telephone, dial toll-free 1-855-690-7310 and follow the recorded instructions. You will need the control number included on your Notice in order to vote by telephone.

•	By Mail: You may request a hard copy of the proxy materials, including a proxy card, by following the instructions on your Notice. If you request and receive a proxy card, please mark your selections on the proxy card, date and sign your name exactly as it appears on the proxy card and mail the proxy card in the pre-paid envelope that will be provided to you. Mailed proxy cards must be received no later than June 1, 2016 in order to be counted for the Annual Meeting.

Please follow the instructions provided in the Notice, or, if you request printed copies of proxy materials, on the proxy card or voting instruction form. We urge you to review the proxy materials carefully before you vote. These materials are available at https://www.proxydocs.com/SCAI.

Can I revoke my proxy or change my vote?

You may revoke your proxy or change your voting instructions prior to the vote at the Annual Meeting. You may enter a new vote by using the Internet or the telephone or by mailing a new proxy card or new voting instruction form bearing a later date (which will automatically revoke your earlier voting instructions), which new vote must be received by 11:59 p.m., Central Time, on June 1, 2016. You may also enter a new vote by attending the Annual Meeting and voting in person. Your attendance at the Annual Meeting in person will not cause your previously granted proxy to be revoked unless you specifically so request.

What is the voting requirement to approve each of the proposals?

Proposal 1, Election of Directors: Under our majority voting standard, in order for a director nominee to be elected to the Board of Directors of the Company by the Company’s stockholders in an uncontested election of directors, such as this election, the votes cast “for” such nominee must exceed the votes cast “against” such nominee. This means that a Class III director nominee will be elected to the Board of Directors at the Annual Meeting if the votes cast “for” the nominee exceed the votes cast “against” that nominee’s election. Abstentions and broker non-votes will not count as a vote “FOR” or “AGAINST” a nominee’s election and thus will have no effect in determining whether a director nominee is elected.

Proposal 2, Approval of 2016 Omnibus Long-Term Incentive Plan: The approval of the Surgical Care Affiliates, Inc. 2016 Omnibus Long-Term Incentive Plan requires the affirmative vote of the holders of a majority of the voting power of the outstanding shares of common stock entitled to vote on the proposal and present, in person or by proxy, at the Annual Meeting. Abstentions will have the same effect as a vote “AGAINST” Proposal 2, while broker non-votes will have no effect on the outcome of Proposal 2.

Proposal 3, Approval of Compensation of Named Executive Officers: The approval, on an advisory basis, of the compensation of the Company’s NEOs requires the affirmative vote of the holders of a majority of the voting power of the outstanding shares of common stock entitled to vote on the proposal and present, in person or by proxy, at the Annual Meeting. Abstentions will have the same effect as a vote “AGAINST” Proposal 3, while broker non-votes will have no effect on the outcome of Proposal 3.

Proposal 4, Choice of Frequency of Advisory Votes on Compensation of Named Executive Officers: The frequency of the advisory vote on executive compensation receiving the greatest number of votes (EVERY ONE, TWO OR THREE YEARS) will be considered the frequency recommended by the stockholders. Abstentions and broker non-votes will have no effect on the outcome of Proposal 4.

Proposal 5, Ratification of Appointment of Independent Registered Public Accountants: The ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accountants for the year ending December 31, 2016 requires the affirmative vote of the holders of a majority of the voting power of the outstanding shares of common stock entitled to vote on the proposal and present, in person or by proxy, at the Annual Meeting. Abstentions will have the same effect as a vote “AGAINST” Proposal 5. The approval of Proposal 5 is a routine proposal on which a broker or other nominee is generally empowered to vote in the absence of voting instructions from the beneficial owner, so broker non-votes should not result from this proposal.

While the votes on Proposals 3 and 4 are non-binding and advisory, the Board of Directors and the Compensation Committee value the opinions of our stockholders and intend to consider the vote of the Company’s stockholders when making a determination concerning the compensation of our NEOs and the frequency of such future advisory votes.

How are votes counted?

In the election of directors (Proposal 1), your vote may be cast “FOR” or “AGAINST” one or more of the nominees, or you may “ABSTAIN” from voting with respect to one or more of the nominees. Shares voting “ABSTAIN” have no effect on the election of directors.

For Proposal 2, your vote may be cast “FOR” or “AGAINST” or you may “ABSTAIN.” If you “ABSTAIN” on this proposal, it has the same effect as a vote “AGAINST” the proposal.

For Proposal 3, your vote may be cast “FOR” or “AGAINST” or you may “ABSTAIN.” If you “ABSTAIN” on this proposal, it has the same effect as a vote “AGAINST” the proposal.

For Proposal 4, your vote may be cast for “EVERY YEAR,” “EVERY TWO YEARS” or “EVERY THREE YEARS” or you may “ABSTAIN.” Shares voting “ABSTAIN” have no effect on the outcome of the proposal.

For Proposal 5, your vote may be cast “FOR” or “AGAINST” or you may “ABSTAIN.” If you “ABSTAIN” on this proposal, it has the same effect as a vote “AGAINST” the proposal.

If you sign your proxy card or broker voting instruction form with no further instructions, your shares will be voted as described below in “Abstentions and Broker Non-Votes.”

Abstentions and Broker Non-Votes

Any shares represented by proxies that are marked to “ABSTAIN” from voting on a proposal will be counted as present in determining whether we have a quorum. They will also be counted in determining the total number of shares entitled to vote on a proposal. Abstentions will not be counted as votes “FOR” or “AGAINST” a director nominee, nor will they have any effect on the frequency of future advisory votes on executive compensation. Accordingly, abstentions are not counted for the purpose of determining the number of votes cast in the election of directors or in the choice of the frequency of future advisory votes on the compensation of our NEOs. Abstentions from voting on Proposal 2 (approving the Surgical Care Affiliates, Inc. 2016 Omnibus Long-Term Incentive Plan), Proposal 3 (approving, on an advisory basis, the compensation of our NEOs) and Proposal 5 (ratifying the appointment of our independent registered public accountants) are counted as votes “AGAINST” such proposal.

If your shares are held in street name and you do not instruct your broker on how to vote your shares, your broker, in its discretion, may either leave your shares unvoted or vote your shares on routine matters. Proposal 1 (election of Class III directors), Proposal 2 (approval of the 2016 Omnibus Long-Term Incentive Plan), Proposal 3 (approval, on an advisory basis, of the compensation of our NEOs) and Proposal 4 (choice of frequency of future advisory votes on the compensation of our NEOs) are not considered routine matters, and without your instruction, your broker cannot vote your shares. If your broker returns a proxy card but does not vote your shares on Proposal 1, 2, 3 or 4, this results in a “broker non-vote.” Because brokers do not have discretionary authority to vote on these proposals, broker non-votes will not be considered in determining the number of votes necessary for approval and, therefore, will have no effect on the outcome of the vote for Proposals 1, 2, 3 and 4. Broker non-votes will be counted as present for the purpose of determining a quorum. Only Proposal 5 (ratifying the appointment of our independent registered public accountants) is considered a routine matter.

What does it mean if I receive more than one Notice, proxy card or voting instruction form?

It means your shares are registered differently or are in more than one account. For each Notice you receive, please submit your vote for each control number you have been assigned. If you receive paper copies of proxy materials, please provide voting instructions for all proxy cards and voting instruction forms you receive.

Where can I find the voting results of the Annual Meeting?

We will announce preliminary voting results at the Annual Meeting and publish preliminary, or final results if available, in a Current Report on Form 8-K within four business days of the Annual Meeting. If final results are unavailable at the time we file the Form 8-K, then we will file an amended report on Form 8-K to disclose the final voting results within four business days after the final voting results are known.

What happens if additional proposals are presented at the Annual Meeting?

Other than the five proposals described in this Proxy Statement, we do not expect any matters to be presented for a vote at the Annual Meeting. If you grant a proxy, the persons named as proxy holders, Andrew P. Hayek, our Chairman, President and CEO, and Richard L. Sharff, Jr., our Executive Vice President, General

Counsel and Secretary, will have the discretion to vote your shares on any additional matters properly presented for a vote at the Annual Meeting. If for any unforeseen reason, any one or more of the Company’s nominees is not available as a candidate for director, the persons named as proxy holders will vote your proxy for such other candidate or candidates as may be nominated by the Board of Directors.

What is the quorum requirement for the Annual Meeting?

The quorum requirement for holding the Annual Meeting and transacting business is a majority of the voting power of the outstanding shares entitled to be voted and present at the meeting. The shares may be present in person or represented by proxy at the Annual Meeting. Both abstentions and broker non-votes are counted as present for the purpose of determining the presence of a quorum. Broker non-votes, however, are not counted as shares present and entitled to be voted with respect to the particular matter on which the broker has expressly not voted. Thus, broker non-votes will not affect the outcome of any of the matters being voted on at the Annual Meeting. Generally, broker non-votes occur when shares held by a broker for a beneficial owner are not voted with respect to a particular proposal because (1) the broker has not received voting instructions from the beneficial owner and (2) the broker lacks discretionary voting power to vote such shares.

Who will count the vote?

A representative of Maynard, Cooper & Gale, P.C., corporate and securities counsel to the Company, will act as the inspector of election. Mediant Communications Inc. will act as tabulator of the votes for bank, broker and other shareholder of record proxies.

Is my vote confidential?

Proxy instructions, ballots and voting tabulations that identify individual stockholders are handled in a manner that protects your voting privacy. Your vote will not be disclosed either within the Company or to third parties except (1) as necessary to meet applicable legal requirements, (2) to allow for the tabulation and certification of the votes and (3) to facilitate a successful proxy solicitation by the Board. Additionally, any written comments you provide on a proxy card or through other means will be forwarded to management.

Who will bear the cost of soliciting proxies for the Annual Meeting?

The Company will pay the entire cost of soliciting proxies for the Annual Meeting, including the distribution of proxy materials. We have retained Mediant Communications Inc. to assist us with the distribution of the Notices and will pay their expenses. Additionally, we have retained Okapi Partners LLC to solicit proxies from our stockholders for a fee of $12,500 plus out-of-pocket expenses, which will be paid by us. We will also reimburse brokers or nominees for the expenses that they incur for forwarding the Notices and any other proxy materials to their customers. The original solicitation of proxies by mail may be supplemented by solicitation by telephone and other means by our directors, officers and teammates. We will reimburse them for their expenses, but no additional compensation will be paid to these individuals for any such services.

May I propose actions for consideration at next year’s annual meeting of stockholders or nominate individuals to serve as directors?

You may submit proposals, including director nominations, for consideration at future annual stockholder meetings.

Stockholder Proposals: In order for a proposal by a stockholder of the Company to be eligible to be included in the Company’s proxy statement for the 2017 annual meeting of stockholders pursuant to the proposal process mandated by SEC Rule 14a-8, the proposal must be received by the Company on or before December 23, 2016 and must comply with the informational and other requirements set forth in Regulation 14A under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). In order for a stockholder to raise a proposal from the floor during an annual meeting (outside the proposal process mandated by SEC Rule 14a-8), the proposal must be submitted instead under the Company’s advance notice Bylaw provision (Section 2.16 of the Bylaws) and be received by the Company not more than 120 days and not less than 90 days before the first anniversary of the date of the preceding year’s annual meeting. Thus, in order for a proposal to be timely for next year’s meeting, the proposal must be received by the Company not earlier than February 2, 2017 or later than March 6, 2017, together with the information required under the applicable Bylaw provision.

Nomination of Director Candidates: The Company’s Bylaws also permit stockholders to nominate directors at a stockholder meeting. In order to make a director nomination at an annual stockholder meeting, it is necessary that your nomination notice be received by the Company not more than 120 days and not less than 90 days before the first anniversary of the date of the preceding year’s annual meeting. Thus, in order for any such nomination notice to be timely for next year’s annual meeting, it must be received by the Company not earlier than February 2, 2017 or later than March 6, 2017, together with the information required under the applicable Bylaw provision.

Copy of Bylaw Provisions: You may contact our Corporate Secretary at our corporate headquarters for a copy of the relevant Bylaw provisions regarding the requirements for making stockholder proposals and nominating director candidates. Additionally, a copy of the Company’s Bylaws can be accessed on the Company’s Investor Relations website at http://investor.scasurgery.com under “Corporate Governance.”

How do I obtain a separate set of proxy materials if I share an address with other stockholders?

To reduce expenses, in some cases, we are delivering one Notice or, where applicable, one set of the proxy materials, to certain stockholders who share an address, unless otherwise requested by one or more of the stockholders. For stockholders who request and receive hard copies of the proxy materials, a separate proxy card will be included with the proxy materials for each stockholder. For stockholders receiving a Notice, the Notice will instruct you as to how you may access and review all of the proxy materials on the Internet. The Notice also instructs you as to how you may submit your proxy on the Internet or by telephone. If you have only received one Notice or one set of the proxy materials, you may request separate copies at no additional cost to you by calling us at (205) 545-2628 or by writing to us at Surgical Care Affiliates, Inc., 520 Lake Cook Road, Suite 250, Deerfield, Illinois 60015, Attn: Corporate Secretary. If you received a Notice and you would like to receive a paper or email copy of our proxy materials, you should follow the instructions for requesting such materials in the Notice.

You may also request separate paper proxy materials or a separate Notice for future annual meetings by following the instructions for requesting such materials in the Notice, or by contacting us by calling or writing.

If I share an address with other stockholders of the Company, how can we get only one set of voting materials for future meetings?

You may request that we send you and the other stockholders who share an address with you only one Notice or one set of proxy materials by calling us at (205) 545-2628 or by writing to us at: Surgical Care Affiliates, Inc., 520 Lake Cook Road, Suite 250, Deerfield, Illinois 60015, Attn: Corporate Secretary.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the beneficial ownership of our common stock as of April 4, 2016, by:

(i) each of our directors and director nominees;

(ii) each NEO of the Company listed in the Summary Compensation Table on page 51;

(iii) all of our current directors and executive officers as a group; and

(iv) each stockholder known by us to beneficially own more than 5% of our common stock.

Beneficial ownership is determined in accordance with the rules of the SEC and includes voting or investment power with respect to the securities. Shares of common stock that may be acquired by an individual or group within 60 days of April 4, 2016, pursuant to derivative securities, such as options or restricted stock units, are deemed to be outstanding for the purpose of computing the percentage ownership of such individual or group, but are not deemed to be outstanding for the purpose of computing the percentage ownership of any other person shown in the table. Percentage of ownership is based on an aggregate of 39,970,505 shares of common stock outstanding as of April 4, 2016.

Except as indicated in footnotes to this table, we believe that the stockholders named in this table have sole voting and investment power with respect to all shares of common stock shown to be beneficially owned by them, based on information provided to us by such stockholders. Unless otherwise indicated, the address for each director and executive officer is: c/o Surgical Care Affiliates, Inc., 520 Lake Cook Road, Suite 250, Deerfield, Illinois 60015.

Beneficial Owner	Number of Shares of Common Stock Beneficially Owned	Percentage of Common Stock Beneficially Owned
Five Percent Stockholders
TPG Funds(1)	12,156,480	30.4%
FMR LLC(2)	5,301,453	13.3%
Wellington Management Group LLP(3)	2,230,674	5.6%
TimesSquare Capital Management, LLC(4)	2,080,405	5.2%
Directors and Named Executive Officers
Andrew P. Hayek(5)	719,387	1.8%
Thomas C. Geiser(6)	114,959	*
Frederick A. Hessler(7)	18,470	*
Sharad Mansukani, M.D.(8)	16,103	*
Jeffrey K. Rhodes(9)	—	—
Michael A. Sachs	—	—
Todd B. Sisitsky(10)	—	—
Lisa Skeete Tatum(11)	2,146	*
Joseph T. Clark(12)	92,058	*
Peter J. Clemens IV(13)	102,318	*
Tom W. F. De Weerdt(14)	7,597	*
Michael A. Rucker(15)	305,151	*
Richard L. Sharff, Jr.(16)	61,621	*
All Current Directors and Executive Officers as a Group(17)	1,319,159	3.3%

*	Represents beneficial ownership of less than 1% of the shares of common stock.
(1)

The “TPG Funds” refers collectively to TPG Partners V, L.P., a Delaware limited partnership (“TPG Partners V”), TPG FOF V-A, L.P., a Delaware limited partnership (“FOF V-A”), and TPG FOF V-B, L.P., a Delaware limited partnership (“FOF V-B”). The TPG Funds directly hold an aggregate of 12,156,480 shares of common stock (the “TPG Shares”), consisting of: (a) 12,099,306 shares of common stock held by TPG Partners V, (b) 31,652 shares of common stock held by FOF V-A, and (c) 25,522 shares of common stock held by FOF V-B. The general partner of each of TPG Partners V, FOF V-A and FOF V-B is TPG GenPar V, L.P., a Delaware limited partnership, of which the general partner is TPG GenPar V Advisors, LLC, a Delaware limited liability company, of which the sole member is TPG Holdings I, L.P., a Delaware limited partnership, of which the general partner is TPG Holdings I-A, LLC, a Delaware limited liability company, of which the sole member is TPG Group Holdings (SBS), L.P., a Delaware limited partnership, of which the general partner is TPG Group Holdings (SBS) Advisors, Inc., a Delaware corporation (“Group Advisors”). Because of Group Advisors’ relationship to the TPG Funds, Group Advisors may be deemed to beneficially own the TPG Shares. David Bonderman and James G. Coulter are the officers and sole shareholders of Group Advisors and may therefore also be deemed to be the beneficial owners of the TPG Shares. Messrs. Bonderman and Coulter disclaim beneficial ownership of the TPG Shares except to the extent of their pecuniary interest therein. The address of each of Group Advisors and Messrs. Bonderman and Coulter is c/o TPG Global, LLC, 301 Commerce Street, Suite 3300, Fort Worth, TX 76102. This information is based on an amended Schedule 13G filed by Group Advisors with the SEC on February 16, 2016, reporting beneficial ownership as of December 31, 2015.
(2)	FMR LLC, a parent holding company, and Abigail P. Johnson may be deemed the beneficial owners of 5,301,453 shares of common stock. FMR LLC has sole voting power over 237,799 shares and sole investment power over 5,301,453 shares. No one person’s interest relates to more than 5% of the outstanding shares of common stock. The address of FMR LLC is 245 Summer Street, Boston, MA 02210. This information is based on an amended Schedule 13G filed by FMR LLC with the SEC on February 12, 2016, reporting beneficial ownership as of December 31, 2015.
(3)	Wellington Management Group LLP, a parent holding company of certain holding companies and investment advisers (collectively, “Wellington”), holds an aggregate of 2,230,674 shares of common stock. Wellington has shared voting power over 1,047,214 shares and shared investment power over 2,230,674 shares. No one client’s interest relates to more than 5% of the outstanding shares of common stock. The address of Wellington is c/o Wellington Management Company LLP, 280 Congress Street, Boston, MA 02210. This information is based on a Schedule 13G filed by Wellington Management Group LLP with the SEC on February 11, 2016, reporting beneficial ownership as of December 31, 2015
(4)	TimesSquare Capital Management, LLC, on behalf of its investment advisory clients, holds an aggregate of 2,080,405 shares of common stock. TimesSquare Capital Management, LLC has sole voting power over 1,870,005 shares and sole investment power over 2,080,405 shares. No one client’s interest relates to more than 5% of the outstanding shares of common stock. The address of TimesSquare Capital Management, LLC is 7 Times Square, 42nd Floor, New York, NY 10036. This information is based on a Schedule 13G filed by TimesSquare Capital Management, LLC with the SEC on February 10, 2016, reporting beneficial ownership as of December 31, 2015.
(5)	Includes 87,360 shares of common stock underlying restricted stock units that are currently vested or vest within 60 days of April 4, 2016 and 585,920 shares of common stock underlying options that are currently exercisable or become exercisable within 60 days of April 4, 2016. All of the shares of common stock, restricted stock units and options are owned by the Andrew Hayek 2008 Living Trust (of which Mr. Hayek is the sole trustee).
(6)	Includes (a) 6,182 shares of common stock underlying restricted stock units that are currently vested or vest within 60 days of April 4, 2016 and 20,661 shares of common stock underlying options that are currently exercisable or become exercisable within 60 days of April 4, 2016, (b) 18,333 shares of common stock owned by The Geiser Schweers Family Foundation, a California nonprofit corporation of which the directors are Mr. Geiser, his wife and his daughter, who share voting and dispositive power of the shares, and (c) 69,783 shares of common stock owned by TDK Properties, L.P., a California limited partnership of which the general partner and owner of 1% of its limited partnership interests is TDK Management Company, LLC, a California limited liability company of which the sole member is The Geiser Schweers Family Trust u/a/d 6/8/98, as amended, and of which the trustees are Thomas C. Geiser and Donna L. Schweers. 99% of the limited partnership interests of TDK Properties, L.P. are held by The Geiser Schweers 2006 Irrevocable Insurance Trust dated August 14, 2006, of which the trustee is Kim T. Schoknecht.

(7)	Includes 3,470 shares of common stock underlying restricted stock units that are currently vested or vest within 60 days of April 4, 2016.
(8)	Includes 6,182 shares of common stock underlying restricted stock units that are currently vested or vest within 60 days of April 4, 2016 and 9,921 shares of common stock underlying options that are currently exercisable or become exercisable within 60 days of April 4, 2016.
(9)	Jeffrey K. Rhodes, who is one of our directors, is a TPG Partner. Mr. Rhodes has no voting or investment power over and disclaims beneficial ownership of the TPG Shares. The address of Mr. Rhodes is c/o TPG Global, LLC, 301 Commerce Street, Suite 3300, Fort Worth, TX 76102.
(10)	Todd B. Sisitsky, who is one of our directors, is a TPG Partner. Mr. Sisitsky has no voting or investment power over and disclaims beneficial ownership of the TPG Shares. The address of Mr. Sisitsky is c/o TPG Global, LLC, 301 Commerce Street, Suite 3300, Fort Worth, TX 76102.
(11)	Includes 2,146 shares of common stock underlying restricted stock units that are currently vested or vest within 60 days of April 4, 2016.
(12)	Includes 4,238 shares of common stock underlying restricted stock units that vest within 60 days of April 4, 2016 and 77,845 shares of common stock underlying options that are currently exercisable or become exercisable within 60 days of April 4, 2016.
(13)	Includes 124,269 shares of common stock underlying options that are currently exercisable or become exercisable within 60 days of April 4, 2016.
(14)	Includes 7,284 shares of common stock underlying restricted stock units that vest within 60 days of April 4, 2016.
(15)	Includes 5,297 shares of common stock underlying restricted stock units that vest within 60 days of April 4, 2016 and 265,356 shares of common stock underlying options that are currently exercisable or become exercisable within 60 days of April 4, 2016.
(16)	Includes 2,966 shares of common stock underlying restricted stock units that vest within 60 days of April 4, 2016 and 53,471 shares of common stock underlying options that are currently exercisable or become exercisable within 60 days of April 4, 2016.
(17)	Includes restricted stock units that are currently vested or vest within 60 days of April 4, 2016 and options that are currently exercisable or become exercisable within 60 days of April 4, 2016 for shares of common stock as described in footnotes (5)-(12) and (14)-(16).

MANAGEMENT AND CORPORATE GOVERNANCE

Our Board of Directors

Our Certificate of Incorporation provides that our Board of Directors will consist of at least five directors but no more than 11 directors, with the exact number of directors to be fixed from time to time by resolution of our Board of Directors. We currently have eight directors. The Board of Directors is divided into three classes, as follows:

•	Class I, which currently consists of Todd B. Sisitsky, Sharad Mansukani, M.D. and Jeffrey K. Rhodes, whose terms expire at our annual meeting of stockholders to be held in 2017;

•	Class II, which currently consists of Thomas C. Geiser and Michael A. Sachs, whose terms expire at our annual meeting of stockholders to be held in 2018; and

•	Class III, which currently consists of Andrew P. Hayek, Frederick A. Hessler and Lisa Skeete Tatum, whose terms expire at our 2016 annual meeting of stockholders.

Curtis S. Lane served on our Board of Directors as a Class II director until his resignation from the Board effective February 29, 2016. The Board of Directors intends to appoint a director to fill the vacancy on the Board created by Mr. Lane’s resignation, and our Certificate of Incorporation requires that the new director be appointed to Class II of the Board so that each class consists, as nearly as possible, of one-third of the total number of directors.

Upon the expiration of the initial term of office for each class of directors, each director in such class shall be elected for a term of three years and serve until a successor is duly elected and qualified or until his or her earlier death, resignation or removal. Upon their initial election or re-election as directors, each incumbent director nominee is required to tender an irrevocable contingent resignation letter pursuant to the Company’s Director Resignation Policy. If any incumbent director nominee fails to receive a majority of the votes cast affirmatively or negatively at the annual meeting of stockholders, the Nominating and Corporate Governance Committee of the Board of Directors will recommend to the Board, and the Board will decide, whether to accept or reject the resignation tendered by such individual. Following the Board’s decision, the Company will file a Current Report on Form 8-K with the SEC in order to disclose the decision, the process by which the decision was made and, if applicable, the Board’s reason or reasons for rejecting the tendered resignation. Any additional directorships resulting from an increase in the number of directors or a vacancy may be filled by the directors then in office.

In connection with the closing of our initial public offering on November 4, 2013 (the “IPO”), we entered into a stockholders’ agreement (as amended, the “Stockholders’ Agreement”) with TPG FOF V-A, L.P., TPG FOF V-B, L.P., and TPG Partners V, L.P. (collectively, the “TPG Funds”) that provides that, so long as the Stockholders’ Agreement remains in effect, the TPG Funds will have certain nomination rights to designate for nomination candidates for our Board of Directors. We are required to use our reasonable best efforts to cause our Board of Directors and the Nominating and Corporate Governance Committee to include such persons designated by the TPG Funds in the slate of nominees recommended by the Board of Directors for election by the stockholders.

As set forth in the Stockholders’ Agreement, for so long as the TPG Funds collectively own at least 50% of the shares of our common stock held by them at the closing of the IPO, they are entitled to designate for nomination a majority of the seats on our Board of Directors. As our Board of Directors currently consists of eight members (of which four directors were designated by the TPG Funds) and the TPG Funds continue to collectively own at least 50% of the shares of our common stock held by them at the closing of the IPO, the TPG Funds have the right to request that we increase the size of our Board to nine directors and to fill the vacancy created by Mr. Lane’s resignation with another director designated by TPG. However, assuming the current directors fill such vacancy with a non-TPG designated director and the Board is again comprised of nine directors, then, for so long as the TPG Funds collectively own at least 50% of the shares of our common stock held by them as of the closing of the IPO, the TPG Funds can request that the Board increase the size of the Board by one or two directors to ten or 11 directors. The TPG Funds can then fill such newly created directorship(s) with persons designated by the TPG Funds. For so long as the Board is comprised of nine directors, when the TPG Funds collectively own less than 50% of the shares of our common stock held by them as of the closing of the IPO, but collectively own at least 30% of the shares of our common stock held by them as of the closing of the IPO, the TPG Funds will be entitled to designate for nomination three directors. When the TPG Funds collectively own less than 30% of the shares of our common stock held by them as of the closing of the IPO, but collectively own at least 10% of the shares of our common stock held by them as of the closing of the IPO, the TPG Funds will be entitled to designate for nomination two directors. Thereafter, the TPG Funds will be entitled to designate for nomination one director so long as they own at least 3% of the shares of our common stock held by them as of the closing of the IPO. In the event that the size of our Board of Directors is increased or decreased in size at any time, the nomination rights afforded to the TPG Funds will be proportionately adjusted as well, rounded up to the nearest whole person.

The following four directors were designated for nomination by TPG and currently serve on our Board: Todd B. Sisitsky, a TPG Partner, Jeffrey K. Rhodes, a TPG Partner, and Thomas C. Geiser and Sharad Mansukani, M.D., each of whom provide consulting services to TPG.

Our Certificate of Incorporation does not provide for cumulative voting in the election of directors, which means that the holders of a majority of the outstanding shares of common stock can elect all of the directors standing for election, and the holders of the remaining shares are not able to elect any directors, subject to our obligations under the Stockholders’ Agreement.

Information about the Nominees and Other Directors

Set forth below are the biographies of each of the nominees and our other directors, including their names, their ages (as of April 22, 2016), their offices in the Company, if any, their principal occupations or employment for at least the past five years, the length of their tenure as directors, and the names of other public companies in which such persons hold or have held directorships during the past five years. Information about the specific experience, qualifications, attributes or skills that led to our Board of Directors’ conclusion at the time of filing of this Proxy Statement that each person listed below should serve as a director is set forth below under “Experience and Qualifications of the Directors and Director Nominees.” Each of the nominees currently serves as a Class III director of the Company and has tendered an irrevocable contingent resignation letter to the Chairman of the Board of Directors pursuant to the Company’s Director Resignation Policy as described above. The stock ownership with respect to each director and nominee for director is set forth in the table entitled “Security Ownership of Certain Beneficial Owners and Management.”

Name	Age	Position(s) with the Company
Andrew P. Hayek	42	Chairman, President and CEO
Todd B. Sisitsky(2)(3)	44	Lead Independent Director
Thomas C. Geiser	65	Director
Frederick A. Hessler(1)	67	Director
Sharad Mansukani, M.D.	46	Director
Jeffrey K. Rhodes(2)(3)	41	Director
Lisa Skeete Tatum(1)	48	Director
Michael A. Sachs(2)	64	Director

(1)	Member of our Audit Committee
(2)	Member of our Compensation Committee
(3)	Member of our Nominating and Corporate Governance Committee

Nominees for Election – Terms Expire in 2016

Andrew P. Hayek was appointed to our Board of Directors on October 30, 2013 and the board of directors of SCA, LLC in 2008. He has also served as our President and CEO since 2008, and he was elected Chairman of the Board on August 21, 2015. Prior to joining the Company, Mr. Hayek served as the President of VillageHealth, a division of renal dialysis provider DaVita Healthcare Partners, Inc., and as President and Chief Operating Officer of Alliance Healthcare Services Inc., a diagnostic imaging and radiation therapy provider. Mr. Hayek also served in various roles at Kohlberg Kravis Roberts & Co., a global investment company, and at The Boston Consulting Group, a global management consulting firm. Mr. Hayek is a Henry Crown Fellow at the Aspen Institute and earned his bachelor’s degree summa cum laude from Yale University.

Frederick A. Hessler was elected to our Board of Directors and the board of directors of SCA, LLC on October 30, 2013. Mr. Hessler is a retired Managing Director of Citigroup Global Markets Inc., where he headed the Not-for-Profit Health Care Investment Banking Group from 1990 to 2013. Prior to joining Citigroup Global Markets Inc. in 1985, Mr. Hessler was a Partner and Regional Director for healthcare at Ernst & Young LLP, where he was responsible for conducting audits and performing feasibility, corporate reorganization and strategic planning studies for healthcare clients. Mr. Hessler serves on the Operations Committee and chairs the Investment Committee for the American Hospital Association and is a board member of PierianDx, The Center for Health Design, LHP Hospital Group, Inc., the National Center for Healthcare Leadership and the Public Health Institute and was a member of the senior advisory board of MedAssets, Inc. until September 2015. Mr. Hessler served on the board of directors and the audit committee of the board of MedAssets, Inc. from September 2015 until the company was sold in January 2016. Mr. Hessler also previously served as chair of the Board of Trustees of the Health Research and Education Trust and the Health Insights Foundation and was a member of The Center for Healthcare Governance’s Blue Ribbon Panel on Trustee Core Competencies and the Healthcare Executives Study Society. Mr. Hessler earned his bachelor’s degree in accounting from Wayne State University and is a Certified Public Accountant (inactive status).

Lisa Skeete Tatum was elected to our Board of Directors and the board of directors of SCA, LLC effective October 1, 2014. Ms. Skeete Tatum is founder and CEO of LandIt.com, a career management technology platform. Previously, Ms. Skeete Tatum was a General Partner for over a decade with Cardinal Partners, a $350 million early stage health care venture capital firm, where she focused on investments in healthcare technology. Ms. Skeete Tatum previously worked for Procter & Gamble in various global and functional roles including Product Development, Purchasing, and Product Supply. She also worked at GE Capital and was a Managing Director at Circle of Beauty, a health and beauty startup. In addition, she founded her own consulting practice specializing in strategic operational development for medium-sized consumer products companies. Ms. Skeete Tatum serves on the board of Pager and is on the board of trustees for Cornell University. She is also on the boards of the Princeton Healthcare System Foundation and the Princeton Area Community Foundation. She is the immediate past president of the Harvard Business School Alumni Board and a former founding board member of the Center for Venture Education. Ms. Skeete Tatum is a member of the 2012 Class of Henry Crown Fellows at the Aspen Institute and the Kauffman Fellows Class 4. She received her B.S. in chemical engineering from Cornell University and her M.B.A. from Harvard Business School.

Class I Continuing Directors – Terms Expire in 2017

Todd B. Sisitsky was appointed to our Board of Directors on October 30, 2013 and the board of directors of SCA, LLC in 2007. Mr. Sisitsky is a Partner of TPG where he leads TPG’s investment activities in the healthcare sector globally. Mr. Sisitsky serves on the board of directors of IASIS Healthcare LLC, Immucor Inc. and IMS Health Holdings, Inc. and previously served on the boards of Zimmer Biomet Holdings, Inc. (formerly Biomet, Inc.) and Par Pharmaceuticals Companies, Inc. He also serves on the board of the Campaign for Tobacco Free Kids, a global not-for-profit organization, and the Dartmouth Medical School Board of Overseers. Prior to joining TPG in 2003, Mr. Sisitsky worked at Forstmann Little & Company and Oak Hill Capital Partners. Mr. Sisitsky earned an M.B.A. from the Stanford Graduate School of Business, where he was an Arjay Miller Scholar, and earned his undergraduate degree from Dartmouth College, where he graduated summa cum laude.

Sharad Mansukani, M.D. was appointed to our Board of Directors on October 30, 2013 and the board of directors of SCA, LLC in 2007. Dr. Mansukani has served as a TPG Senior Advisor since 2005. He serves on the board of directors of Kindred Healthcare Inc., IASIS Healthcare Corp., Immucor Inc. and IMS Health Holdings, Inc. and previously served on the board of Par Pharmaceuticals Companies, Inc. Dr. Mansukani serves as Strategic Advisor to the board of directors of CIGNA and previously served as Vice Chairman of HealthSpring Inc. Dr. Mansukani also serves on the board of directors of the Children’s Hospital of Philadelphia and on the editorial boards of the American Journal of Medical Quality, Managed Care, Biotechnology Healthcare and American Health & Drug Benefits. Dr. Mansukani was appointed to Medicare’s Payment Advisory and Oversight Committee, and he was previously Senior Advisor to Centers for Medicare and Medicaid Services (“CMS”) and a member of the Medicare Reform Executive Committee. Dr. Mansukani previously served on the faculty at the University of Pennsylvania and at Temple University School of Medicine. Dr. Mansukani completed his residency and fellowship in ophthalmology at the University of Pennsylvania School of Medicine and a fellowship in quality management and managed care at the Wharton School of the University of Pennsylvania.

Jeffrey K. Rhodes was appointed to our Board of Directors on October 30, 2013 and the board of directors of SCA, LLC in 2010. Mr. Rhodes is a Partner of TPG, where he is a leader of the firm’s investment activities in the healthcare services and pharmaceutical/medical device sectors. Mr. Rhodes serves on the board of directors of Zimmer Biomet Holdings, Inc. and Immucor Inc. His previous board memberships include Par Pharmaceuticals Companies, Inc., EnvisionRx and IMS Health Holdings, Inc. Prior to joining TPG in 2005, Mr. Rhodes worked at McKinsey & Company and Article 27 LTD, a software company. Mr. Rhodes earned his M.B.A. from the Harvard Business School, where he was a Baker Scholar, and earned his undergraduate degree in Economics from Williams College, where he graduated summa cum laude.

Class II Continuing Director – Terms Expire in 2018

Thomas C. Geiser was appointed to our Board of Directors on October 30, 2013 and the board of directors of SCA, LLC in 2007. Mr. Geiser has served as a TPG Senior Advisor since 2006 and served as the Executive Vice President and General Counsel of WellPoint Health Networks Inc. (“WellPoint”) from its inception in 1993 to 2005. Mr. Geiser was responsible for WellPoint’s legal, legislative and regulatory affairs in fifty states and served as its principal contact with state and federal regulators. Prior to joining WellPoint, Mr. Geiser worked as an attorney in private law practice, coming to WellPoint from Brobeck, Phleger & Harrison LLP in San Francisco. He currently serves on the board of directors of Novasom, Inc., IASIS Healthcare Corp., Imedex Holdco, LLC, the Library Foundation of Los Angeles and Providence Saint John’s Health Center. Mr. Geiser earned his J.D. from the University of California, Hastings College of Law and earned his undergraduate degree in English from the University of Redlands.

Michael A. Sachs was elected to our Board of Directors and the board of directors of SCA, LLC effective September 1, 2015. Mr. Sachs is Chairman of TLSG, Inc., a firm which provides strategic assistance to early stage companies, a position he has held since September 2014. Previously, Mr. Sachs served as Chairman and Chief Executive Officer of Sg2, a healthcare analytics and consulting firm, from July 2000 until the company was sold to MedAssets in 2014. Prior to founding Sg2, Mr. Sachs served as Chairman and Chief Executive Officer of Sachs Group from 1984 to 2000, a company which provided health care planning and marketing services to hospitals and health plans, and founded bSwift, an on-line benefits administration firm that was acquired by Aetna. Previously, Mr. Sachs was a consultant with Ernst & Whinney and with AT Kearney. He currently serves on the board of directors of BeneStream, LLC and Jupiter Medical Center and previously served on the board of directors of Lillibridge Healthcare REIT.

There are no family relationships between or among any of our directors or nominees. The principal occupation and employment during the past five years of each of our directors and nominees was carried on, in each case except as specifically identified above, with a corporation or organization that is not a parent, subsidiary or other affiliate of us. Except as described above in connection with the Stockholders’ Agreement, there is no arrangement or understanding between any of our directors or nominees and any other person or persons pursuant to which he or she was or is to be selected as a director or nominee.

There are no legal proceedings to which any of our directors is a party adverse to us or any of our subsidiaries or in which any such person has a material interest adverse to us or any of our subsidiaries.

Experience and Qualifications of the Directors and Director Nominees

The Board of Directors considered information about the specific experience, qualifications, attributes or skills in concluding at the time of filing of this proxy statement that each person listed above should serve as a director. We believe that Mr. Hayek’s knowledge of the healthcare industry and his leadership experience make him a valuable asset to our management and the Board of Directors. Mr. Hessler’s financial and accounting expertise and his substantial investment banking and advisory experience in the healthcare industry make him a valuable asset to the Board. We believe that Ms. Skeete Tatum’s leadership and general corporate experience make her a valuable asset to the Board. We believe that Mr. Sisitsky’s financial expertise and experience leading investments in numerous healthcare companies make him a valuable asset to the Board. Dr. Mansukani has substantial experience in the healthcare industry and has a deep understanding of the medical community and the dynamic regulatory and reimbursement environment, which we believe make him a valuable asset to the Board. We believe that Mr. Rhodes’ financial expertise and experience overseeing investments in numerous healthcare companies make him a valuable asset to the Board. Mr. Geiser has extensive expertise and experience providing leadership in legal, legislative, regulatory and compliance affairs to both public and private companies in the healthcare industry, which we believe make him a valuable asset to the Board. We believe that Mr.  Sachs’experience in the healthcare industry, including in various leadership roles, makes him a valuable asset to the Board.

Information about Executive Officers Who Are Not Also Directors

The following table sets forth certain information regarding our executive officers who are not also directors. As described in the Compensation Discussion and Analysis below, we have employment agreements with each of our executive officers, including our NEOs.

Name	Age	Position
Tom W. F. De Weerdt	43	Executive Vice President and Chief Financial Officer
Michael A. Rucker	46	Executive Vice President and Chief Operating Officer
Joseph T. Clark	60	Executive Vice President and Chief Development Officer
Richard L. Sharff, Jr.	47	Executive Vice President, General Counsel and Corporate Secretary

Tom W. F. De Weerdt is our Executive Vice President and Chief Financial Officer and has served in such capacity since May 19, 2015. Previously, Mr. De Weerdt served as Vice President and Corporate Controller of Mead Johnson Nutrition Company, a publicly traded nutritional products company (“Mead Johnson”), a position he held since September 2012. Prior to joining Mead Johnson, Mr. De Weerdt held multiple leadership roles at Whirlpool Corporation, including Vice President, Finance and Chief Financial Officer for Europe, the Middle East and Africa (EMEA) beginning in September 2010, Vice President Finance, Global Production Organization beginning in October 2008, and various senior financial positions with Whirlpool Corporation and its European subsidiaries. Mr. De Weerdt holds a Masters in Commercial Engineering and Marketing from Katholieke Universiteit Leuven in Belgium, a Masters in Applied Information Technology from Vleckho Business School in Belgium, and a Masters of Business Administration from the University of Chicago.

Michael A. Rucker is our Executive Vice President and Chief Operating Officer and has served in such capacity since 2009. Prior to joining the Company, Mr. Rucker served in a number of capacities at DaVita and its predecessor companies from 1995 to 2008, including most recently as Divisional Vice President of Operations. Mr. Rucker also served as an Associate in the healthcare group of Houlihan, Lokey, Howard &

Zukin Inc. and worked in public accounting as a CPA. Mr. Rucker earned his M.B.A. from the Wharton School of the University of Pennsylvania and his bachelor’s degree from Miami University.

Joseph T. Clark is our Executive Vice President and Chief Development Officer and has served in such capacity since 2007. Prior to joining the Company, Mr. Clark served as President of the Surgery Division of HealthSouth Corporation from 2005 to 2007. Mr. Clark also served as the President and Chief Executive Officer of HealthMark Partners, Inc., an owner, operator and developer of ASCs and specialty hospitals and in various senior management roles, including Chief Executive Officer of Response Oncology, Inc., a provider of cancer treatment services. Prior to this, he had senior operating roles at AMI and Humana. He earned a bachelor’s degree from Dartmouth College.

Richard L. Sharff, Jr. is our Executive Vice President, General Counsel and Corporate Secretary and has served in such capacity since 2007. Prior to joining the Company, Mr. Sharff practiced law from 1994 to 2007 at Bradley Arant Rose and White LLP (now Bradley Arant Boult Cummings LLP), where he represented a variety of clients in the healthcare industry. Mr. Sharff earned his B.A. and J.D. from the University of Virginia. He is a member of the bars in Alabama and California (inactive status).

There are no family relationships between or among any of our executive officers. There is no arrangement or understanding between any of our executive officers and any other person or persons pursuant to which he was or is to be selected as an executive officer.

There are no legal proceedings to which any of our executive officers is a party adverse to us or any of our subsidiaries or in which any such person has a material interest adverse to us or any of our subsidiaries.

Director Independence

The listing standards of the NASDAQ Stock Market LLC (“NASDAQ”) generally require that listed companies have a majority of independent directors, that compensation committees of listed companies be comprised entirely of independent directors and that nominating committees, if any, of listed companies be comprised entirely of independent directors. Following the consummation on April 1, 2015 of the offering of our common stock by certain of our stockholders, including the TPG Funds, we are no longer a “controlled company” (which is a listed company of which more than 50% of the voting power for the election of directors is held by an individual, a group or another company) because the TPG Funds no longer own a majority of our outstanding common stock. Accordingly, under NASDAQ listing rules we were required by April 1, 2016 to have compensation and nominating and corporate governance committees that were comprised entirely of independent directors. These two committees are currently comprised entirely of independent directors.

Even as a “controlled company” prior to April 1, 2015, we have been required to comply with the rules applicable to audit committees set forth in NASDAQ and SEC rules. Accordingly, each of the members of our Audit Committee continues to satisfy the general independence standard of the NASDAQ listing rules and the heightened independence standards imposed by Rule 10A-3 under the Exchange Act. As a result of Mr. Lane’s resignation from the Board of Directors and the Audit Committee of the Board effective February 29, 2016, the Company is no longer in compliance with the NASDAQ listing rule requiring a company to have at least three independent directors serving on its audit committee. However, the NASDAQ listing rules provide a cure period to fill an audit committee vacancy created by the resignation of an audit committee member, and the Company has notified NASDAQ that it is relying on such cure period. The Company has until August 29, 2016 to regain compliance, and the Company intends to appoint to its Audit Committee within the provided cure period a third member who meets the requirements set forth in NASDAQ and SEC rules.

Our Board of Directors has reviewed the materiality of any relationship that each of our directors has with the Company, either directly or indirectly. Based upon this review, our Board has determined that Frederick A. Hessler, Jeffrey K. Rhodes, Todd B. Sisitsky, Lisa Skeete Tatum and Michael A. Sachs are “independent directors” within the meaning of the NASDAQ rules. Additionally, our Board has determined that Frederick A. Hessler and Lisa Skeete Tatum satisfy the heightened independence requirements of Rule 10A-3 under the Exchange Act for purposes of Audit Committee membership.

Committees of the Board of Directors and Meetings

Meeting Attendance

Under our Corporate Governance Guidelines, directors are expected to use their reasonable best efforts to attend all or substantially all Board meetings and meetings of the committees of the Board on which they serve, as well as annual meetings of stockholders. During 2015 there were four meetings of our Board of Directors, and the various committees of the Board met a total of 23 times. No director attended fewer than 75% of the aggregate of (i) the total number of meetings of the Board and (ii) the total number of meetings of committees of the Board for the period during which the director served on the Board or such committee in 2015. All of the directors attended the 2015 annual meeting of stockholders, except for Mr. Sachs, who was not a member of the Board of Directors at that time.

Standing Committees

The Board of Directors has established five standing committees to assist it in carrying out its responsibilities: the Audit Committee, the Nominating and Corporate Governance Committee, the Compensation Committee, the Regulatory Compliance Committee (which was named the Compliance Committee until March 3, 2016) and the Transactions Committee (which was named the Acquisition Committee until March 3, 2016). Each of the committees operates under its own written charter adopted by the Board of Directors, each of which is available on the Company’s Investor Relations website at http://investor.scasurgery.com under “Corporate Governance.” In addition, special committees may be established under the direction of our Board of Directors when necessary to address specific issues. The membership and functions of each of the standing committees are described below. The number of meetings that each committee held in 2015 is also listed.

Audit Committee

The Audit Committee is responsible for, among other things:

•	appointing the independent auditor, reviewing the quality of its work annually, monitoring its independence and replacing it as necessary, pre-approving all the audit and non-audit services, reviewing with the auditor the scope and plan of the annual audit, and reviewing with the auditor any review of the quarterly financial statements that the committee may direct the auditor to perform;

•	reviewing with the senior internal audit services executive the results of the audit work at least annually and more frequently as provided in the policy for reporting financial accounting and auditing concerns, as approved by the committee, and at least annually reviewing the experience and qualifications of the senior members of the internal audit services team;

•	discussing with management and the auditor the annual audited financial statements, the financial information to be included in our annual and quarterly reports to be filed with the SEC and the adequacy of the internal controls over financial reporting;

•	discussing with management and the auditor significant financial reporting issues and judgments made in connection with the preparation of our financial statements, including any significant changes in our selection or application of accounting principles and any significant issues (material weaknesses or significant deficiencies as such terms are defined in the Sarbanes-Oxley Act) as to the adequacy of our accounting controls;

•	reviewing the adequacy of disclosure controls and procedures with the CEO, the Chief Financial Officer and the General Counsel at least quarterly;

•	overseeing company policies and practices with respect to financial risk assessment and risk management, including ensuring that the Company has an appropriate information risk management program;

•	reviewing related party transactions;

•	approving guidelines for the hiring of former employees of the independent auditor;

•	establishing and publishing procedures for the receipt, retention and treatment of complaints received by us regarding accounting, internal accounting controls or auditing matters and the confidential, anonymous submission by teammates of concerns regarding questionable accounting or auditing matters, referred to as “whistleblowing” procedures;

•	reviewing with management, including the General Counsel, the implementation and effectiveness of the compliance and ethics program, including the “whistleblowing” procedures;

•	meeting separately and periodically with management and the auditor; and

•	regularly reporting its activities to the Board of Directors.

The current members of the Audit Committee are Frederick A. Hessler (Chairman) and Lisa Skeete Tatum. Curtis S. Lane served on the Audit Committee until his resignation effective February 29, 2016. Our Board of Directors has determined that (i) Mr. Hessler and Ms. Skeete Tatum are each “independent directors” under the NASDAQ listing rules, (ii) Mr. Hessler and Ms. Skeete Tatum each satisfy the heightened independence requirements of Rule 10A-3 under the Exchange Act, (iii) each of Mr. Hessler and Ms. Skeete Tatum is financially literate and (iv) Mr. Hessler qualifies as an “audit committee financial expert” under the criteria set forth in the rules and regulations of the SEC. The Audit Committee met six times during 2015. The Report of the Audit Committee appears in this Proxy Statement on page 73.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee is responsible for, among other things:

•	establishing the criteria for selecting new directors;

•	recommending to the Board of Directors corporate governance guidelines and reviewing such guidelines at least annually;

•	reviewing the performance of our Board of Directors;

•	making recommendations to the Board of Directors regarding the selection of candidates, qualification and competency requirements for service on the Board of Directors and the suitability of proposed nominees as directors;

•	reviewing and making recommendations to the Board of Directors regarding the charters, structure and operations of the committees of the Board of Directors, including membership of these committees; and

•	regularly reporting its activities to the Board of Directors.

The current members of the Nominating and Corporate Governance Committee are Jeffrey K. Rhodes (Chairman) and Todd B. Sisitsky. Thomas C. Geiser served on the Nominating and Corporate Governance Committee until March 1, 2015. Our Board of Directors has determined that Mr. Rhodes and Mr. Sisitsky are each “independent directors” under the NASDAQ listing rules. The Nominating and Corporate Governance Committee met three times during 2015.

Compensation Committee

The Compensation Committee is responsible for, among other things:

•	reviewing and approving corporate goals and objectives relevant to compensation of our executive officers, including the balance between short-term compensation and long-term incentives;

•	conducting the evaluation process for our executive officers in light of these goals and objectives;

•	determining and approving or recommending to the Board of Directors for approval the total compensation package of the executive officers;

•	making recommendations to the Board of Directors with respect to the establishment and terms of incentive-compensation and equity-based plans for our executive officers, and granting awards under and otherwise administering such plans and approving and administering any other compensation plan in which our executive officers participate;

•	periodically establishing and reviewing policies with respect to management perquisites;

•	advising the Board of Directors with respect to proposed changes in the compensation of the Board of Directors or its various committees;

•	reviewing annually any stock ownership guidelines applicable to our directors and senior management and recommending to the Board of Directors revisions to such guidelines as appropriate;

•	retaining compensation consultants and approving the compensation consultants’ fees and other terms and conditions of retention, after considering all relevant factors, including any business or personal relationship of the consultant or consultant’s employer with any of our executive officers;

•	reviewing and discussing with management, prior to the filing of the proxy statement, the disclosure prepared regarding executive compensation;

•	reviewing succession planning for the CEO and other senior executives, and making recommendations on such matters to the Board of Directors; and

•	regularly reporting its activities to the Board of Directors.

The current members of the Compensation Committee are Todd B. Sisitsky (Chairman), Jeffrey K. Rhodes and Michael A. Sachs, who was appointed to the Committee effective September 1, 2015. Todd B. Sisitsky, Thomas C. Geiser and Sharad Mansukani, M.D. served on the Compensation Committee until March 1, 2015. Our Board of Directors has determined that Mr. Sisitsky, Mr. Rhodes and Mr. Sachs are each “independent directors” under the NASDAQ listing rules. The Compensation Committee met five times during 2015.

Regulatory Compliance Committee

The Regulatory Compliance Committee is responsible for, among other things:

•	overseeing, monitoring and evaluating our compliance with our federal, state and local regulatory obligations, with the exception of obligations relating to compliance with tax and securities-related laws, rules and regulations (which are the responsibility of the Audit Committee);

•	ensuring the establishment, maintenance and oversight of an effective regulatory compliance program to prevent and detect violations of law, and reviewing and approving the annual regulatory compliance program and the implementation and effectiveness of such program;

•	establishing the qualifications, authority and responsibilities of the compliance officer, assisting with and overseeing the activities of the compliance officer, and performing an annual evaluation of the compliance officer in carrying out an effective compliance program;

•	monitoring our compliance with any corporate integrity agreement or similar undertaking, with the Office of Inspector General, the United States Department of Health and Human Services or any other government agency;

•	receiving and reviewing periodic reports from the compliance officer, including an annual report summarizing compliance-related activities undertaken by us during the year and the results of all regulatory compliance audits conducted during the year;

•	establishing and publishing appropriate mechanisms for receipt, retention and treatment of complaints regarding potential violations of our compliance policies and applicable laws and regulations, and reviewing such complaints;

•	discussing with management our major regulatory compliance risks and steps management has taken to monitor and control such risks, including any policies and procedures with respect to risk assessment and risk management, with the exception of ensuring the Company has an appropriate information risk management program (which is the responsibility of the Audit Committee);

•	recommending such actions or measures to be adopted by the Board of Directors that it deems appropriate to improve the effectiveness of the regulatory compliance program; and

•	reporting to the Board of Directors as frequently as may be necessary on its activities and the effectiveness of the Company’s regulatory compliance program.

The members of the Regulatory Compliance Committee are Thomas C. Geiser (Chairman) and Sharad Mansukani, M.D. Curtis S. Lane served on the Regulatory Compliance Committee until March 1, 2015. The Regulatory Compliance Committee met four times during 2015.

Transactions Committee

The Transactions Committee is responsible for, among other things:

•	reviewing our transaction strategies in connection with our management;

•	investigating transaction candidates;

•	authorizing and approving transactions valued in an amount not to exceed, for any particular transaction, $30.0 million in cash, stock or a combination thereof;

•	recommending transaction strategies and candidates to our Board of Directors; and

•	periodically reporting its activities to the Board of Directors.

The members of the Transactions Committee are Thomas C. Geiser (Chairman) and Jeffrey K. Rhodes. The Transactions Committee met five times during 2015.

Corporate Governance Guidelines

The Board of Directors has adopted Corporate Governance Guidelines to assist the Board and its committees in the exercise of their responsibilities, which can be found on our website at http://investor.scasurgery.com in the “Investors” section under “Corporate Governance.” The Corporate Governance Guidelines set forth guiding principles and provide a flexible framework for the governance of the Company. The Corporate Governance Guidelines address, among other things, Board functions and responsibilities, management succession, Board membership and independence, Board meetings and Board committees, access to management, teammates and outside advisors, director orientation and continuing education, and annual performance evaluations of the Board and its committees. The Nominating and Corporate Governance Committee regularly reviews and provides recommendations to the Board on the Corporate Governance Guidelines, and the full Board approves changes as it deems appropriate.

Board Leadership Structure

Our Board of Directors is divided into three classes, with one class of directors being elected at each annual meeting of stockholders. Each director serves for a term of three years and until his or her successor is elected and qualified. The Board of Directors oversees the business and affairs of the Company and monitors the performance of its management. Although the Board of Directors is not involved in the Company’s day-to-day operations, the directors keep themselves informed about the Company through meetings of the Board, reports from management and discussions with the Company’s NEOs. Directors also communicate with the Company’s outside advisors, as necessary.

The business of the Company is managed under the direction of the Board of Directors, which is elected by our stockholders. The basic responsibility of the Board is to lead the Company by exercising its business judgment to act in what each director reasonably believes to be the best interests of the Company and its stockholders. Leadership is important to facilitate the Board acting effectively as a working group so that the Company and its performance may benefit. The role of the Chairman includes providing continuous feedback on the direction, performance and strategy of the Company, presiding as Chair of Board meetings, setting the Board’s agenda with management or the Company’s lead independent director, as applicable, and leading the Board in anticipating and responding to opportunities and challenges faced by the Company.

The Board does not have a policy requiring the separation or combination of the CEO and Chairman roles, but these positions have been combined since August 21, 2015, when Mr. Hayek, the CEO of the Company, was elected as the Chairman of the Board. Todd B. Sisitsky, the former Chairman, was elected as lead independent director of the Board on August 21, 2015. Mr. Sisitsky is a Partner at TPG Global, LLC, affiliates of which own 30.4% of our outstanding common stock. The Board adopted a Lead Director Charter on August 21, 2015 in order to set forth the duties and responsibilities of the lead independent director of the Board, which can be found on our website at http://investor.scasurgery.com in the “Investors” section under “Corporate Governance.” The Lead Director Charter provides that the lead independent director of the Board will, among other duties, preside at all meetings of the Board at which the Chairman is not present, including executive sessions of the independent directors, serve as a liaison between the Chairman and the independent directors, and provide input to the Chairman regarding Board agendas and the schedule of meetings.

We have determined that our current structure is the most appropriate and effective Board leadership structure for the Company at this time based upon a number of factors, including the experience of the applicable individuals, the current business environment, and the specific needs of our business. However, the Board intends to reconsider the Company’s leadership structure from time to time in the future based on the relevant facts and circumstances at that time.

Board of Directors’ Role in Risk Oversight

Our Board of Directors, as a whole and through its committees, has responsibility for the oversight of risk management. In its risk oversight role, our Board of Directors has the responsibility to satisfy itself that the risk management processes designed and implemented by management are adequate and functioning as designed. Our Board of Directors, primarily through its Audit Committee, oversees an enterprise-wide approach to risk management, designed to support the achievement of organizational objectives, including strategic objectives, to improve long-term organizational performance and enhance stockholder value.

Code of Business Conduct and Ethics

We are committed to having sound corporate governance principles. Having such principles is essential to running our business efficiently and to maintaining our integrity in the marketplace. We have adopted a document known as the Standards of Legal and Regulatory Conduct that is applicable to all of our directors and teammates (the “Code of Business Conduct”). We have also adopted a Code of Ethical Conduct for Financial

Leaders that applies to our CEO, Chief Financial Officer and other senior financial officers at the corporate level (the “Senior Officers Code”). Both the Code of Business Conduct and the Senior Officers Code are available on our website at http://investor.scasurgery.com in the “Investors” section under “Corporate Governance.” Any future changes or amendments to the Code of Business Conduct or the Senior Officers Code, and any waiver of the Code of Business Conduct or the Senior Officers Code that applies to any of our directors or executive officers will be posted to our website at the above location.

Consideration of Director Candidates

The Nominating and Corporate Governance Committee of the Board is responsible for and has established procedures for identifying and evaluating qualified candidates for election to the Board. Following its evaluation, the Nominating and Corporate Governance Committee recommends to the full Board a slate of director candidates for inclusion in the Company’s proxy statement. These recommendations are based on an evaluation that is consistent with the criteria for selecting directors set forth below and are also consistent with applicable law and listing standards, the Company’s organizational documents and the Company’s obligations under its Stockholders’ Agreement with the TPG Funds.

In the case of incumbent directors, the Nominating and Corporate Governance Committee assesses each director’s overall contributions and service during his or her current term, including the number of meetings attended, level of participation and quality of performance. The Nominating and Corporate Governance Committee also assesses incumbent directors in light of the criteria for Board candidates generally and other perceived needs of the Board. In the case of new director candidates, the Nominating and Corporate Governance Committee first evaluates the candidate in light of the requirements under the Company’s organizational documents, agreements with stockholders and applicable law and listing standards, including whether the nominee must be independent under NASDAQ listing standards, and then identifies any special needs of the current Board and evaluates the candidate based on the criteria set forth below. The Nominating and Corporate Governance Committee considers individuals recommended by Board members, management, stockholders and, if it deems appropriate, a professional search firm.

The Board may also consider candidates to fill a vacancy in the Board outside of the annual stockholder meeting process. The Nominating and Corporate Governance Committee uses the same criteria as are used to evaluate a director nominee to be elected by stockholders. In the event of a vacancy to be filled by the Board, the Nominating and Corporate Governance Committee will recommend to the Board one or more candidates for election by the Board and proxies will not be solicited.

The Nominating and Corporate Governance Committee seeks to identify and recruit the best available candidates. Qualified candidates are considered without regard to race, color, religion, sex, ancestry, national origin or disability. We believe director candidates should have the following minimum attributes and qualifications:

•	Character and integrity;

•	Significant business or public experience relevant and beneficial to the Board and the Company;

•	Expertise in one or more specific areas that are relevant and beneficial to the Board and the Company;

•	A commitment to the long-term growth and profitability of the Company; and

•	A willingness and ability to make a sufficient time commitment to the affairs of the Company in order to effectively perform the duties of a director, including regular attendance at Board and committee meetings.

In evaluating candidates, the Nominating and Corporate Governance Committee also takes into account factors relating to the requirements of applicable law and NASDAQ listing standards, the composition of the

Board (including its size and structure) and the diversity of the Board. While the Nominating and Corporate Governance Committee takes into account the diversity of the Board in evaluating candidates, neither the Board nor the Nominating and Corporate Governance Committee has a specific policy with regard to the consideration of diversity in identifying or evaluating director nominees.

In addition to the minimum qualifications and considerations described above, the Nominating and Corporate Governance Committee may also consider the following additional criteria and factors in evaluating candidates for recommendation to the Board:

•	Present and anticipated needs of the Board for particular experience or expertise and whether the candidate would satisfy those needs;

•	Current or future requirement for the Board to have a majority of independent directors and whether the candidate would be considered independent;

•	Whether the candidate would be considered financially literate and would qualify as a financially sophisticated Audit Committee member as described in NASDAQ listing standards and the Company’s Audit Committee charter, as well as whether the candidate would be considered an “audit committee financial expert” under SEC rules;

•	Accomplishments of the candidate in his or her field;

•	Professional and personal reputation of the candidate;

•	Relevant experience, including experience at the strategy/policy setting level, high level managerial experience in a complex organization, industry experience and familiarity with the processes used by the Company;

•	Ability to exercise sound business judgment;

•	Breadth of knowledge about issues affecting the Company;

•	Ability and willingness to contribute special competencies to Board activities;

•	A willingness to assume fiduciary responsibility;

•	Actual or potential conflicts of interest; and

•	Fit with the Company’s culture.

The Nominating and Corporate Governance Committee does not assign specific weights to these various criteria and no particular criterion is necessarily applicable to all prospective nominees.

Following the Nominating and Corporate Governance Committee’s initial review of a candidate’s qualifications, one or more committee members will interview the candidate. The Nominating and Corporate Governance Committee may also arrange interviews with the Chairman of the Board and/or members of management. Director candidates must agree to tender (after their initial election to the Board) an irrevocable contingent resignation letter pursuant to the Company’s Director Resignation Policy.

Process for Stockholders to Recommend Director Candidates for Consideration by the Committee

The Nominating and Corporate Governance Committee does not intend to alter the manner in which it evaluates candidates, including the minimum criteria set forth above, for candidates recommended by a stockholder. Stockholders who wish to recommend candidates for the Nominating and Corporate Governance Committee’s consideration must submit a written recommendation to the Corporate Secretary at 520 Lake Cook Road, Suite 250, Deerfield, IL 60015. Recommendations must be sent by certified or registered mail and received by November 15th for consideration at the following year’s annual meeting of stockholders. Recommendations must include the following:

•	The recommending stockholder’s name, number of shares owned, length of period held and proof of ownership;

•	The candidate’s name, address, phone number, e-mail address and age;

•	A resume describing, at a minimum, the candidate’s educational background, occupation, employment history and material outside commitments (e.g., memberships on other boards and committees, charitable foundations, etc.);

•	A supporting statement which describes the stockholder’s and candidate’s reasons for nomination to the Board and documents the candidate’s ability to satisfy the director qualifications described above;

•	The candidate’s consent to a background investigation;

•	The candidate’s written consent to stand for election if nominated by the Board and to serve if elected by the stockholders; and

•	Any other information that will assist the Nominating and Corporate Governance Committee in evaluating the candidate in accordance with this procedure.

The Corporate Secretary will promptly forward these materials to the Chairman of the Nominating and Corporate Governance Committee and the Chairman of the Board. The Nominating and Corporate Governance Committee may contact recommended candidates to request additional information necessary for its evaluation or for disclosure under applicable SEC rules, including without limitation information relating to such candidate that is required to be disclosed in solicitations of proxies for election of directors pursuant to Regulation 14A under the Exchange Act.

Nominations of Directors by Stockholders

Separate procedures apply if a stockholder wishes to nominate a director candidate for election at a meeting of stockholders. These procedures, and as well as the Company’s director qualifications, are specified in Section 2.16 of the Company’s Bylaws and are summarized below. Nothing in the above described procedures for stockholders to recommend candidates to the Nominating and Corporate Governance Committee supersedes any requirements set forth in the Bylaws.

Section 2.16 of the Company’s Bylaws provides for procedures pursuant to which stockholders may nominate director candidates at meetings of stockholders. To provide timely notice of a director nomination at an annual meeting of stockholders, the stockholder’s notice must be received by the Corporate Secretary at the principal executive offices of the Company at 520 Lake Cook Road, Suite 250, Deerfield, IL 60015: (i) with respect to an annual meeting, not earlier than the opening of business on the 120th day before, and not later than the close of business on the 90th day before, the first anniversary of the date of the preceding year’s annual meeting, (ii) if the date of the applicable annual meeting has been changed by more than 30 days from the date of the prior year’s annual meeting, or if no annual meeting was held in the previous year, not earlier than the opening of business on the 120th day before the date of such annual meeting, and not later than the close of business on the later of (y) the 90th day before the date of such annual meeting and (z) the 10th day following the day on which public announcement of the date of such annual meeting is first made by the Company, and (iii) with respect to any special stockholders meeting called by the Board for the election of directors, not earlier than the close of business on the 120th day prior to such special meeting and not later than the close of business on the later of (A) the 90th day prior to such special meeting or (B) the 10th day following the day on which public announcement is first made of the date of such special meeting. A nominating stockholder’s notice must also satisfy the information requirements specified in Section 2.16 of the Bylaws with respect to the nominee for director and the nominating stockholder.

Additionally, in order to be eligible for nomination, a potential nominee must deliver to the Corporate Secretary of the Company (i) a completed questionnaire providing information concerning the background and qualification of that person, among other things, and (ii) a written representation and agreement pertaining to any voting commitments made by the potential nominee and compensation the nominee expects to receive other than from the Company as a result of his or her service as a director. A potential nominee also must represent that he or she would be in compliance, if elected or re-elected, and will comply with, applicable law and all policies and guidelines of the Company applicable to directors generally and publicly available as of the date of such representation, including the Company’s Director Resignation Policy, as described above. The Company may require any proposed nominee or stockholder who nominates the proposed nominee to furnish such other information as it may reasonably require to determine the eligibility of the proposed nominee to serve as a director of the Company or that could be material to a reasonable stockholder’s understanding of the independence, or lack thereof, of the proposed nominee. The chairman of the meeting of stockholders will determine whether or not a nomination was made in accordance with the procedures set forth in our Bylaws. If the chairman determines that a nomination is defective, he will declare to the meeting that such nomination is defective, and the defective nomination will be disregarded.

A copy of the Company’s Bylaws can be accessed on the Company’s Investor Relations website at http://investor.scasurgery.com under “Corporate Governance.” Printed copies of the Bylaws may also be obtained at no charge by writing to the Corporate Secretary at 520 Lake Cook Road, Suite 250, Deerfield, IL 60015.

Executive Sessions

Executive sessions of the independent directors of the Board must be held at least two times per year and otherwise as needed. These sessions are chaired by the lead independent director, as specified in the Company’s Lead Director Charter, or, in the absence of a lead director, by an independent director selected by a majority of the independent directors participating in the executive session.

Compensation Committee Interlocks and Insider Participation

During 2015, the following directors served on the Compensation Committee: Thomas C. Geiser, Sharad Mansukani, M.D., Todd B. Sisitsky, Jeffrey K. Rhodes and Michael A. Sachs. Mr. Geiser and Dr. Mansukani were members of the Compensation Committee until March 1, 2015 and Messrs. Sisitsky and Rhodes have been members of the Committee since March 1, 2015. Mr. Sachs was appointed to the Compensation Committee effective September 1, 2015. None of the directors who served on the Compensation Committee during 2015 is or has been an officer or employee of ours or an executive officer of another entity where an executive officer of such entity served on our Compensation Committee. None of our executive officers serves as a member of the board of directors or compensation committee of another entity that has one or more executive officers serving as a member of our Board of Directors or Compensation Committee.

To the extent that any members of our Compensation Committee and their affiliates have participated in transactions with us, a description of those transactions is provided in “Executive Officer and Director Compensation” and “Certain Relationships and Related Person Transactions.”

Stock Ownership Guidelines for Non-Employee Directors

The Company has always encouraged its directors to have a financial stake in the Company, and the directors have generally owned shares of our common stock, but until 2014 the Company did not have any specified level of share ownership for individual directors. On December 11, 2014, however, the Board of Directors, at the recommendation of the Compensation Committee, adopted the Surgical Care Affiliates, Inc. Non-Employee Director Stock Ownership Guidelines in order to implement formal stock ownership guidelines for non-employee directors (excluding Todd B. Sisitsky and Jeffrey K. Rhodes). Under the guidelines, each non-employee director (excluding Messrs. Sisitsky and Rhodes) should acquire and beneficially own shares of the Company’s common stock with a value equal to at least four times the director’s annual cash retainer. Current non-employee directors have four years (until December 11, 2018) to satisfy this guideline, while any new non-employee director has four years from the date of his or her election or appointment to the Board to satisfy this guideline. The minimum number of shares to be held by a director will be calculated based on the greater of the acquisition cost or the fair market value of such shares. For purposes of meeting the ownership guidelines, the following categories of stock are counted: (i) shares owned directly or indirectly (e.g., by a spouse, minor children or a trust), (ii) vested restricted stock units and stock options subject to time-based vesting criteria and (iii) shares held in a retirement or deferred compensation account for the benefit of the non-employee director. If the number of shares that a director should own is increased as a result of an increase in the amount of such director’s annual cash retainer, the director will have four years from the effective date of the increase to attain the increased level of ownership.

A discussion of the stock ownership guidelines applicable to the NEOs of the Company is set forth on page 49 below.

Stockholder Communications to the Board

The Board will give appropriate attention to written communications that are submitted by stockholders and will respond as the Board deems appropriate. Stockholders and other interested parties who wish to send communications on any topic to the Board should address such communications to:

Chairman of the Nominating and Corporate Governance Committee

of Surgical Care Affiliates, Inc.

c/o Corporate Secretary

520 Lake Cook Road, Suite 250

Deerfield, Illinois 60015

All communications to the Board will be relayed to the Chairman of the Nominating and Corporate Governance Committee without being screened by management. Absent unusual circumstances or as contemplated by committee charters, the Chairman of the Nominating and Corporate Governance Committee will be primarily responsible for monitoring communications from stockholders and will provide copies or summaries of such communications to the other directors as he considers appropriate. Communications will be forwarded to all directors if they relate to substantive matters and include suggestions or comments that the Chairman of the Nominating and Corporate Governance Committee considers to be important for the other directors to know.

EXECUTIVE OFFICER AND DIRECTOR COMPENSATION

Compensation Discussion and Analysis

The following Compensation Discussion and Analysis (the “CD&A”) provides information regarding our executive compensation program, including the compensation of the teammates who constitute our NEOs, as identified in the Summary Compensation Table on page 51 of this Proxy Statement.

Executive Summary

Since the purchase of our Company in 2007 by TPG Global, LLC and certain other investors, our senior leadership team has focused on building our team and capabilities to position the Company as a leading partner to physicians, health plans and health systems to transform the delivery of outpatient surgical care in markets across the country. We have experienced significant growth in our partnerships, resulting in strong performance in our key operational and financial metrics, including: (1) our patient Net Promoter Scores, which are measures of loyalty based on asking patients whether they would recommend our facilities to a friend or family member or colleague, as applicable, (2) our physician Net Promoter Scores, which are measures of loyalty based on asking physicians whether they would recommend performing cases at our facilities to a physician colleague, and (3) the number of physicians performing procedures in our affiliated facilities, which was approximately 7,700 in 2015.

Our strategy has also driven strong financial performance. Because our business model is based on creating partnerships with strategic entities in the markets we serve, our operations are accounted for through a combination of consolidation and equity method accounting. Therefore, in evaluating performance, we also review several internal supplemental operating measures that do not comply with generally accepted accounting principles in the United States (“GAAP”), such as Adjusted EBITDA-NCI (as defined below under “Elements of 2015 Executive Compensation—Annual Cash Bonuses”), systemwide net operating revenues growth, which includes both consolidated and nonconsolidated facilities (without adjustment based on our percentage of ownership), and Adjusted net income (as defined in Appendix A to this Proxy Statement). In evaluating performance, we review the following measures:

•	Adjusted EBITDA-NCI*, which increased from $142.8 million in 2013 to $175.3 million in 2015, representing a 10.8% compounded annual growth rate (“CAGR”);

•	Systemwide net operating revenues*, which increased at a 14.0% CAGR from 2013 to 2015;

•	Consolidated net operating revenues, which increased from $785.7 million in 2013 to $1,051.5 million in 2015, representing a 15.7% CAGR;

•	Income from continuing operations, which increased from $63.9 million in 2013 to $281.1 million in 2015, representing a 109.7% CAGR; and

•	Adjusted net income*, which increased from $48.0 million in 2013 to $81.6 million in 2015, representing a 30.4% CAGR.

*	See Appendix A to this Proxy Statement for a discussion of our use of the non-GAAP financial measures presented in this Proxy Statement and a reconciliation of (i) net income to Adjusted EBITDA-NCI, (ii) consolidated net operating revenues to systemwide net operating revenues and (iii) net income attributable to SCA to Adjusted net income.

The Company’s strong financial performance is demonstrated by the consistent growth in these and other performance measures, as illustrated below (dollar amounts in millions, except per share amounts):

*	See Appendix A to this Proxy Statement for a discussion of our use of the non-GAAP financial measures presented in this Proxy Statement and a reconciliation of (i) net income to Adjusted EBITDA-NCI, (ii) consolidated net operating revenues to systemwide net operating revenues, (iii) net income attributable to SCA to Adjusted net income per diluted share and (iv) net cash provided by operating activities to Adjusted operating cash flow less distributions to NCI (free cash flow).
**	2015 was impacted by higher interest expense due to the Company’s debt refinancing in March 2015. Excluding the impact of increased interest expense due to the debt refinancing, Adjusted net income per diluted share would have been $2.23.

For purposes of our annual cash bonus program, the Company exceeded its target Adjusted EBITDA-NCI level in 2015, resulting in a payout of 103% of the targeted bonus attributable to the Adjusted EBITDA-NCI financial goal (as discussed below under “Elements of 2015 Executive Compensation—Annual Cash Bonuses”). The NEOs also delivered strong performance relative to their individual performance objectives relating to key strategic initiatives. Payouts under our annual cash bonus program are discussed later in the CD&A.

While there were no significant changes to the executive compensation program design in 2015, both the annual cash bonus program and the long-term incentive plan designs have been changed for 2016 in order to eliminate the individual performance objectives from the annual cash bonus program and introduce performance-based equity awards into the long-term incentive plan. These changes were intended to bring our executive compensation program more in line with our “pay for performance” philosophy (as described below), which is accomplished by having a significant portion of each of our senior leaders’ pay tied to Company performance, and make the program consistent with good corporate governance practices. For 2016, the NEOs received a significant portion of their targeted long-term incentive compensation in the form of performance share awards. This represents a departure from the Company’s past practice of issuing equity awards solely in the form of time-based restricted stock units (“RSUs”) and time-based stock options. For 2016, 50% of Mr. Hayek’s long-term equity incentive award was issued in performance shares and 50% was issued in time-based RSUs. The other NEOs were also granted a portion of their long-term equity incentive award in the form of performance shares. The performance shares are settled through the delivery of a number of shares of common stock equal to 0% to 120% of the number of performance shares granted, based upon the Company’s level of achievement of two performance targets during a three-year measurement period. The introduction of performance-based equity awards further strengthens the alignment between the Company’s executive compensation program and stockholder interests. See “2016 Compensation Actions” beginning on page 44 below for additional details.

The following two tables highlight important aspects of our executive compensation program, many of which are discussed in more detail below.

What We Do
Pay for Performance	A high percentage of our NEO compensation is at-risk.

Performance Thresholds and Caps	We set performance thresholds and caps for our incentive plans.

Stock Ownership Guidelines	We maintain guidelines for significant stock ownership by our NEOs.

Peer Market Data	The Compensation Committee reviews peer group market data when making executive and director compensation decisions.

Tally Sheets	The Compensation Committee reviews tally sheets when making executive compensation decisions.

Recoupment Policy	We have a recoupment policy applicable to incentive compensation arrangements that is triggered by a restatement of financial statements as a result of material noncompliance with financial reporting requirements.

Review of Dilution and Share Utilization Rates	We annually evaluate and monitor share utilization and equity dilution.

Double-Trigger Change-in-Control Arrangements	Time-based equity awards do not vest solely on account of a change in control; these awards require a qualifying termination of employment following a change in control.

Engagement of an Independent Compensation Advisor	Our Compensation Committee engages an independent compensation consultant to advise on executive compensation matters.

What We Don’t Do
No Supplemental Executive Retirement Plans	We do not provide separate supplemental executive retirement plans to our NEOs.

No Reloading or Re-Pricing of Stock Options	We do not grant stock option awards with reload features, and we do not re-price stock options.

No Discounted Stock Options	We do not grant discounted stock options.

No Hedging	Hedging or short sales of Company securities by our directors and officers is prohibited.

Anti-Pledging	We prohibit pledge arrangements.

No Gross-Ups	We do not provide excise tax gross-ups to our NEOs upon a change in control.

No Benefits Gross-Ups	We do not provide tax gross-ups on ongoing benefits.

No Excessive Perquisites	We do not provide excessive perquisites.

Who We Are

In order to better understand our compensation program, it is important for investors to understand our strategy, our business and the markets in which we compete. We are a leading provider of surgical solutions to physicians, health plans (payors) and health systems, providing high-quality, cost-effective surgical care across a network of 194 surgical facilities in 33 states as of February 15, 2016.

We create strategic partnerships with physicians, health plans and/or health systems, and these partnerships vary based on the circumstances of each local market. This strategy requires that we recruit, develop and retain outstanding leaders who can assess each market, develop the appropriate strategy for each market, cultivate and execute the right strategic partnerships, and ultimately operate these partnerships, which are often complex.

In order to support this business model, we have developed a network of six operating groups that are generally organized geographically and are based in a network of five group offices (Birmingham, Alabama, Chicago, Illinois, Dallas, Texas, Los Angeles, California and Stamford, Connecticut), and we have sought to recruit and develop strong operating and development teams within these operating groups in order to support our strategy.

Our six operating groups are supported by several departments, which provide strategic value across the groups and organization, including development, managed care, new business development, supply chain, revenue cycle, information technology, compliance, finance, accounting and human resources. The success of our strategy relies on recruiting, developing and retaining outstanding leaders in these areas, so that they can help us secure and execute strategic partnerships across the markets we serve.

Our success in building our brand as a leader and innovator in surgical solutions and growing our business in a capital-efficient manner over the past several years has been driven by the strength of the leadership team we have built and their ability to craft and implement complex strategic partnerships. Similarly, we believe our continued success as an organization is tied to our ability to maintain and grow our group and departmental leadership teams, who will continue to innovate how we partner with physicians, health systems and health plans in new markets and new structures.

Examples of these innovative partnership structures include strategic partnerships with risk-bearing medical groups in which we help manage total surgical cost of care, strategic partnerships with health plans in which we help manage quality and total cost of care and create alignment mechanisms with surgeons around quality and cost, and strategic partnerships with health systems in which we manage surgical delivery.

Our People

Our senior leadership team plays an important role in our continued growth and success. Competition for senior management generally, and within the healthcare industry specifically, is intense, and our ability to attract, retain and motivate qualified senior leadership is core to our continued success. We could be adversely affected if we either lose members of our senior leadership team or are unable to recruit senior leaders with the required experience or expertise in sufficient numbers. Our compensation program is one of the key elements of our people strategy to help us attract, retain and motivate our leaders and teammates.

Our Total Compensation Philosophy

The goal of our compensation program is to retain and reward leaders for creating long-term value for our stockholders and successfully operating the Company by achieving our vision of becoming the partner of choice for surgical care by caring for our patients, serving our physicians and improving healthcare in America.

To this end, we have designed our compensation program to (i) reward our leaders for sustained clinical, operational and financial performance, as well as leadership excellence, (ii) align our leaders’ interests with those of our stockholders and (iii) encourage our high-performing teammates to remain with the Company. We compensate our leaders and teammates in a manner designed to achieve one or more of our performance, alignment and retention objectives.

Because our leaders are critical to our long-term success and competition for senior management is intense, we need to be competitive not only in our markets and the services we provide, but also in the quality of the leaders we attract. Accordingly, we seek to provide pay at levels that are competitive with other employers in the healthcare services industry and that allow us to compete effectively for talent, both within and outside of our industry.

Our total compensation philosophy aligns pay and performance – achieving strong clinical, operational and financial results and positioning the Company for long-term success.

Our “pay for performance” philosophy is accomplished by having a significant portion of each of our senior leaders’ pay tied to Company performance. We set base salaries (fixed pay) at levels that are competitive in our marketplace. We provide annual cash and annual equity incentives (variable pay) that are tied to performance outcomes and allow us to retain outstanding leaders in a competitive environment for executive talent. These variable pay elements make up a significant portion of total compensation and, if paid at all, are dependent on Company and individual performance. We believe this structure provides incentive for our leaders to strive for outstanding results, which we expect will translate into long-term value for our stockholders. This design is balanced by the risk of receiving below market median compensation when Company performance does not meet pre-established goals. We believe our program appropriately incentivizes strong performance over a sustained period of time, without encouraging leaders to take unnecessary or excessive risks.

Our Guiding Principles

Our total compensation philosophy frames our compensation and benefits programs, and our guiding principles provide the foundation on which compensation and benefits programs are developed at SCA. These guiding principles ensure our philosophy is applied consistently, and rewarding for performance is inherent in our compensation program. Our guiding principles work together, and no one principle is more important than any other; our leadership uses its judgment in balancing among the principles to ensure our compensation and benefit programs are effective in supporting our objectives.

We believe that our compensation program should be fair and perceived as such, both internally and externally. Consistent with our focus on pay-for-performance, we do not use benefits as a strong differentiator in our rewards package and seek for our benefits program to be competitive at the median within the healthcare services marketplace. We generally do not provide perquisites or other personal benefits to our leaders. This approach is intended to minimize the non-performance-based components of the overall compensation program.

We have also structured our compensation program in a manner that is understandable to our leaders and stockholders and consistent with good corporate governance practices. We consider affordability of compensation within the Company’s business plans as a factor in determining pay levels and seek tax effective solutions when we can.

SCA Guiding Principle	Description
Performance Orientation

Compensation is used to reward the achievement of our Company’s financial and operational results, and incentive-based compensation is tied to Company performance in an objective and predictable manner.

Tenure is not taken into account when determining total compensation.

Annual Competitive Positioning Review	Each year we review our compensation and benefits programs to ensure that they are aligned with our compensation philosophy and guiding principles.

Fairness	We monitor both the external marketplace and internal parity/comparisons to ensure our compensation program is implemented in a consistent and equitable manner.

Affordability

Compensation and benefits must be affordable to the Company and sustainable over the long term. We seek to ensure that the overall economic cost of compensation is reasonable while allowing the Company to continue to be competitive with other healthcare services providers.

Programs are delivered in a manner that is tax-effective to the Company and teammates, to the extent practicable.

Compensation Process

We follow a thoughtful and deliberate process to review performance and take compensation actions (merit increases, incentive payments and equity grants) each year.

Compensation for our NEOs is approved by our Compensation Committee made up of independent members of our Board of Directors, and none of the NEOs are present when their compensation is being approved.

Delivery Efficiency	We provide leaders the platform and process to review the performance of their teammates efficiently and to recommend compensation actions based on our compensation philosophy and strategy while leveraging economies of scale and technology.

Performance Metrics

Clearly defined performance metrics are developed for the compensation program that are aligned with our business objectives.

Metrics are designed and utilized to measure and continually improve outcomes for the Company and motivate executive officers to achieve superior financial and operational performance.

Easy to Understand and Administer

We understand that our leaders’ perception of the value of our compensation is influenced by how well the programs are communicated and delivered.

We seek to provide compensation, benefit and other related programs that are easy to understand and administer.

SCA Guiding Principle	Description
Security	Base salary is a fixed annual amount of compensation not subject to financial performance risk, and our benefits program provides teammates with insurance for medical care, death and disability that is competitive in the healthcare services marketplace.

Governance	Our Compensation Committee has responsibility for developing, implementing and monitoring the executive compensation program and policies, as well as adherence to the Company’s compensation philosophy. The Compensation Committee sets the compensation for our NEOs. In administering the Company’s executive compensation program, the Compensation Committee is mindful of our unique structure, culture and history, as well as the growth strategy of our Company and business.

Components of Compensation

As described on the following pages, the elements of our total compensation program have been designed to enable us to recruit, motivate and retain leaders and teammates who have the collective and individual industry experience or specific expertise necessary to leverage our competitive strengths and operationalize our business strategy. The different compensation elements work together as integrated levers to achieve one or more of our performance, alignment and retention objectives.

The total amount of compensation for each leader reflects his or her management experience and continued high performance. Target compensation is set at a level comparable to the 50th percentile of our peers for median performance. Key elements of our compensation program focus on motivating and challenging our leaders to achieve superior, long-term, sustained results, including:

(1)	The CEO did not receive stock options in 2016.

Mix of Compensation Elements

Our “pay for performance” philosophy is reflected by the fact that more than half of the compensation of our NEOs is tied to the performance of the Company. The Compensation Committee sets base salaries (fixed pay) at levels that are competitive in our marketplace and annual cash bonuses and performance-based equity awards (variable pay) at levels that are competitive in our marketplace, tied to performance outcomes, and allow us to retain outstanding leaders in a competitive environment for executive talent. We believe this compensation structure provides incentives for our NEOs and key teammates to strive for outstanding results, which we expect will create long-term value for our stockholders. Our leaders also understand they will receive below market median compensation when Company performance does not meet pre-established performance goals. We believe our compensation program appropriately incentivizes strong performance, without encouraging NEOs and key teammates to take unnecessary or excessive risks. The designed mix between fixed and variable compensation, as percentages of target total direct compensation (as defined below under “Peer Group and Benchmarking”), for our NEOs in 2015 was as follows:

Named Executive Officer(1)	Base Salary Percentage	Target Annual Cash Bonus Percentage		Long-Term Equity Incentive Percentage	Fixed Compensation Percentage		Variable Compensation Percentage
Andrew P. Hayek	13%	13%		74%	13%		87%
Tom W. F. De Weerdt	28%	18	%(2)	54%	46	%(2)	54%
Michael A. Rucker	23%	18%		59%	23%		77%
Joseph T. Clark	26%	19%		55%	26%		74%
Richard L. Sharff, Jr.	30%	19%		51%	30%		70%

(1)	Peter J. Clemens IV is not included in the table as he did not receive a long-term equity grant for 2015 due to his retirement in 2015.
(2)	Mr. De Weerdt received a guaranteed bonus of $276,250 for 2015 pursuant to his Employment Agreement, as described below. This table excludes the $200,000 signing bonus that Mr. De Weerdt received pursuant to his Employment Agreement, as described below.

Role of Compensation Committee and Process

Our Compensation Committee establishes our executive compensation program and reviews and makes recommendations to the full Board of Directors regarding the non-employee director compensation program. The Compensation Committee also administers our incentive plans and looks to the aggregate compensation package for each NEO to determine the individual elements of each such NEO’s pay. Our executive compensation policy, as established by our Compensation Committee, is designed to provide a base salary and incentive compensation that is competitive in the marketplace with other privately and publicly owned healthcare services companies. The Compensation Committee is responsible for determining whether, in its judgment, our executive compensation policies are reasonable and appropriate and whether our executive compensation program meets the stated objectives of those policies and effectively serves the best interests of the Company and our stockholders.

Our Compensation Committee, no less frequently than annually, reviews our goals and objectives related to the compensation of our NEOs. During that review, the Compensation Committee considers the balance between short-term compensation and long-term incentive compensation, evaluates the performance of our NEOs in light of pre-established goals and objectives, and sets the compensation levels of our NEOs based on that evaluation. In setting the compensation levels, the Compensation Committee reviews a “tally sheet” for each NEO that sets forth the values of all components of the NEO’s current compensation, including base salary, annual target cash bonus, annual equity incentive award, severance and benefits programs. This “tally sheet” analysis allows the Compensation Committee to view each NEO’s total compensation and assess how a potential change to one element of the compensation program would affect a NEO’s overall compensation.

Our Compensation Committee has the ultimate authority and responsibility to engage and terminate any outside adviser or consultant to assist in determining appropriate compensation levels for our NEOs. The Compensation Committee uses information provided by such advisers and consultants to determine the appropriate compensation of our NEOs.

Role of Executive Officers in Compensation Decisions

Company management, including our CEO, supports the Compensation Committee, attends portions of its meetings, makes recommendations to the Compensation Committee regarding base salaries, bonuses and equity compensation grants for certain executive officers and key teammates, and performs various day-to-day administrative functions on behalf of the Compensation Committee in connection with our cash and equity compensation programs and plans. Specifically, our CEO provides input for the Compensation Committee to assess the effectiveness of the existing compensation philosophy and program and makes specific recommendations regarding the potential base salaries, annual target cash bonuses and long-term equity incentives to be paid to the remainder of our NEOs and key teammates. Our CEO is not present during deliberations or voting by the Compensation Committee relating to his own compensation. The Compensation Committee has discretion to approve, disapprove or modify recommendations made by the CEO.

Role of Compensation Consultants

The Compensation Committee has engaged an independent compensation consultant, Deloitte Consulting LLP (“Deloitte”), to review, assess and provide input with respect to certain aspects of our compensation program for executive officers and non-employee directors. Deloitte was previously engaged, beginning in July 2013, by the Compensation Committee of the board of directors of SCA to assist with executive compensation matters in connection with the possibility of SCA transitioning to become a public company. In its role as compensation consultant, Deloitte has rendered services to the compensation committee of SCA and, since our initial public offering, to our Compensation Committee, including examining the overall pay mix for our executive officers, conducting a competitive assessment of our executive compensation program, and making recommendations and advising on compensation design and competitive market levels. Deloitte has also provided advice on structuring annual and long-term incentive arrangements for our executive officers. In addition, Deloitte has provided and is expected to continue to provide advice to the Compensation Committee on the compensation elements and competitive market levels for non-employee directors.

In addition to the compensation consulting services provided by Deloitte to the Compensation Committee, Deloitte affiliates have provided certain services to us and SCA, at the request of management, consisting of internal tax support and reviewing SCA’s service delivery model, which additional services have been approved by the Compensation Committee. Deloitte’s fees for executive and director compensation services in 2015 were $237,065. For the additional services performed by affiliates of Deloitte, as described above, the aggregate fees in 2015 were $391,956. The Compensation Committee believes that, given the nature and scope of these projects, these additional services did not raise a conflict of interest and did not impair Deloitte’s ability to provide independent advice to the Compensation Committee concerning executive and director compensation matters. In making this determination, the Compensation Committee has considered, among other things, the following factors: (i) the types of non-compensation services provided by the affiliates of Deloitte, (ii) the amount of fees for such non-compensation services, noting in particular that such fees are negligible when considered in the context of the aggregate total revenues of Deloitte and its affiliates for the period, (iii) Deloitte’s policies and procedures concerning conflicts of interest, (iv) the fact that Deloitte representatives who advise the Compensation Committee do not provide any non-compensation related services to us or SCA, (v) the fact that there are no other business or personal relationships between our management or members of the Compensation Committee, on the one hand, and any Deloitte representatives who provide compensation services to us, on the other hand, and (vi) the fact that neither Deloitte nor any of the Deloitte representatives who provide compensation services to the Compensation Committee own any of our common stock.

Peer Group and Benchmarking

In June 2015, at the request of the Compensation Committee, Deloitte performed a review and provided a report on the competitiveness of the annual and long-term incentive practices for the NEOs (excluding Mr. Clemens) by comparing their compensation with the compensation of executive officers holding comparable positions at other publicly owned healthcare services companies that are reflective of the companies we compete with for talent and customers. For each NEO, Deloitte compared the NEO’s base salary, target total cash compensation (the sum of base salary and target bonus), actual total cash compensation (the sum of base salary and actual bonus), long-term incentive opportunity, target total direct compensation (the sum of target total cash compensation and long-term incentive opportunity) and actual total direct compensation (the sum of actual total cash compensation and long-term incentives) to the compensation in fiscal 2014 of executive officers with comparable positions among the peer group companies for an individual position analysis. Deloitte also performed an aggregate pay analysis of the top five most highly paid executive officers at the Company compared to companies in the peer group based on target and actual total direct compensation paid in the fiscal year ended December 31, 2014. For Messrs. Rucker and Clark, Deloitte conducted a “rank” analysis in addition to the position analysis, comparing each of them to the second and third, respectively, highest paid officers at companies in the peer group, due to limited data points for the chief operating officer and chief development officer position analysis.

Deloitte’s analysis was based on twelve publicly traded companies for which the median trailing twelve months revenue (as of June 2015) was approximately $2.8 billion. While the Company’s systemwide net operating revenues for the same time period was approximately $1.5 billion, these companies are reflective of the types of companies with which we compete for the talent required to help us achieve our long-term financial and strategic objectives. As the Company continues to grow in both size and complexity, it will need to recruit and retain top-level executive officers and key teammates against companies that are currently larger than us and spend more on executive compensation. The Compensation Committee has determined that it is appropriate to consider the compensation levels of these larger companies that we believe more closely match the complexity of the Company’s business, as the Company will need to provide competitive compensation in order to recruit and retain executive officers and key teammates in the future. The Compensation Committee and management also believe that the Company’s systemwide net operating revenues is the appropriate benchmarking metric because it is an important financial metric by which management and the Board measure the Company’s performance and growth, including revenues from both consolidated and nonconsolidated facilities (without adjustment based on our percentage of ownership), and it is an important metric used by industry analysts. In order for the Company’s executive compensation program to align with the Company’s strategic objectives, we believe that the same financial metric (systemwide revenues) should be used when benchmarking the Company’s compensation program as when evaluating the Company’s financial performance.

The “peer group” companies reviewed and included in the report were as follows: AMN Healthcare Services, Inc., AmSurg Corp., Chemed Corp., HealthSouth Corporation, Kindred Healthcare Inc., LifePoint Health, Inc., Mednax, Inc., Omnicare Inc., PharMerica Corporation, Select Medical Holdings Corporation and Team Health Holdings, Inc. The results of this report reflect the Company’s emphasis on, and conscious design of the executive compensation philosophy to deliver a large portion of pay through, long-term equity incentives. In addition to the peer companies identified above, the Compensation Committee also considers the compensation practices (but not pay levels) of HCA Holdings, Inc., DaVita Healthcare Partners Inc. and Universal Health Services Inc. because they are leading healthcare services companies that have similar business focus and complexity to ours, although they are significantly larger than the Company in revenue and market capitalization. In addition to the peer group companies named above, the Compensation Committee also considered the compensation practices of Acadia Healthcare Company, Inc. and VCA Inc. when designing the executive compensation program for 2016 and setting the compensation levels of the NEOs for 2016, as these companies have a similar complexity to ours and we compete against them for talent.

Consistent with our compensation philosophy, the Compensation Committee is not required to approve compensation precisely reflecting the results of peer group benchmarking data, and this data is used to give context to the executive compensation program and provide the Compensation Committee with a frame of reference for its decision making. The Compensation Committee seeks to set target total direct compensation levels for the NEOs comparable to those set by companies in our peer group at the 50th percentile, but the Compensation Committee also considers, among other factors (typically not reflected in benchmarking data): the requirements of the applicable employment agreements, the NEO’s individual performance during the year, projected role and responsibilities for the coming year and actual and potential impact on the successful execution of Company strategy, recommendations from our CEO and advice from our compensation consultant, the NEO’s prior compensation, experience and professional status, internal pay equity, and employment market conditions and compensation practices within our peer group. We also take into consideration market trends to determine how base salary and incentives are changing from year to year and how each component of compensation relates as a percentage of total compensation. The weighting of these and other relevant factors is determined on a case-by-case basis for each NEO upon consideration of the relevant facts and circumstances.

Elements of 2015 Executive Compensation

The compensation of our NEOs consists of base salaries, annual cash bonuses, equity awards and employee benefits, as described below. Our NEOs are also entitled to certain compensation and benefits upon qualifying terminations of employment pursuant to their employment agreements and the various award agreements under the Company’s 2013 Omnibus Long-Term Incentive Plan (as amended, the “2013 Omnibus Plan”), as described below under “Benefits Upon Termination of Employment.”

Base Salaries. Base salaries for our NEOs are determined based on each NEO’s responsibilities and his experience and contributions to our business, and each NEO’s employment agreement provides for a minimum base salary. This fixed compensation provides a level of income security that is not subject to financial performance risk. Base salaries for our NEOs are reviewed periodically by our Compensation Committee. When reviewing a base salary for potential increase, our Compensation Committee considers the performance of the Company and the NEO during the prior year, the NEO’s level of base salary and total cash compensation opportunities relative to other executive officers of the Company and executive officers in comparable positions at the Company’s peer group companies (as described above), recommendations of the CEO and the NEO’s skills and experience.

On March 4, 2015, the Compensation Committee approved an increase in Mr. Hayek’s base salary from $780,000 to $800,000, an increase of approximately 2.6%; an increase in Mr. Rucker’s base salary from $439,000 to $455,000, an increase of approximately 3.6%; an increase in Mr. Clark’s base salary from $469,000 to $480,000, an increase of approximately 2.3%; an increase in Mr. Sharff’s base salary from $400,000 to $415,000, an increase of approximately 3.8%; and an increase in Mr. Clemens’s base salary from $401,000 to $410,000, an increase of approximately 2.2%, with such increases becoming effective on March 22, 2015. In approving salary increases for these NEOs, the Compensation Committee took into consideration their extensive experience working in or for the healthcare services industry, as well as their deep knowledge of the Company’s industry and valuable contributions to the Company over the past year. The Compensation Committee also considered the compensation of executive officers holding comparable positions at our peer group companies and market trends related to various compensation components, as described above under “Peer Group and Benchmarking.” Mr. De Weerdt’s annual base salary was $425,000 commencing May 19, 2015.

Annual Cash Bonuses. Our NEOs are eligible to participate in our Senior Management Bonus Program, which was established to provide our executive officers and other key teammates with the opportunity to earn cash bonuses upon the achievement of specific, pre-established and measurable financial and operational objectives, as well as individual goals. We believe it is important to provide annual cash bonus opportunities to motivate our leaders to attain specific short-term quantitative and qualitative performance objectives that, in turn, further the Company’s achievement of our long-term performance objectives. Each of the NEOs (except Mr. De

Weerdt) was eligible to participate in the Senior Management Bonus Program for 2015. Pursuant to Mr. De Weerdt’s Employment Agreement, he received a $200,000 signing bonus following the effective date of his employment and a fixed bonus for 2015 of $276,250.

All of the participants in the 2015 Senior Management Bonus Program were eligible to receive annual cash bonuses based on the achievement of corporate and individual goals. Corporate goals were based upon the Company meeting pre-determined financial goals. Individual goals, if any, were initially proposed by each participant in consultation with the CEO and were then approved by the Compensation Committee. The target and maximum amounts of any annual bonus that could be earned by an individual, including our NEOs, were expressed as a percentage of the individual’s annual base salary in effect. For fiscal year 2015, Mr. Hayek had a target annual bonus of 100% of base salary, up to a maximum of 200% of base salary. Mr. Rucker had a target annual bonus of 77.5% of base salary, up to a maximum of 155% of base salary. Mr. Clark had a target annual bonus of 70% of base salary, up to a maximum of 140% of base salary. Mr. Sharff had a target annual bonus of 65% of base salary, up to a maximum of 130% of base salary. Mr. Clemens had a target annual bonus of 65% of base salary, up to a maximum of 130% of base salary. The cap on maximum payouts is one of the practices and procedures the Company uses to discourage unnecessary and excessive risk taking. We seek to offer cash awards in a large enough proportion to base salary to ensure that a significant portion of each NEO’s cash compensation is “at risk” and payable only upon the achievement of defined Company and individual objectives.

The Senior Management Bonus Program provided the NEOs with an opportunity to earn incentive compensation in 2015 based on: (i) the attainment of a pre-established target relating to the Company’s operating profit for the year (as discussed below), (ii) the achievement of certain pre-established performance objectives during the year (as discussed below), and (iii) with respect to Mr. Clemens, personal performance. For 2015, the cash bonus opportunity was weighted among these metrics as follows for each of the NEOs (excluding Mr. De Weerdt, who did not participate in the Senior Management Bonus Program in 2015):

Named Executive Officer	Percentage of Bonus Attributable to Operating Profit(1)	Percentage of Bonus Attributable to Performance Objectives	Percentage of Bonus Attributable to Personal Performance
Andrew P. Hayek	80%	20%	—
Michael A. Rucker	80%	20%	—
Joseph T. Clark	30%	70%	—
Richard L. Sharff, Jr.	50%	50%	—
Peter J. Clemens IV	35%	50%	15%

(1)	For each NEO other than Mr. Rucker, the operating profit performance metric was based upon the Company’s attainment of an Adjusted EBITDA-NCI target (as defined and discussed below). With respect to Mr. Rucker, 40% of his total bonus opportunity was based upon the Company’s attainment of the Adjusted EBITDA-NCI target and 40% upon the Company’s achievement of the “field profit” target, which we calculate as the Company’s Adjusted EBITDA-NCI less overhead expenses.

The annual cash bonuses are intended to encourage strong performance on factors that are key to the Company’s growth and success. The weighting of these criteria has been developed over time by the Compensation Committee and is believed to serve as an effective incentive for enhanced individual and Company-wide performance.

The criteria for operating profit in 2015 was “Adjusted EBITDA-NCI,” which is defined as net income (loss) attributable to the Company before provisions (benefits) for income tax expense, net interest expense, depreciation and amortization, net loss from discontinued operations, equity method amortization expense, (gain) loss on sale of investments, HealthSouth option expense, debt modification expense, loss on extinguishment of debt, asset impairments, gain (loss) on disposal of assets, stock compensation expense and other, less net income attributable to noncontrolling interests. The Compensation Committee chose to base the Company-wide 2015 financial metric on Adjusted EBITDA-NCI for a number of reasons:

•	It effectively measures overall Company performance;

•	It can be considered an important substitute for cash flow;

•	It has been a key metric driving the valuation in the internal Company model, consistent with the valuation approach used by industry analysts; and

•	The Compensation Committee considers the components of Adjusted EBITDA-NCI to be primarily within the control of management.

The Adjusted EBITDA-NCI target is linked to the Company’s short-term and long-term business objectives to ensure incentives are provided for appropriate annual growth.

After the end of the fiscal year, the Compensation Committee specifically reviews whether the performance criteria were satisfied and approves the payout of bonuses to the NEOs. The CEO assists and advises the Committee on the attainment of personal objectives, if any, for the other NEOs.

The following table reflects the total target bonus opportunity and the allocation of the total target bonus opportunity among the weighted elements for 2015 (based on the percentage allocations described above) for each of the NEOs (excluding Mr. De Weerdt, who did not participate in the Senior Management Bonus Program in 2015):

Named Executive Officer	2015 Base Salary After 3/22/15	Total Target Bonus Amount (based on percentage of base salary)	Portion of Target Bonus Amount Based on Adjusted EBITDA-NCI		Portion of Target Bonus Amount Based on Performance Objectives		Portion of Target Bonus Amount Based on Personal Performance
Andrew P. Hayek	$800,000	$800,000	$640,000		$160,000	(1)	—
Michael A. Rucker	$455,000	$352,625	$282,100	(2)	$70,525	(3)	—
Joseph T. Clark	$480,000	$336,000	$100,800		$235,200	(4)	—
Richard L. Sharff, Jr.	$415,000	$269,750	$134,875		$134,875	(5)	—
Peter J. Clemens IV	$401,000	$260,650	$91,228		$130,325	(6)	$39,098

(1)	The performance objectives established by the Compensation Committee for 2015 for Mr. Hayek included: (a) success of 2014 and first, second and third quarter 2015 acquisitions, in the aggregate, in achieving certain projected financial results (25%); (b) achievement of target amount of initial year contributions by acquisitions in 2015 toward certain financial results (25%); (c) achievement of target amount of following year contributions by acquisitions in 2014 toward certain financial results (25%); and (d) successful addition in 2015 of a target number of new health system partners with growth potential (25%).
(2)	Mr. Rucker’s operating profit performance metric was evenly split between both the Company’s attainment of the Adjusted EBITDA-NCI target and the Company’s achievement of the “field profit” target.
(3)	The performance objectives established by the Compensation Committee for 2015 for Mr. Rucker included: (a) success of 2014 and first, second and third quarter 2015 acquisitions, in the aggregate, in achieving certain projected financial results (25%); (b) achievement of target amount of initial year contributions by acquisitions in 2015 toward certain financial results (25%); (c) successful hiring of certain member of management by the end of the second quarter of 2015 (25%); and (d) design and execution of a material improvement in support services efficiency, driving a certain amount of anticipated combined cost savings in 2016.
(4)

The performance objectives established by the Compensation Committee for 2015 for Mr. Clark included: (a) success of 2014 and first, second and third quarter 2015 acquisitions, in the aggregate, in achieving certain projected financial results (25%); (b) achievement of target amount of initial year contributions by acquisitions in 2015 toward certain financial results (25%); (c) achievement of target amount of following year contributions by acquisitions in 2014 toward certain financial results (25%); and (d) successful addition in 2015 of a target number of new health system partners with growth potential (25%).
(5)	The performance objectives established by the Compensation Committee for 2015 for Mr. Sharff included: (a) achievement of target amount of initial year contributions by acquisitions in 2015 toward certain financial results (25%); (b) achievement of target amount of following year contributions by acquisitions in 2014 toward certain financial results (25%); (c) achievement of a certain rating by Company management in evaluation of legal team service excellence in December 2015 (25%); and (d) successful co-leadership of Birmingham office culture, including achievement of a certain teammate engagement index rating as of December 31, 2015 (25%).
(6)	The performance objectives established by the Compensation Committee for 2015 for Mr. Clemens included: (a) success of 2014 and first, second and third quarter 2015 acquisitions, in the aggregate, in achieving certain projected financial results (25%); (b) achievement of target amount of initial year contributions by acquisitions in 2015 toward certain financial results (25%); (c) achievement of target amount of following year contributions by acquisitions in 2014 toward certain financial results (25%); and (d) successful testing of the Company’s internal controls under The Sarbanes-Oxley Act of 2002 on June 30, 2015.

For 2015, the Company’s Adjusted EBITDA-NCI performance target was fixed at the beginning of the performance period at $173.2 million. The 2015 threshold payout level was set at 90% of this target goal and the maximum payout level was set at 130% of this target goal. To the extent that Adjusted EBITDA-NCI was less than 90% of the target amount, then the NEOs would not earn any bonus amount under the Senior Management Bonus Program for 2015. To the extent Adjusted EBITDA-NCI was between 90% and 130% of the target amount, the percentage of the bonus opportunity earned would be determined through straight-line interpolation, with a 10% additional payout for each percentage point above threshold performance and a 3.33% additional payout for each percentage point above target performance, with a maximum 200% payout at 130% of target. For Mr. Rucker, the “field profit” target for 2015 was fixed at the beginning of the performance period at $269.3 million. The performance targets were tied directly to the Company’s operating plan for 2015. The Compensation Committee considered the performance target levels to be attainable, but that achievement of the targets would require strong performance and execution.

Actual 2015 Results

In March 2016, upon review of the Company’s 2015 financial performance, the Compensation Committee determined that the Company’s Adjusted EBITDA-NCI for the fiscal year ended December 31, 2015 was $175.3 million, or slightly above the targeted performance level that had been set by the Compensation Committee, and which, using linear interpolation, resulted in a payout of 103.0% of the targeted bonus amount attributable to the Adjusted EBITDA-NCI financial goal. The Compensation Committee also determined that the Company’s “field profit” for the fiscal year ended December 31, 2015 was $283.9 million, or approximately 5% above the targeted performance level that had been set by the Compensation Committee, and which, using linear interpolation, resulted in payout of 116.7% of the targeted bonus amount attributable to the “field profit” financial goal. Additionally, the Compensation Committee evaluated, with input from the CEO, the degree to which the pre-established performance objectives for each NEO (other than the CEO) were achieved, multiplying the percentage of the performance objectives achieved by the amount of the targeted bonus amount allocated to the objectives, and then multiplying such amount by 103.0%.

The following table provides the computation of the cash bonus amounts paid to the NEOs for 2015 performance (excluding Mr. De Weerdt, who did not participate in the Senior Management Bonus Program in 2015):

Named Executive Officer(1)	Bonus Attributable to Adjusted EBITDA-NCI(2)		Bonus Attributable to Performance Objectives(3)	Total 2015 Bonus Earned
Andrew P. Hayek	$659,200		$179,670	$838,870
Michael A. Rucker	$309,816	(4)	$55,299	$365,115
Joseph T. Clark	$103,824		$264,115	$367,939
Richard L. Sharff, Jr.	$138,921		$160,524	$299,445

(1)	Mr. Clemens forfeited his annual cash bonus for 2015 upon his retirement.
(2)	Represents a payout of 103.0% of the targeted bonus amount attributed to the Adjusted EBITDA-NCI financial goal.
(3)	Represents the amount of the targeted bonus opportunity allocated to performance objectives that was earned, multiplied by 103.0%.
(4)	Mr. Rucker’s operating profit performance metric was based upon both the Company’s attainment of the Adjusted EBITDA-NCI target and the Company’s achievement of the “field profit” target.

The annual cash bonuses for 2015 were awarded under the 2013 Omnibus Plan and are designed to comply with the “qualified performance-based compensation” requirements of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”) and be fully tax-deductible. The Compensation Committee established the performance goal that if the Company’s operating income in 2015 was equal to or greater than its operating income in 2014, then each participant in the Senior Management Bonus Program would be eligible to receive in cash a maximum award amount of $3.5 million, which is the per participant limit on annual cash bonuses set forth in the 2013 Omnibus Plan. The maximum award amounts determined under the Senior Management Bonus Program for 2015 were not the expected bonus amounts for the participants. Rather, the maximum award amounts established thereunder represent the maximum amount of bonus awards that the Compensation Committee could approve as “qualified performance-based compensation” for tax purposes pursuant to Section 162(m) of the Code, and the Compensation Committee has discretion under the Senior Management Bonus Program to reduce the amount to be paid for any participant. Because the Company’s operating income in 2015 was greater than its operating income in 2014, each participant in the Senior Management Bonus Program was eligible to receive in cash the maximum award amount. As a result, the annual cash bonuses awarded to the NEOs under the Senior Management Bonus Program for 2015 are categorized as “qualified performance-based compensation” under Section 162(m) of the Code.

Long-Term Equity Incentives. In order to align the long-term interests of the NEOs with those of the Company and its stockholders, we believe that a substantial portion of these individuals’ compensation should be in the form of equity awards. These awards are intended to motivate the NEOs by linking a significant portion of their compensation with the long-term performance of the Company. All equity awards subsequent to the IPO have been granted under the 2013 Omnibus Plan. See “2013 Omnibus Plan” beginning on page 58 below for a description of our 2013 Omnibus Plan. On June 4, 2015, the NEOs (except Messrs. De Weerdt and Clemens) were granted time-based RSUs and time-based options under the 2013 Omnibus Plan, subject to the NEO continuing to be employed on the applicable vesting date. Each of the time-based RSUs and the time-based options vests in four equal annual installments of 25% per year on each anniversary of the grant date, or June 4, 2015.

The amount of the equity awards granted in 2015 was determined by reference to a dollar amount of compensation set by the Compensation Committee. In determining the dollar amount of equity awards granted to the NEOs for 2015, the Compensation Committee considered the recommendations of our CEO, individual and Company performance during 2014, the size of equity awards granted to executive officers serving in comparable positions at our peer companies, share usage and dilution from all grants, and market and other factors. When making equity award decisions, the Compensation Committee does not consider existing stock ownership levels or “wealth accumulation” analyses from prior equity awards. After determining the dollar amount of compensation to be paid through equity grants, (i) the number of RSUs granted was determined by dividing 65% of the dollar amount of such compensation by an amount equal to the average of the high and low prices of our common stock on the date of grant and (ii) the number of options to purchase shares of common stock was determined by dividing 35% of the dollar amount of such compensation by an amount equal to the average of the high and low prices of our common stock on the date of grant and then multiplying the result by a modified Black-Scholes value.

Pursuant to his Employment Agreement, Mr. De Weerdt was granted on May 19, 2015 time-based RSUs that vest in three equal annual installments of 33.33% per year on each anniversary of the grant date, subject to Mr. De Weerdt continuing to be employed on the applicable vesting date.

Based upon the formulas described above, the Compensation Committee approved grants of time-based RSUs and time-based options to the NEOs in 2015 as follows:

Named Executive Officer	Number of RSUs Awarded in 2015	Grant Date Fair Value of RSUs Awarded in 2015	Number of Options Awarded in 2015	Grant Date Fair Value of Options Awarded in 2015
Andrew P. Hayek	76,271	$2,924,993	102,113	$1,575,001
Tom W. F. De Weerdt	21,852	$800,220	—	—
Michael A. Rucker	21,186	$812,483	28,365	$437,505
Joseph T. Clark	16,949	$649,994	22,692	$350,004
Richard L. Sharff, Jr.	11,864	$454,984	15,884	$244,996
Peter J. Clemens IV	—	—	—	—

Benefits and Perquisites. Our NEOs participate in our broad-based benefit programs on the same basis as all other eligible teammates, including Company-sponsored medical, dental, life insurance and long-term disability insurance programs, and the Surgical Care Affiliates, Inc. Retirement Investment Plan, a tax-qualified 401(k) savings plan (the “401(k) Plan”). The 401(k) Plan allows participants to contribute up to 100% of their pay on a pre-tax basis into individual retirement accounts, subject to the maximum annual limits set by the Internal Revenue Service. During 2015, the Company made a matching employer contribution in an amount equal to 50% of the first 4% of each plan participant’s elective deferrals. All contributions to the 401(k) Plan are in the form of cash. Employer contributions vest over a six-year service period. Participants are immediately fully vested in their own contributions to the 401(k) Plan.

We generally do not provide perquisites that are not, in the Compensation Committee’s view, integrally and directly related to the NEOs’ duties. However, the Company paid Mr. Hayek’s dues and expenses for his memberships in the Young Presidents Organization (“YPO”) and the YPO-WPO International in the amount of approximately $9,307 in 2015. The Compensation Committee views the YPO as a valuable part of Mr. Hayek’s development as a leader of our Company.

Employment Agreements. We have entered into employment agreements with each of our NEOs to help ensure the retention of those individuals critical to the future success of the Company. Each of these employment agreements was negotiated and entered into with the NEO at the respective time of hire or at the time of his or her promotion to an executive officer position, as applicable. The employment agreements provide for a minimum base salary, subject to annual increases as the Compensation Committee determines to be appropriate. The employment agreements generally have three-year terms (expiring on the third anniversary of the deemed effective date of the employment term), but contain a provision that automatically extends the term for an additional one year on each successive anniversary date unless the Company or the NEO gives the other party notice of non-renewal not less than 90 days prior to any such anniversary. If the Company elects not to extend the

NEO’s employment, the NEO will be considered to have been terminated without cause. Among other things, these agreements set the NEOs’ compensation terms, their rights upon a termination of employment, and restrictive covenants regarding non-competition, non-solicitation and confidentiality. See “Employment Agreements” beginning on page 52 below for additional details about the employment agreements with our NEOs.

2016 Compensation Actions

At the meeting of the Compensation Committee held on March 2, 2016, the Compensation Committee established 2016 base salaries for the NEOs and granted short-term and long-term incentive compensation awards to the NEOs. For purposes of this discussion of 2016 compensation actions, the term “NEOs” excludes Mr. Clemens as he retired from the Company on June 30, 2015. The 2016 base salaries for the NEOs were increased by between 2.1% and 2.5%. See “Elements of 2015 Executive Compensation—Base Salaries” above for a discussion of the various factors that the Compensation Committee considers when evaluating and establishing base salaries. The Compensation Committee also approved the Company’s Senior Management Bonus Program for 2016, including establishing the performance objectives that will determine the payouts under such program.

All of the participants in the 2016 Senior Management Bonus Program are eligible to receive annual cash bonuses based on the achievement of pre-established corporate goals. For 2016, the cash bonus opportunity for all of the NEOs is based 70% upon the Company’s attainment of the target Adjusted EBITDA-NCI, 15% upon the Company’s achievement of the target Patient Satisfaction Net Promoter Score and 15% upon the Company’s performance of investments in new facilities for the trailing 24 months compared to the projected performance. The Compensation Committee chose to continue to utilize the Adjusted EBITDA-NCI financial metric for the annual cash bonuses and chose to utilize the Patient Satisfaction Net Promoter Score and the performance of investments in new facilities for the trailing 24 months compared to the projected performance metrics for the reasons set forth below:

2016 Senior Management Bonus Program Performance Metrics	Reasons for Utilizing Such Metrics
Adjusted EBITDA-NCI

•     Effectively measures overall Company performance;

•     Can be considered an important substitute for cash flow;

•     Key metric driving the valuation in the internal Company model, consistent with the valuation approach used by industry analysts; and

•     Compensation Committee considers the components of Adjusted EBITDA-NCI to be primarily within the control of management.

Patient Satisfaction Net Promoter Score (“NPS”)

•     Aligned with the Company’s core purpose of improving the quality of our clinical outcomes and patient care;

•     High NPS demonstrates a strong loyalty to the Company’s brand;

•     Customers who respond with a score of 9 or 10 are called “Promoters” and are likely to remain customers for longer and make positive referrals to other potential customers; and

•     Common metric evaluated by healthcare providers.

Performance of Investments in New Facilities for the Trailing 24 Months Compared to the Projected Performance	• Aligned with the Company’s business strategy; and • Primary metric for management to track the performance of the Company’s completed investments.

With respect to the Adjusted EBITDA-NCI target for 2016, the threshold payout level is again set at 90% of the target goal and the maximum payout level is set at 130% of the target goal. As in 2015, the performance target is tied directly to the Company’s operating plan for 2016, and, to the extent that Adjusted EBITDA-NCI is less than 90% of the target amount, the NEOs will not earn any bonus amount under the Senior Management Bonus Program for 2016. With respect to the Patient Satisfaction NPS target for 2016, the target is tied to a specific Patient Satisfaction NPS. The threshold payout level is set at approximately 92% of the target score and the NEOs will earn 100% of the payout if the Patient Satisfaction NPS meets or exceeds the target score for 2016. With respect to the performance of new investments for the trailing 24 months compared to the projected performance, the target is tied to the new investments achieving 100% of the projected performance. The threshold payout level is set at 75% of the target goal and the maximum payout level is set at 125% of the target goal. The Compensation Committee considers the performance target levels to be attainable, but that achievement of the targets will require strong performance and execution. The performance targets for the three metrics were determined for 2016 by the Compensation Committee at its meeting held on March 2, 2016.

The maximum total bonus award as a percentage of base salary that each NEO can receive for 2016 is 240% for Mr. Hayek, 130% for Mr. De Weerdt, 155% for Mr. Rucker, 140% for Mr. Clark and 130% for Mr. Sharff. These percentages are unchanged from 2015, except Mr. De Weerdt did not participate in the 2015 Senior Management Bonus Program and Mr. Hayek’s target annual bonus opportunity increased from 100% to 120% of base salary, causing his maximum annual bonus opportunity to increase from 200% to 240% of base salary. After receiving input from Deloitte, the Company’s compensation consultant, regarding leading annual incentive plan practices in the Company’s peer group, the Compensation Committee decided to eliminate individual performance objectives in order to further align incentives with purely objective financial, operational and clinical goals. As reflected above for 2016 and going forward, the annual cash bonus opportunity for the NEOs will be based solely on the Company’s achievement of Company-wide performance metrics. The annual cash bonuses for 2016 were again designed to comply with the “qualified performance-based compensation” requirements of Section 162(m) of the Code and be fully tax-deductible. To accomplish this, the Compensation Committee established the Section 162(m) performance goal that if the Company’s operating income in 2016 is equal to or greater than its operating income in 2015, then the NEOs will be eligible to earn their maximum awards.

In determining the long-term equity awards granted to the NEOs during 2016, the Compensation Committee considered, among other factors, the recommendations of Deloitte and the CEO, individual and Company performance, our annual budget for 2016 and the estimated annual financial accounting compensation expense associated with stock awards. The Compensation Committee also considered the practices of peer group companies in granting equity incentives and the potential benefits to the Company and its stockholders of granting performance-based equity awards to the Company’s NEOs. Based upon those considerations, the Compensation Committee determined to grant equity awards in 2016 in the form of time-based RSUs, time-based options and performance-based share awards. Mr. Hayek received 50% of his 2016 equity award in the form of performance shares and 50% in the form of time-based RSUs, and the other NEOs received 25% of their 2016 equity awards in the form of performance shares, 55% in the form of time-based RSUs and 20% in the form of time-based options. After determining the targeted dollar amount of compensation to be paid through equity grants ($4,500,000 for Mr. Hayek, $800,000 for Mr. De Weerdt, $1,250,000 for Mr. Rucker, $1,000,000 for Mr. Clark and $700,000 for Mr. Sharff), (i) the number of performance shares granted was determined by dividing the applicable dollar amount of equity allocated to performance shares by an amount equal to the average of the high and low prices of our common stock on the date of grant, (ii) the number of time-based RSUs was determined by dividing the applicable dollar amount of equity allocated to RSUs by an amount equal to the average of the high and low prices of our common stock on the date of grant and (iii) the number of options to purchase shares of common stock was determined by dividing the applicable dollar amount of equity allocated to options by an amount equal to the average of the high and low prices of our common stock on the date of grant and then multiplying the result by a Black-Scholes value.

Based upon the formulas described above, the Compensation Committee approved 2016 grants of time-based RSUs, time-based options and performance share awards to the NEOs as follows:

Named Executive Officer	Number of RSUs Awarded in 2016	Number of Options Awarded in 2016	Target Number of Performance Shares Awarded in 2016
Andrew P. Hayek	54,545	—	54,545
Tom W. F. De Weerdt	10,667	13,792	4,848
Michael A. Rucker	16,667	21,550	7,576
Joseph T. Clark	13,333	17,237	6,061
Richard L. Sharff, Jr.	9,333	12,067	4,242

The time-based RSUs and time-based options granted to our NEOs in 2016 vest in four equal annual installments of 25% per year on each anniversary of the grant date, or March 2, 2016, subject to the NEO continuing to be employed on the applicable vesting date.

The performance share awards are settled through the delivery of a number of shares of common stock equal to 0% to 120% of the target number of performance shares granted based upon the Company’s performance with respect to two performance metrics, Adjusted EBITDA-NCI and systemwide net operating revenues, which includes revenues from both consolidated and nonconsolidated facilities (without adjustment based on our percentage of ownership in such facilities). The Company’s performance relative to the targets established for these two metrics will be measured in 2018, and the earned shares, if any, will be paid out thereafter. The Compensation Committee chose to utilize the Adjusted EBITDA-NCI and systemwide net operating revenues financial metrics for the long-term performance share awards for the reasons set forth below:

2016 Long-Term Performance Share Awards Metrics	Reasons for Utilizing Such Metrics
Adjusted EBITDA-NCI

•    Effectively measures overall Company performance;

•    Can be considered an important substitute for cash flow;

•    Key metric driving the valuation in the internal Company model, consistent with the valuation approach used by industry analysts; and

•    Compensation Committee considers the components of Adjusted EBITDA-NCI to be primarily within the control of management.

Systemwide net operating revenues	• Primary measure of the Company’s growth; and • Important metric used by industry analysts.

The number of performance shares granted will be based 40% on the Company’s attainment of the Adjusted EBITDA-NCI target in 2018 and 60% on the Company’s attainment of the systemwide net operating revenues target in 2018. Such performance targets were set for 2018 by the Compensation Committee at its meeting held on March 2, 2016. The threshold payout level for the Adjusted EBITDA-NCI metric is set at approximately 89% of the target goal and the maximum payout level is set at approximately 111% of the target goal. To the extent Adjusted EBITDA-NCI is between 89% and 111% of the target amount, the percentage of the target performance shares earned will be determined through straight-line interpolation between a minimum 80% payout at 89% of target and a maximum 120% payout at 111% of target. The threshold payout level for the systemwide net operating revenues metric is set at approximately 89% of the target goal and the maximum payout level is set at approximately 111% of the target level. To the extent systemwide net operating revenues is between 89% and 111% of the target amount, the percentage of the target performance shares earned will be determined through straight-line interpolation between a minimum 80% payout at 89% of target and a maximum 120% payout at 111% of target.

The performance shares were awarded under the 2013 Omnibus Plan and are designed to comply with the “qualified performance based compensation” requirements of Section 162(m) of the Code and be fully tax deductible. The Compensation Committee established the performance goal that if operating income in 2018 is greater than operating income in 2015, then each NEO will be eligible to receive the maximum number of performance shares, with the actual number of shares to be awarded to be based on the degree of achievement of the performance targets described above.

The Compensation Committee chose to utilize the Adjusted EBITDA-NCI financial metric as a performance metric for both our 2016 annual cash bonus program and our 2016 long-term performance share awards given that Adjusted EBITDA-NCI is an important measure of the Company’s financial performance for the reasons detailed above. In addition, the Committee utilized at least one additional unique performance metric for each of the awards so as to provide diversity in the performance metrics between the short-term and long-term incentive awards. The Compensation Committee retains the right to use its discretion in adjusting the payouts under our 2016 annual cash bonus program and our 2016 long-term performance share awards for unexpected events that impact the Company’s financial results and achievement of the various performance metrics, subject to the maximum award amounts established for purposes of Section 162(m) of the Code. The Committee has a formalized process for making such adjustments to the incentive payouts and will disclose the reasons for and calculations of any such adjustments.

Benefits Upon Termination of Employment

We have entered into employment agreements with each of our NEOs that provide for severance and the continuation of health insurance benefits in the event the NEO is terminated without cause or terminates his employment for good reason (as such terms are defined in the applicable employment agreement) or if the Company delivers a notice of non-renewal. The employment agreements also provide for severance and the continuation of health insurance benefits in the event the NEO is terminated without cause or terminates his employment for good reason or if the Company delivers a notice of non-renewal in each case within the three months prior to the consummation of, or within the twenty-four month period following, a change in control. Additionally, the equity and cash bonus award agreements under the 2013 Omnibus Plan entered into between the Company and the NEOs provide that if the NEO is terminated without cause within the two-year period following the consummation of a change in control, (i) all unvested time-based RSUs and time-based options held by the NEO will immediately vest, (ii) any performance share awards will be deemed earned at the target level, and (iii) any cash incentive awards will be deemed earned at the target level.

Severance arrangements are intended to provide compensation and a fair financial transition for a NEO when an adverse change in his or her employment status is required due to the needs of the Company or as a result of certain unexpected corporate events. We believe that reasonable severance benefits are appropriate in order to be competitive in our executive retention efforts. See “Employment Agreements” and “Potential Payments Upon Termination of Employment or Change-in-Control” below for information with respect to potential payments and benefits under the employment agreements with the NEOs and our other compensation arrangements upon the termination of the NEOs.

In connection with Mr. Clemens’ retirement from the Company on June 30, 2015, we entered into a consulting agreement with him under which he agreed to provide various consulting services to the Company, including reviewing the financial performance and capital structure of the Company and providing guidance regarding various investor relations activities, in exchange for $15,000 on each of April 30, 2016 and April 30, 2017. The agreement expires on April 30, 2017. Additionally, in connection with Mr. Clemens’ retirement and in recognition of his prior service to the Company, the Company agreed to extend the expiration date of the options that were granted to him in December 2011 and May 2013 to March 31, 2018. See “Consulting Agreement with Mr. Clemens” below.

Equity Grant Policy

On September 16, 2015, our Compensation Committee adopted an Equity Grant Policy in order to protect the integrity of the Company’s process with respect to granting equity-based awards to officers, teammates, directors and consultants, including grants under the 2013 Omnibus Plan, to avoid the appearance of equity granting improprieties, and to help ensure the proper documentation and notification of awards to grantees consistent with applicable legal, regulatory and accounting requirements. All equity awards to directors and “Subject Officers,” which includes (i) employees subject to the reporting requirements of Section 16 of the Securities Exchange Act of 1934, as amended, and (ii) “covered employees” under Section 162(m) of the Code, must be approved by a compensation committee composed of directors meeting the requirements set forth in the Equity Grant Policy.

Pursuant to the Equity Grant Policy, annual and ad hoc equity grants will only be made at regularly scheduled meetings of the Compensation Committee. Accordingly, the proximity of a grant date of any award to the date on which we announce material nonpublic information is coincidental. Historically, the Compensation Committee has approved annual equity awards for non-executive teammates during its prescheduled March meeting, after the Company issues its financial results for the prior fiscal year. Beginning in 2016, the Compensation Committee approved the annual equity awards for the NEOs in March as well. We do not have any program, plan or practice for setting the exercise price of stock option awards on any date other than the effective date of the award that is approved and granted at the prescheduled Compensation Committee meeting. The Equity Grant Policy provides that the exercise price of stock options is dictated by the equity plan under which the stock options are granted, which, in the case of the 2013 Omnibus Plan, is the average of the highest and lowest price of the Company’s common stock on the date of grant. It is our policy not to permit the repricing of stock option awards.

Compensation Recoupment Policy

On September 17, 2015, our Board of Directors adopted a Recoupment Policy which provides that, in the event the Company is required to prepare an accounting restatement of its financial statements due to material noncompliance with financial reporting requirements under the securities laws, we are required to recoup from current and former executive officers any excess incentive compensation received by them during the three completed fiscal years immediately preceding the date on which the Company is required to prepare an accounting restatement. The Recoupment Policy is intended to comply with the Dodd-Frank Wall Street Reform and Consumer Protection Act and proposed SEC rules thereunder, which we believe represents best practice. The Recoupment Policy applies to incentive compensation (cash and equity) that is approved, awarded or granted to our executive officers on or after the date of the Policy’s adoption by the Board. Moreover, the Policy applies irrespective of whether an executive officer engaged in fraud or other misconduct.

Cash and equity awards that are granted, earned or vested wholly or in part on the attainment of a financial reporting measure are subject to recoupment based on a restatement of our financial statements. We can recoup incentive compensation by (i) requiring reimbursement of cash incentive compensation previously paid, (ii) seeking recovery of any gain realized on vesting, exercise, settlement, sale, transfer or other disposition of ay equity-based awards, (iii) offsetting the recouped amount from any compensation otherwise owed by us to the current or former executive officer, (iv) cancelling outstanding vested or unvested equity awards and/or (v) taking any other remedial or recovery action permitted by law. There is no time limit on our ability to recover amounts under the Policy other than limits imposed by law, and recoupment is available to us regardless of whether the executive officer is still employed by us when repayment is required. Our Compensation Committee, designated by the Board as the administrator of the Policy, is responsible for determining whether recoupment is required under the Policy and for making all other determinations for the administration of the Policy.

Prohibition on Pledging and Hedging of Company Stock

The Board of Directors adopted an Insider Trading Compliance Program, which contains the Company’s Insider Trading Policy (as amended, the “Insider Trading Policy”). The Insider Trading Policy prohibits the Company’s directors, executive officers and teammates from pledging their Company securities or engaging in transactions designed to “hedge” against the price of the Company’s securities. None of the Company’s directors or NEOs currently engages in any pledging or hedging transactions.

Stock Ownership Guidelines for Executive Officers

The Company has always encouraged its executive officers to have a financial stake in the Company, and the executive officers have generally owned shares of our common stock, but until 2014 the Company did not have any required level of share ownership for individual officers. On December 11, 2014, however, the Board of Directors, at the recommendation of the Compensation Committee, adopted the Surgical Care Affiliates, Inc. Executive Officer Stock Ownership Guidelines in order to implement a formal stock ownership guideline for the CEO and executive vice presidents (the “EVPs”), including the NEOs. Under the guideline, the CEO should acquire and beneficially own shares of the Company’s common stock with a value equal to at least four times his annual base salary and each of the EVPs should acquire and beneficially own shares of the Company’s common stock with a value equal to at least two and one-half times his or her annual base salary. Current executive officers have until December 11, 2018 to satisfy this guideline, while any new executive officer has four years from the date he or she becomes an executive officer to satisfy this guideline. The minimum number of shares to be held by an executive officer will be calculated based on the greater of the acquisition cost or the fair market value of such shares. For purposes of meeting the ownership guideline, the following categories of stock are counted: (i) shares owned directly or indirectly (e.g., by a spouse, minor children or a trust), (ii) vested RSUs and stock options subject to time-based vesting criteria and (iii) shares held in a retirement or deferred compensation account for the benefit of the executive officer. However, unvested RSUs and stock options and unearned performance shares are not counted toward meeting the guideline. If the number of shares that an executive officer should own is increased as a result of an increase in the amount of such officer’s annual base salary, the officer will have four years from the effective date of the increase to attain the increased level of ownership. As of April 4, 2016, all of SCA’s NEOs were in compliance with the guideline, with the exception of Mr. De Weerdt who has four years from the date of his hire to satisfy this guideline.

Tax and Accounting Matters

Tax Deductibility of Executive Compensation. Section 162(m) of the Code limits the tax deductibility of compensation paid to specified executive officers in excess of $1 million in any year. However, performance-based compensation that has been approved by stockholders is excluded from the $1 million limit if, among other requirements, the compensation is payable only upon attainment of pre-established, objective performance goals. Performance-based compensation such as annual cash bonuses, stock option awards and performance share awards can meet these requirements, and as such can be deducted by the Company when they are paid to the executive officer. It is the intent of the Compensation Committee to maximize the extent of tax deductibility of executive compensation under the provisions of Section 162(m) of the Code so long as doing so is compatible with its determinations as to the most appropriate methods and approaches for the design and delivery of compensation.

Accounting for Stock-Based Compensation. The Company accounts for stock-based payments, including under its 2007 Equity Plan and 2013 Omnibus Plan, in accordance with the requirements of Accounting Standards Codification (“ASC”) Topic 718, Compensation – Stock Compensation, of the Financial Accounting Standards Board (“FASB”).

Section 409A of the Internal Revenue Code (“Section 409A”). The Company designs, awards and implements its compensation arrangements to fully comply with Section 409A and accompanying regulations.

Compensation Committee Report

The Compensation Committee of the Board has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based upon such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

THE COMPENSATION COMMITTEE

Todd B. Sisitsky, Chairman

Jeffrey K. Rhodes

Michael A. Sachs

Summary Compensation Table

The table below summarizes the total compensation earned by each of the Company’s NEOs for the fiscal years ended December 31, 2015, December 31, 2014 and December 31, 2013.

Name and Principal Position	Year	Salary ($)	Bonus ($)		Stock Awards ($)(1)	Option Awards ($)(2)		Non-Equity Incentive Plan Compensation ($)(3)	Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)(4)	Total ($)
Andrew P. Hayek	2015	795,385	-0-		2,924,993	1,575,001		838,870	-0-	15,381	6,149,630
Chairman, President and CEO	2014 2013	780,000 592,298	309,934 1,871,032	(5) (6)	2,924,984 -0-	1,583,409 1,743,524		690,066 579,898	-0- -0-	15,149 14,290	6,303,542 4,801,042

Tom W. F. De Weerdt(7)	2015	250,096	476,250	(8)	800,220	-0-		-0-	-0-	5,653	1,532,219
Executive Vice President and Chief Financial Officer

Michael A. Rucker	2015	439,124	-0-		812,483	437,505		365,115	-0-	6,020	2,060,247
Executive Vice President and Chief Operating Officer	2014 2013	435,631 423,074	34,312 433,906	(9) (10)	80,000 -0-	422,244 887,121		290,688 315,909	-0- -0-	5,920 5,756	1,968,795 2,065,766

Joseph T. Clark	2015	464,584	-0-		649,994	350,004		367,939	-0-	6,046	1,838,567
Executive Vice President and Chief Development Officer	2014 2013	466,601 456,230	26,769 497,638	(11) (12)	649,990 -0-	351,874 515,588		288,231 320,991	-0- -0-	5,947 5,430	1,789,412 1,795,877

Richard L. Sharff, Jr.(13)	2015	400,423	-0-		454,984	244,996		299,445	-0-	5,983	1,405,831
Executive Vice President, General Counsel and Corporate Secretary

Peter J. Clemens IV(14)	2015	202,959	-0-		-0-	72,768	(15)	-0-	-0-	5,643	281,370
Former Executive Vice President and Chief Financial Officer

(1)	The amounts presented in this column represent the fair value of the time-based RSUs on the date of grant in accordance with ASC Topic 718. Further detail surrounding the time-based RSUs granted, the method of valuation and the assumptions made are set forth in Note 12 to our consolidated financial statements contained in our Annual Report on Form 10-K for the year ended December 31, 2015.
(2)	The amounts presented in this column, except with respect to Mr. Clemens, represent the fair value of the options granted to purchase shares of our common stock (or, prior to October 31, 2013, membership units of ASC Acquisition LLC) on the date of grant in accordance with ASC Topic 718. Further detail surrounding the options awarded, the method of valuation and the assumptions made are set forth in Note 12 to our consolidated financial statements contained in our Annual Report on Form 10-K for the year ended December 31, 2015. For 2013, in addition to the grant date fair value of the option awards granted to the NEOs in fiscal year 2013, the amounts reported include (i) the incremental fair value of the performance-based options that were accelerated on September 16, 2013, computed as of the acceleration date in accordance with ASC Topic 718, or $174,635 for Mr. Hayek, $130,809 for Mr. Rucker and $52,562 for Mr. Clark and (ii) the incremental fair value recognized for the reduction on September 16, 2013 of the exercise price of previously granted options that were unvested as of such date, computed in accordance with ASC Topic 718, or $368,894 for Mr. Hayek, $276,317 for Mr. Rucker and $111,030 for Mr. Clark.
(3)	The amounts presented in this column represent the portion of the cash bonuses earned by the NEOs under our Senior Management Bonus Program for the applicable year that were attributable to the attainment of pre-established corporate and/or individual performance goals for such year. Any discretionary bonuses, whether paid under the Senior Management Bonus Program or otherwise, are reported under the “Bonus” column rather than the “Non-Equity Incentive Plan Compensation” column.
(4)	The amounts presented in this column represent 401(k) matching contributions and life insurance and long-term disability insurance premiums paid on behalf of the NEOs by the Company. The amounts presented for Mr. Hayek also include the dues and expenses for his memberships in the YPO and the YPO-WPO International paid on his behalf by the Company.
(5)	Represents the discretionary portion of the bonus paid to Mr. Hayek under our Senior Management Bonus Program for 2014.

(6)	$1,495,930 of this amount represents the amount of a one-time cash bonus paid to Mr. Hayek in September 2013 in respect of vested options and restricted equity units (“REUs”) and $375,102 represents an additional special cash bonus paid to Mr. Hayek in connection with the successful completion of the Company’s initial public offering.
(7)	Mr. De Weerdt’s employment commenced on May 19, 2015. Mr. De Weerdt’s annualized base salary for 2015 was $425,000.
(8)	Represents a cash signing bonus of $200,000 and a guaranteed cash bonus for 2015 of $276,250. Mr. De Weerdt did not participate in our Senior Management Bonus Program for 2015.
(9)	Represents the discretionary portion of the bonus paid to Mr. Rucker under our Senior Management Bonus Program for 2014.
(10)	Represents the amount of a one-time cash bonus paid to Mr. Rucker in September 2013 in respect of vested options.
(11)	Represents the discretionary portion of the bonus paid to Mr. Clark under our Senior Management Bonus Program for 2014.
(12)	Represents the amount of a one-time cash bonus paid to Mr. Clark in September 2013 in respect of vested options.
(13)	Compensation information is not provided for Mr. Sharff for 2014 or 2013 because Mr. Sharff was not a NEO in those years.
(14)	Mr. Clemens voluntarily terminated his employment with the Company effective June 30, 2015 and became a consultant to the Company on such date. Compensation information is not provided for Mr. Clemens for 2014 or 2013 because Mr. Clemens was not a NEO in those years.
(15)	Represents the incremental fair value of the shares of common stock issuable upon the exercise of time-based vesting stock options due to the modification of such stock options to extend the exercise period in accordance with ASC Topic 718.

Employment Agreements

We have entered into employment agreements with each of our NEOs (collectively, the “Employment Agreements”). The Employment Agreements, which were effective October 30, 2013 for Messrs. Hayek, Rucker, Clark, Sharff and Clemens, and May 19, 2015 for Mr. De Weerdt, have an initial term of three years, in each case with automatic renewals for successive one-year terms unless either party to the agreement provides notice of non-renewal at least 90 days prior to the expiration of the initial term or the applicable renewal term. Mr. Clemens’ Employment Agreement terminated in connection with his retirement effective June 30, 2015.

The Employment Agreements establish a base salary for each of our NEOs, subject to possible annual increases as determined by the Board of Directors or the Compensation Committee. The annual base salaries currently in effect for Messrs. Hayek, De Weerdt, Rucker, Clark and Sharff are $820,000, $435,000, $465,000, $490,000 and $425,000, respectively. Mr. Clemens’ annual base salary in effect at the time of his retirement was $410,000.

Additionally, the Employment Agreements provide that the NEOs are eligible to participate in our Senior Management Bonus Program, under which they may earn a cash bonus each year, subject to the achievement of Company and individual performance objectives established by the Compensation Committee. The target and maximum amounts of any annual bonus that may be earned by an executive are expressed as a percentage of the executive’s annual base salary in effect with respect to such year. The Employment Agreements also provide that each NEO is entitled to participate in all savings and retirement plans and welfare benefits provided by us which are generally made available to other executives.

The Employment Agreements contain standard ongoing confidentiality, non-solicitation and non-competition restrictions. The non-solicitation restrictions remain in place for 18 months for Messrs. De Weerdt, Rucker, Clark and Sharff, and two years for Mr. Hayek, in each case following termination of employment, and the non-competition restrictions remain in place for 18 months for Messrs. Hayek, De Weerdt, Rucker, Clark and Sharff, in each case following termination of employment.

Each of the Employment Agreements provides that if a NEO is terminated for cause or if he terminates his employment without good reason (as such terms are defined in the applicable Employment Agreement), he will be entitled to any earned and unpaid base salary and vacation through the date of his termination. If a NEO is terminated without cause, if he terminates his employment for good reason or if the Company delivers a notice of non-renewal, in each case other than in connection with a change in control, then in addition to any earned and unpaid base salary and vacation through the date of termination, he will be entitled to the following payments and benefits: (i) continued base salary payments for 18 months (24 months for Mr. Hayek) following the date of termination of employment, (ii) health insurance benefits for 18 months following the date of termination of employment or until he becomes re-employed with another employer and is eligible to receive health insurance benefits under another employer-provided plan, whichever comes earlier, and (iii) a pro rata portion of his annual bonus based upon the achievement of the applicable performance objectives payable in a lump sum at the same time as the annual bonuses are otherwise paid to other teammates.

In addition, each of the Employment Agreements provides that if a NEO’s employment terminates as a result of his death or disability, he will be entitled to any earned and unpaid base salary and vacation through the date of his termination, as well as a pro rata portion of his annual bonus based upon the achievement of the applicable performance objectives. In the event a NEO’s employment is terminated without cause, for good reason or if the Company delivers a notice of non-renewal, in each case within the three months prior to the consummation of, or within the twenty-four month period following, a change in control, in addition to any earned and unpaid base salary and vacation through the date of termination, he will be entitled to (i) an amount equal to 1.5 times (two times in the case of Mr. Hayek) the sum of the NEO’s then-current base salary and his target annual bonus, payable in a lump sum within forty days following the date of such termination, (ii) health insurance benefits for 18 months following the date of termination of employment or until he becomes re-employed with another employer and is eligible to receive health insurance benefits under another employer-provided plan, whichever comes earlier, and (iii) a pro rata portion of his annual bonus based upon the achievement of the applicable performance objectives payable in a lump sum at the same time as the annual bonuses are otherwise paid to other teammates.

Payments of severance and other benefits are conditioned upon the NEO executing a release of claims, and such release becoming effective, and compliance with restrictive covenants.

Consulting Agreement with Mr. Clemens

Mr. Clemens retired from the position of Executive Vice President and Chief Financial Officer of the Company on May 18, 2015, and voluntarily terminated his employment with the Company on June 30, 2015. In connection with Mr. Clemens’ retirement, we entered into a consulting agreement with Mr. Clemens dated April 15, 2015 (the “Consulting Agreement”) and effective July 1, 2015. Pursuant to the Consulting Agreement, Mr. Clemens agreed to provide various consulting services to the Company, including reviewing the financial performance and capital structure of the Company and providing guidance regarding various investor relations activities, which arrangement expires on April 30, 2017. As compensation for such consulting services, the Company agreed to pay Mr. Clemens $15,000 on each of April 30, 2016 and April 30, 2017. The Consulting Agreement contains standard ongoing confidentiality, non-solicitation and non-competition restrictions. The non-solicitation and non-competition restrictions remain in place for 18 months following termination of the engagement. The Consulting Agreement confirms that the RSUs and options to purchase common stock of the Company that were granted to Mr. Clemens on September 17, 2014 pursuant to the 2013 Omnibus Plan were forfeited as of July 1, 2015.

Grants of Plan-Based Awards During 2015

The table below sets forth information regarding grants of plan-based awards to the Company’s NEOs during 2015. All such awards were made under the 2013 Omnibus Plan.

Name	Grant Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)		All Other Option Awards: Number of Securities Underlying Options (#)(3)	Exercise or Base Price of Option Awards ($/SH)	Grant Date Fair Value of Stock and Option Awards ($)
		Threshold ($)(2)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Andrew P. Hayek
Annual Incentive RSUs Stock Options	3/4/2015 6/4/2015 6/4/2015	400,000 — —	780,000 — —	1,560,000 — —	— — —	— — —	— — —	— 76,271 —	(4)	— — 102,113	— — 38.35	— 2,924,993 1,575,001

Tom W. F. De Weerdt
RSUs	5/19/2015	—	—	—	—	—	—	21,852	(5)	—	—	800,220

Michael A. Rucker
Annual Incentive RSUs Stock Options	3/4/2015 6/4/2015 6/4/2015	163,089 — —	340,225 — —	680,510 — —	— — —	— — —	— — —	— 21,186 —	(4)	— — 28,365	— — 38.35	— 812,483 437,505

Joseph T. Clark
Annual Incentive RSUs Stock Options	3/4/2015 6/4/2015 6/4/2015	153,300 — —	328,300 — —	656,600 — —	— — —	— — —	— — —	— 16,949 —	(4)	— — 22,692	— — 38.35	— 649,994 350,004

Richard L. Sharff, Jr.
Annual Incentive RSUs Stock Options	3/4/2015 6/4/2015 6/4/2015	134,875 — —	260,000 — —	520,000 — —	— — —	— — —	— — —	— 11,864 —	(4)	— — 15,884	— — 38.35	— 454,984 244,996

Peter J. Clemens IV
Stock Options	7/1/2015	—	—	—	—	—	—	—		—	—	72,768	(6)

(1)	The amounts in these three columns represent possible payments under our Senior Management Bonus Program for 2015 as discussed under “Elements of 2015 Executive Compensation—Annual Cash Bonuses” beginning on page 38. Actual payments made to the NEOs under the Senior Management Bonus Program for 2015 were paid in March 2016 and are reflected in the Summary Compensation Table under the heading “Non-Equity Incentive Plan Compensation.”
(2)	The “Threshold” bonus amount is determined based upon the minimum bonus each NEO could earn pursuant to Senior Management Bonus Program for 2015.
(3)	Represents shares of common stock issuable upon the exercise of time-based vesting stock options granted during 2015 under the 2013 Omnibus Plan which vest in four equal installments on June 4, 2016, June 4, 2017, June 4, 2018 and June 4, 2019.
(4)	Represents shares of common stock underlying time-based vesting RSUs granted during 2015 under the 2013 Omnibus Plan which vest and settle in four equal installments on June 4, 2016, June 4, 2017, June 4, 2018 and June 4, 2019.
(5)	Represents shares of common stock underlying time-based vesting RSUs granted during 2015 under the 2013 Omnibus Plan which vest and settle in three equal installments on May 19, 2016, May 19, 2017 and May 19, 2018.
(6)	Represents the incremental fair value of the shares of common stock issuable upon the exercise of time-based vesting stock options due to the modification of such stock options to extend the exercise period in accordance with ASC Topic 718.

Outstanding Equity Awards at December 31, 2015

The following table sets forth information regarding equity awards held by our NEOs as of December 31, 2015 and reflects our conversion from a Delaware limited liability company to a Delaware corporation on October 30, 2013.

		Option Awards								Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)		Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)		Equity Incentive Plan Awards: Number of Unearned Shares, Units, or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units, or Other Rights That Have Not Vested ($)
Andrew P. Hayek	4/21/2008 3/24/2010 3/24/2010 5/6/2013 9/17/2014 9/17/2014 6/4/2015 6/4/2015	360,975 175,610 43,902 91,464 33,921 — — —	(1) (1) (1) (2) (2) (2)	— — — 91,462 101,761 — 102,113 —	(1) (1) (1) (2) (2) (2)	— — — — — — — —	10.25 11.18 8.72 12.41 29.02 — 38.35 —	(3) (3)	4/21/2018 3/24/2020 3/24/2020 5/6/2023 9/17/2024 — 6/4/2025 —	— — — — — 75,594 — 76,271	(4) (4)	— — — — — 3,009,397 — 3,036,349	(5) (5)	— — — — — — — —	— — — — — — — —

Tom W. F. De Weerdt	5/19/2015	—		—		—	—		—	21,852	(6)	869,928	(5)	—	—

Michael A. Rucker	9/15/2008 7/23/2009 3/24/2010 2/8/2011 2/8/2011 3/6/2012 3/6/2012 5/6/2013 9/17/2014 9/17/2014 6/4/2015 6/4/2015	53,500 37,765 26,184 13,659 — 23,696 47,390 36,586 9,046 — — —	(1) (1) (1) (1) (1) (2) (2) (2) (2) (2)	— — — — 1,951 — 23,695 36,584 27,136 — 28,365 —	(1) (1) (1) (1) (1) (2) (2) (2) (2) (2)	— — — — — — — — — — — —	12.10 12.10 11.18 11.18 8.72 13.94 11.48 12.41 29.02 — 38.35 —	(3) (3) (3)	9/15/2018 7/23/2019 3/24/2020 2/8/2021 2/8/2021 3/6/2022 3/6/2022 5/6/2023 9/17/2024 — 6/4/2025 —	— — — — — — — — — 20,158 — 21,186	(4) (4)	— — — — — — — — — 802,490 — 843,415	(5) (5)	— — — — — — — — — — — —	— — — — — — — — — — — —

Joseph T. Clark	3/6/2012 3/6/2012 5/6/2013 9/17/2014 9/17/2014 6/4/2015 6/4/2015	6,098 12,194 26,830 7,538 — — —	(2) (2) (2) (2) (2)	— 6,098 26,828 22,614 — 22,692 —	(2) (2) (2) (2) (2)	— — — — — — —	13.94 11.48 12.41 29.02 — 38.35 —	(3) (3)	3/6/2022 3/6/2022 5/6/2023 9/17/2024 — 6/4/2025 —	— — — — 16,798 — 16,949	(4) (4)	— — — — 668,728 — 674,740	(5) (5)	— — — — — — —	— — — — — — —

Richard L. Sharff, Jr.	6/29/2007 3/6/2012 3/6/2012 5/6/2013 9/17/2014 9/17/2014 6/4/2015 6/4/2015	6,693 6,413 6,412 12,196 5,277 — — —	(1) (2) (2) (2) (2) (2)	— — 6,412 12,194 15,829 — 15,884 —	(1) (2) (2) (2) (2) (2)	— — — — — — — —	12.10 13.94 11.48 12.41 29.02 — 38.35 —	(3) (3)	6/29/2017 3/6/2022 3/6/2022 5/6/2023 9/17/2024 — 6/4/2025 —	— — — — — 11,759 — 11,864	(4) (4)	— — — — — 468,126 — 472,306	(5) (5)	— — — — — — — —	— — — — — — — —

Peter J. Clemens IV	12/8/2011 12/8/2011 5/6/2013	43,903 43,902 10,976	(1) (1) (2)	— 14,634 10,975	(1) (1) (2)	— — —	12.10 9.64 12.41	(3) (3)	12/8/2021 12/8/2021 5/6/2023	— — —		— — —		— — —	— — —

(1)	Half of these option awards are subject to time-based vesting, with 20% vesting on each of the first, second, third, fourth and fifth anniversaries of the date of grant, and half were subject to performance-based vesting, which half were deemed vested as of September 16, 2013.
(2)	These option awards are subject to time-based vesting, with 25% vesting on each of the first, second, third and fourth anniversaries of the date of grant.
(3)	Reflects a $2.46 per share reduction in the exercise price of these options on September 26, 2013 in connection with our IPO.
(4)	These RSUs are subject to time-based vesting, with 25% vesting and settling on each of the first, second, third and fourth anniversaries of the date of grant.
(5)	The market value is based on the closing price of our common stock on NASDAQ on December 31, 2015 of $39.81, the last trading day of 2015, multiplied by the number of RSUs.
(6)	These RSUs are subject to time-based vesting, with 33.33% vesting and settling on each of the first, second and third anniversaries of the date of grant.

Options Exercised and Stock Vested During 2015

The following table sets forth information concerning the exercise of options and the vesting of RSUs for the Company’s NEOs during 2015.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting	Value Realized on Vesting ($)(2)
Andrew P. Hayek	164,276	4,092,490	25,198	964,579
Tom W. F. De Weerdt	—	—	—	—
Michael A. Rucker	14,250	358,063	6,720	257,242
Joseph T. Clark	—	—	5,600	214,368
Richard L. Sharff, Jr.	57,612	1,496,230	3,920	150,058
Peter J. Clemens IV	43,902	1,112,358	—	—

(1)	The value realized upon the exercise of stock options is calculated based upon the difference between the exercise price of the option and the closing price of the Company’s common stock on NASDAQ on the date of exercise and does not reflect the payment of any applicable withholding taxes or brokerage commissions.
(2)	The value realized upon the vesting of RSUs is calculated based upon the closing price of our common stock on NASDAQ on the applicable vesting date and before the payment of any applicable withholding taxes or brokerage commissions.

Equity Compensation Plans

The following table sets forth, as of December 31, 2015, information concerning compensation plans under which our securities are authorized for issuance. The table does not reflect grants, awards, exercises, terminations or expirations since that date. All share amounts and exercise prices have been adjusted to give effect to the conversion on October 30, 2013 of every 10.25 outstanding membership units of ASC Acquisition LLC into one share of common stock of the Company (and the similar conversion of equity awards) in connection with our conversion from a Delaware limited liability company to a Delaware corporation on October 30, 2013.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights		Weighted Average Exercise Price of Outstanding Options, Warrants and Rights		Number of Securities Available for Future Issuance (Excluding Securities Reflected in the First Column)
Equity compensation plans approved by security holders	3,024,751	(1)	$17.97	(2)	1,006,107	(3)
Equity compensation plans not approved by security holders	—		—		—

Total	3,024,751		$17.97		1,006,107

(1)	Consists of (i) options to purchase 1,582,092 shares of common stock granted under our 2007 Option Plan, (ii) options to purchase 73,755 shares of common stock granted under our Director Equity Plan, (iii) options to purchase 727,398 shares of common stock granted under our 2013 Omnibus Plan, (iv) RSUs for 561,106 shares of common stock granted under our 2013 Omnibus Plan and (v) RSUs for 80,400 shares of common stock which were not granted pursuant to an equity incentive plan.
(2)	Does not take into account RSUs, which have no exercise price.
(3)	Consists of (i) 153,708 shares available under our 2007 Option Plan, (ii) 31,604 shares available under our Director Equity Plan and (iii) 820,795 shares available under our 2013 Omnibus Plan. We will not use the 2007 Option Plan or the Director Equity Plan to make any future grants of equity awards.

Additional Equity Compensation Plans Information

The following is the Company’s overhang information, which measures the number of shares subject to equity-based awards outstanding but unexercised, unvested or unsettled, as of March 22, 2016, for all of the Company’s existing equity compensation plans, as well as certain other information relating to outstanding awards under the plans:

•	Shares available for future grants of awards under the 2013 Omnibus Plan*: 169,306

•	Outstanding unvested full value awards: 838,722

•	Outstanding vested but unsettled RSUs: 82,360

•	Outstanding stock options: 2,473,921

•	Weighted average remaining contractual term of outstanding stock options: 6.72

•	Weighted average exercise price of outstanding stock options: $21.47

*Assumes that the performance share awards issued to the NEOs in March 2016 will be earned at the maximum award levels.

2007 Option Plan

Our Management Equity Incentive Plan, adopted on November 16, 2007, as amended (the “2007 Option Plan”), provides for the grant of options to purchase our membership units to key teammates, directors, service providers and consultants of the Company and its affiliates. This summary of the 2007 Option Plan is not a complete description of all provisions of the 2007 Option Plan and is qualified in its entirety by reference to the 2007 Option Plan, which has been filed with the SEC. The 2007 Option Plan is administered by the Compensation Committee, which will not make any additional grants of options under the 2007 Option Plan.

Grants under the 2007 Option Plan, including those made to our NEOs, have consisted of option awards, fifty percent (50%) of which were subject to time-based vesting and fifty percent (50%) of which were subject to performance-based vesting, subject to the NEO continuing to be employed on the applicable vesting date. As of September 16, 2013, all of the performance-based options were deemed to be fully vested. The vesting of the time-based option awards is generally in four or five equal annual installments of 25% or 20% per year, respectively, on each anniversary of the grant date. Prior to 2010, with the exception of options granted to Mr. Hayek, all options granted to participants expired seven years from the date of grant (Mr. Hayek’s options granted prior to 2010 expire 10 years from the date of grant). In 2011, we offered to cancel all of the outstanding options under the 2007 Option Plan that had seven year terms and replace such options with a larger number of options with similar terms and with an expiration date of 10 years from the original date of grant (rather than seven years). Options granted after 2010 expire 10 years from the date of grant.

Unless otherwise provided by the Compensation Committee in a participant’s grant agreement or other agreement, a participant’s unvested options granted under the 2007 Option Plan will immediately expire on the date such participant’s employment is terminated for any reason, and vested options will remain outstanding for one year following the participant’s death or disability and for 90 days following termination of employment for any other reason (or, in each case, until the award’s expiration date, if earlier). If a participant’s employment is terminated for cause (as defined in the 2007 Option Plan), all awards then held by the participant will be forfeited immediately, whether or not vested. The 2007 Option Plan provides that if an individual’s employment is terminated within a certain period following a change in control, either by the Company without cause or by the individual for good reason, all unvested time-based options shall become fully vested.

Pursuant to the Amendment to Unit Option Grant Agreements entered into between the Company and Mr. Clemens on June 1, 2015, the parties extended the expiration date of the options to purchase common stock of the Company granted to Mr. Clemens on December 8, 2011 and May 6, 2013 under the 2007 Option Plan to March 31, 2018.

Pre-IPO Stand-Alone RSU Grant

On July 24, 2008, Mr. Hayek was granted 700,000 REUs (or 68,292 RSUs after giving effect to our conversion from a Delaware limited liability company to a Delaware corporation on October 30, 2013), which were subject to time-based vesting over a period of five years from the date of grant and as of July 24, 2013 were fully vested. Mr. Hayek’s RSUs will be settled for shares of common stock (or, in the Board of Directors’ discretion, cash) upon the earlier of (i) the termination of Mr. Hayek’s employment or (ii) a qualifying change in control of the Company or SCA, LLC.

2013 Omnibus Plan

Prior to the IPO, we adopted the 2013 Omnibus Plan, which provides for the grant of options, stock appreciation rights, restricted and unrestricted stock and stock units, performance awards, cash awards, and other awards convertible into or otherwise based on shares of the Company’s common stock to key teammates, directors and consultants of the Company and its affiliates. All equity-based awards subsequent to the IPO have been granted under the 2013 Omnibus Plan. This summary of the 2013 Omnibus Plan is not a complete description of all provisions of the 2013 Omnibus Plan and is qualified in its entirety by reference to the 2013 Omnibus Plan, which has been filed with the SEC.

The 2013 Omnibus Plan is administered by the Compensation Committee, which has the authority to determine eligibility for and grant and determine the terms of awards under the 2013 Omnibus Plan, including the time or times at which awards vest or become exercisable. Prior to 2016, grants under the 2013 Omnibus Plan, including those made to our NEOs, have consisted of time-based options and time-based RSUs, subject to the NEO continuing to be employed on the applicable vesting date. Each of the time-based options and the time-based RSUs vests in four equal annual installments of 25% per year on the anniversary of the grant date, with the exception of the time-based RSUs granted to Mr. De Weerdt pursuant to his Employment Agreement with the Company, which vest in three equal annual installments of 33.33% per year on the anniversary of the grant date, or May 19, 2015. The time-based options granted under the 2013 Omnibus Plan expire 10 years from the date of grant.

As provided in each participant’s award agreement for time-based options, a participant’s unvested options will immediately expire on the date such participant’s employment is terminated for any reason, and vested options will remain outstanding for one year following the participant’s death or disability and for 90 days following termination of employment for any other reason (or, in each case, until the award’s expiration date, if earlier). A participant’s vested options will immediately be forfeited on the date such participant’s employment is terminated for cause. As provided in each participant’s award agreement for time-based RSUs, a participant’s unvested RSUs will immediately be forfeited on the date such participant’s employment is terminated for any reason. The award agreements for both time-based options and time-based RSUs provide that if a participant’s employment is terminated within a certain period following a change in control by the Company without cause, all unvested time-based options or time-based RSUs, as applicable, shall become fully vested and the vested options will remain outstanding for 90 days following the date of such termination.

In 2016, the Compensation Committee decided to grant performance shares under the 2013 Omnibus Plan to key teammates of the Company, including our NEOs. As provided in each participant’s award agreement for a performance share award, a participant’s right to receive any performance shares will immediately expire on the date such participant’s employment is terminated for any reason prior to the last day of the performance period; however, a participant will be issued a pro rata portion of the earned shares if such participant’s employment is terminated due to death or disability prior to the last day of the performance period. The award agreement also provides that if a participant’s employment is terminated within a certain period following a change in control by the Company without cause, with such termination occurring during the performance period, the participant will be issued a number of earned shares at the target level.

The Compensation Committee also decided in 2016 to grant cash incentive awards under the 2013 Omnibus Plan to key teammates of the Company, including our NEOs. As provided in each participant’s award agreement for a cash incentive award, a participant’s right to receive any cash incentive award will immediately expire on the date such participant’s employment is terminated for any reason prior to the last day of the performance period; however, a participant will receive a pro rata portion of the earned cash award if such participant’s employment is terminated due to death or disability prior to the last day of the performance period. The award agreement also provides that if a participant’s employment is terminated within a certain period following a change in control by the Company without cause, with such termination occurring during the performance period, the participant will receive the cash incentive award at the target level.

Teammate Stock Purchase Plan

The Board of Directors adopted, and the stockholders of the Company approved at the 2014 annual meeting, the Surgical Care Affiliates Teammate Stock Purchase Plan (as amended, the “Teammate Stock Purchase Plan”). The Teammate Stock Purchase Plan became effective on July 1, 2014 and provides eligible teammates, including the NEOs, of the Company and its designated subsidiaries with a convenient method to purchase shares of the Company’s common stock through payroll deductions. Following each offering period, the amounts accrued on behalf of each participant are used to purchase shares of the Company’s common stock at up to a 15% discount, as determined by the Compensation Committee, from the closing price of the Company’s common stock on such purchase date. Mr. De Weerdt is currently the only NEO who participates in the Teammate Stock Purchase Plan.

Potential Payments Upon Termination of Employment or Change-in-Control

The Employment Agreements with our NEOs contain severance provisions pursuant to which the NEOs are entitled to certain payments or benefits upon a termination without cause, for good reason or due to death or disability. Please refer to the “Employment Agreements” section above for further information about such payments and benefits. In addition, the 2007 Option Plan provides for accelerated vesting of the outstanding option awards subject to time-based vesting upon termination of employment by us without “cause” or for “good reason,” as those terms are defined below, within the two-year period following a “change in control.” Additionally, the award agreements pursuant to which time-based options and time-based RSUs have been granted pursuant to the 2013 Omnibus Plan also provide for accelerated vesting of the outstanding options and RSUs if the executive is terminated without cause within the two-year period following a change in control. The NEOs are not entitled to any payments or benefits under the Employment Agreements, incentive plans or award agreements in the event of a change in control absent a termination of employment.

The following tables describe the potential payments and benefits under the Company’s compensation and benefit plans and arrangements to which the Company’s NEOs currently employed with us would be entitled upon a hypothetical termination of employment on December 31, 2015. Due to the numerous factors involved in estimating these amounts, the actual value of benefits and amounts to be paid can only be determined upon termination of employment. In the event a NEO breaches or violates the restrictive covenants contained in the awards under his Employment Agreement, certain of the amounts described below may be subject to forfeiture.

Andrew P. Hayek	Cash Payments ($)(1)	Continuation of Insurance Benefits ($)	Accelerated Vesting of Equity Awards ($)(2)	Scaleback ($)		Total Termination Benefits ($)
Termination by the Company without Cause or by the Executive with Good Reason, or Non-Renewal of Employment Agreement by the Company	2,438,870	19,044	—	—		2,457,914

Termination by the Company with Cause or by the Executive without Good Reason, or Non-Renewal of Employment Agreement by the Executive	—	—	—	—		—

Termination by the Company without Cause or by the Executive with Good Reason, or Non-Renewal of Employment Agreement by the Company prior to or following a Change in Control	4,038,870	19,044	9,798,891	(795,427	)(3)	13,061,378

Death	838,870	—	—	—		838,870

Disability	838,870	—	—	—		838,870

Retirement	—	—	—	—		—

(1)	The amounts presented in this column reflect salary continuation and lump sum cash payments pursuant to the terms of the executive’s Employment Agreement. The Company automatically reduces payments under the executive’s Employment Agreement to the extent necessary to prevent such payments from being subject to excise tax under Section 280G and Section 4999 of the Code, but only to the extent the after-tax benefit of the reduced payments exceeds the after-tax benefit if such reduction were not made.
(2)	The amounts presented in this column reflect outstanding equity awards for which the grant date fair value has been reported as compensation in the Summary Compensation Table in 2015 or prior years. The value of the accelerated vesting of equity awards in this column has been determined based on the $39.81 closing price of our common stock on December 31, 2015.
(3)	Under Mr. Hayek’s Employment Agreement, for change in control transactions occurring after January 1, 2015, Mr. Hayek is entitled to the best after-tax provision, i.e., the change in control termination benefits shall be payable either (i) in full or (ii) reduced to the minimum extent necessary to not trigger the excise tax, whichever results in the greatest benefits on an after-tax basis after taking into account the applicable federal, state, local and foreign income, employment and excise taxes.

Tom W. F. De Weerdt	Cash Payments ($)(1)	Continuation of Insurance Benefits ($)	Accelerated Vesting of Equity Awards ($)(2)	Scaleback ($)	Total Termination Benefits ($)
Termination by the Company without Cause or by the Executive with Good Reason, or Non-Renewal of Employment Agreement by the Company	913,750	0	—	—	913,750

Termination by the Company with Cause or by the Executive without Good Reason, or Non-Renewal of Employment Agreement by the Executive	—	—	—	—	—

Termination by the Company without Cause or by the Executive with Good Reason, or Non-Renewal of Employment Agreement by the Company prior to or following a Change in Control	1,328,125	0	869,928	Not Required	2,198,053

Death	276,250	—	—	—	276,250

Disability	276,250	—	—	—	276,250

Retirement	—	—	—	—	—

(1)	The amounts presented in this column reflect salary continuation and lump sum cash payments pursuant to the terms of the executive’s Employment Agreement. The Company automatically reduces payments under the executive’s Employment Agreement to the extent necessary to prevent such payments from being subject to excise tax under Section 280G and Section 4999 of the Code, but only to the extent the after-tax benefit of the reduced payments exceeds the after-tax benefit if such reduction were not made.
(2)	The amounts presented in this column reflect outstanding equity awards for which the grant date fair value has been reported as compensation in the Summary Compensation Table in 2015 or prior years. The value of the accelerated vesting of equity awards in this column has been determined based on the $39.81 closing price of our common stock on December 31, 2015.

Michael A. Rucker	Cash Payments ($)(1)	Continuation of Insurance Benefits ($)	Accelerated Vesting of Equity Awards ($)(2)	Scaleback ($)	Total Termination Benefits ($)
Termination by the Company without Cause or by the Executive with Good Reason, or Non-Renewal of Employment Agreement by the Company	1,047,615	18,314	—	—	1,065,929

Termination by the Company with Cause or by the Executive without Good Reason, or Non-Renewal of Employment Agreement by the Executive	—	—	—	—	—

Termination by the Company without Cause or by the Executive with Good Reason, or Non-Renewal of Employment Agreement by the Company prior to or following a Change in Control	1,576,553	18,314	3,714,453	Not Required	5,309,320

Death	365,115	—	—	—	365,115

Disability	365,115	—	—	—	365,115

Retirement	—	—	—	—	—

(1)	The amounts presented in this column reflect salary continuation and lump sum cash payments pursuant to the terms of the executive’s Employment Agreement. The Company automatically reduces payments under the executive’s Employment Agreement to the extent necessary to prevent such payments from being subject to excise tax under Section 280G and Section 4999 of the Code, but only to the extent the after-tax benefit of the reduced payments exceeds the after-tax benefit if such reduction were not made.
(2)	The amounts presented in this column reflect outstanding equity awards for which the grant date fair value has been reported as compensation in the Summary Compensation Table in 2015 or prior years. The value of the accelerated vesting of equity awards in this column has been determined based on the $39.81 closing price of our common stock on December 31, 2015.

Joseph T. Clark	Cash Payments ($)(1)	Continuation of Insurance Benefits ($)	Accelerated Vesting of Equity Awards ($)(2)	Scaleback ($)	Total Termination Benefits ($)
Termination by the Company without Cause or by the Executive with Good Reason, or Non-Renewal of Employment Agreement by the Company	1,087,939	11,415	—	—	1,099,354

Termination by the Company with Cause or by the Executive without Good Reason, or Non-Renewal of Employment Agreement by the Executive	—	—	—	—	—

Termination by the Company without Cause or by the Executive with Good Reason, or Non-Renewal of Employment Agreement by the Company prior to or following a Change in Control	1,591,939	11,415	2,528,447	Not Required	4,131,801

Death	367,939	—	—	—	367,939

Disability	367,939	—	—	—	367,939

Retirement	—	—	—	—	—

(1)	The amounts presented in this column reflect salary continuation and lump sum cash payments pursuant to the terms of the executive’s Employment Agreement. The Company automatically reduces payments under the executive’s Employment Agreement to the extent necessary to prevent such payments from being subject to excise tax under Section 280G and Section 4999 of the Code, but only to the extent the after-tax benefit of the reduced payments exceeds the after-tax benefit if such reduction were not made.
(2)	The amounts presented in this column reflect outstanding equity awards for which the grant date fair value has been reported as compensation in the Summary Compensation Table in 2015 or prior years. The value of the accelerated vesting of equity awards in this column has been determined based on the $39.81 closing price of our common stock on December 31, 2015.

Richard L. Sharff, Jr.	Cash Payments ($)(1)	Continuation of Insurance Benefits ($)	Accelerated Vesting of Equity Awards ($)(2)	Scaleback ($)	Total Termination Benefits ($)
Termination by the Company without Cause or by the Executive with Good Reason, or Non-Renewal of Employment Agreement by the Company	921,945	30,534	—	—	952,479

Termination by the Company with Cause or by the Executive without Good Reason, or Non-Renewal of Employment Agreement by the Executive	—	—	—	—	—

Termination by the Company without Cause or by the Executive with Good Reason, or Non-Renewal of Employment Agreement by the Company prior to or following a Change in Control	1,326,570	30,534	1,650,185	Not Required	3,007,289

Death	299,445	—	—	—	299,445

Disability	299,445	—	—	—	299,445

Retirement	—	—	—	—	—

(1)	The amounts presented in this column reflect salary continuation and lump sum cash payments pursuant to the terms of the executive’s Employment Agreement. The Company automatically reduces payments under the executive’s Employment Agreement to the extent necessary to prevent such payments from being subject to excise tax under Section 280G and Section 4999 of the Code, but only to the extent the after-tax benefit of the reduced payments exceeds the after-tax benefit if such reduction were not made.
(2)	The amounts presented in this column reflect outstanding equity awards for which the grant date fair value has been reported as compensation in the Summary Compensation Table in 2015 or prior years. The value of the accelerated vesting of equity awards in this column has been determined based on the $39.81 closing price of our common stock on December 31, 2015.

The amounts shown in the preceding tables do not include payments and benefits to the extent they are provided on a nondiscriminatory basis to salaried teammates generally upon termination of employment. Certain of the payments are conditioned upon the executive executing a release of claims and such release becoming effective. The terms “Cause,” “Change in Control,” “Disability” and “Good Reason” are defined below.

As discussed above under “Consulting Agreement with Mr. Clemens,” in connection with his retirement, the Company entered into a Consulting Agreement with Mr. Clemens. As compensation for his consulting services, the Company has agreed to pay Mr. Clemens $15,000 on each of April 30, 2016 and April 30, 2017. Additionally, as discussed above under “2007 Option Plan,” the Company entered into an amendment to two of Mr. Clemens’ option agreements in order to extend the expiration date of options to purchase shares of common stock of the Company held by Mr. Clemens. Other than amounts to be paid under the Consulting Agreement and the incremental increase in fair value due to the extended expiration date of two options to purchase common stock of the Company, Mr. Clemens did not receive any severance or other termination benefits in connection with his retirement.

Definitions

“Cause” means, in general terms:

(i)	fraud, misappropriation or embezzlement with respect to the Company;

(ii)	indictment for, conviction of, or plea of guilty or no contest to, any felony;

(iii)	suspension or debarment from participation in any federal or state health care program;

(iv)	an admission of liability, or finding, of a violation of any “securities laws;

(v)	repeated failure after reasonable prior written notice to comply with any valid and legal directive of the Board or the Company; or

(vi)	breach of any material provision of the Employment Agreement that is not remedied within fifteen (15) days of written notice from the Company.

“Change in Control” means, in general terms, a change in the ownership or effective control of the Company, or a change in the ownership of a substantial portion of the assets of the Company.

“Disability” means, in general terms, incapacity due to physical or mental illness or injury that results in the NEO (i) becoming eligible to receive a benefit under the Company’s long-term disability plan applicable to the NEO or (ii) being unable to perform the essential duties of his or her employment with reasonable accommodation for a continuous period of 90 days or an aggregate of 180 days.

“Good Reason” means, in general terms:

(i)	failure to make all or any portion of any payment required by the Employment Agreement within a reasonable time after such payments are due;

(ii)	material modification of the Company’s senior management bonus program such that the NEO’s targeted cash bonus levels are lower than those levels of other similarly-situated executive officers of the Company;

(iii)	material diminution of duties, responsibilities or positions;

(iv)	relocation of the NEO’s work location by more than fifty (50) miles from the principal place of employment; and/or

(v)	material breach by the Company of any of its duties or obligations.

Director Compensation

The following table sets forth information concerning the compensation earned by our directors during 2015.

Name(1)	Fees Earned or Paid in Cash ($)	Stock Awards ($)(2)(3)	Option Awards ($)(4)	Non-Equity Incentive Plan Compensation ($)	Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Thomas C. Geiser	65,000	75,013	—	—	—	—	140,013
Frederick A. Hessler	65,000	75,013	—	—	—	—	140,013
Curtis S. Lane(5)	50,000	124,016	—	—	—	—	174,016
Sharad Mansukani, M.D.	50,000	75,013	—	—	—	—	125,013
Jeffrey K. Rhodes	—	—	—	—	—	—	—
Michael A. Sachs(6)	16,500	75,016	—	—	—	—	91,516
Todd B. Sisitsky	—	—	—	—	—	—	—
Lisa Skeete Tatum	50,000	75,013	—	—	—	—	125,013

(1)	Andrew P. Hayek, the Company’s Chairman, President and CEO, is not included in this table as he is, and at all times during 2015 was, a teammate of the Company and thus received no compensation for his service as director. The compensation received by Mr. Hayek as a teammate of the Company is shown in the Summary Compensation Table on page 51.
(2)	The amounts presented in this column represent the fair value of the RSUs (and in the case of Mr. Lane, shares of common stock) granted on the date of grant in accordance with ASC Topic 718. Further detail surrounding the RSUs awarded, the method of valuation and the assumptions made are set forth in Note 12 to our consolidated financial statements contained in our Annual Report on Form 10-K for the year ended December 31, 2015. On September 16, 2015, Mr. Lane received 1,305 fully vested, unrestricted shares of common stock of the Company to address the unintended forfeiture of 1,698 options that he held and expired unexercised on June 24, 2015, and the amount presented in this column for Mr. Lane includes the fair value of such shares on the date of grant based on the average of the high and low stock prices of the Company’s common stock as reported on NASDAQ on such date ($37.55).
(3)	At the end of fiscal year 2015, the aggregate number of unvested RSUs for each director was as follows: (i) for Mr. Geiser, 8,328, (ii) for Mr. Hessler, 5,616, (iii) for Mr. Lane, 8,328, (iv) for Dr. Mansukani, 8,328, (v) for Mr. Sachs, 2,078, and (vi) for Ms. Skeete Tatum, 4,292. At the end of fiscal year 2015, the aggregate number of vested RSUs that had not settled for each director was as follows: (i) for Mr. Geiser, 5,306, (ii) for Mr. Hessler, 2,492, (iii) for Mr. Lane, 5,204, (iv) for Dr. Mansukani, 5,204 and (v) for Ms. Skeete Tatum, 1,168. Vested RSUs are settled for shares of common stock or cash, at the Board’s discretion, upon the earlier of (i) the director ceasing to provide services as a director of the Company or (ii) a qualifying change in control of the Company.
(4)	At the end of fiscal year 2015, the aggregate number of option awards outstanding (all of which have vested) for each director was as follows: (i) for Mr. Geiser, 31,917, (ii) for Mr. Lane, 31,917, and (iii) for Dr. Mansukani, 9,921.
(5)	Mr. Lane resigned as a director of the Company effective February 29, 2016.
(6)	Mr. Sachs was elected to the Board of Directors effective September 1, 2015.

Under our current director compensation program, certain members of our Board of Directors who are not teammates of the Company receive an annual cash retainer (payable quarterly in arrears) for their services as a director. On December 2, 2015, the Board of Directors approved, at the recommendation of the Compensation Committee, an increase in the cash retainer from $50,000 per year to $60,000 per year, payable in arrears each quarter, with such change to be effective January 1, 2016. Currently, the following directors receive a retainer: Mr. Geiser, Mr. Hessler, Dr. Mansukani, Mr. Sachs and Ms. Skeete Tatum.

Additionally, Mr. Geiser receives an annual cash retainer of $15,000 (payable quarterly in arrears), representing two individual retainers of $7,500 each, for serving as the Chair of the Regulatory Compliance Committee and the Chair of the Transactions Committee, and Mr. Hessler receives an additional annual cash retainer of $15,000 (payable quarterly in arrears) for serving as Chair of the Audit Committee.

Starting in 2012, the Company elected to make annual grants of REUs (or RSUs following our IPO on October 30, 3013) to each of our non-employee directors in an aggregate amount equal to $30,000. Upon the conversion of the Company from a Delaware limited liability company to a Delaware corporation on October 30, 2013, the REUs became RSUs that may be settled in shares of common stock (or, in the discretion of the Board of Directors, cash). On December 11, 2014, the Board of Directors approved, at the recommendation of the Compensation Committee, an increase in the amount of RSUs granted to each non-employee director from $30,000 per year to $75,000 per year as a result of increased responsibilities following the IPO. In 2015, the Company granted 1,956 RSUs to each of Mr. Geiser, Mr. Hessler, Mr. Lane, Dr. Mansukani and Ms. Skeete Tatum under the 2013 Omnibus Plan. The RSUs granted to these directors vest ratably on June 4, 2016 and June 4, 2017. The Company granted 2,078 RSUs to Mr. Sachs under the 2013 Omnibus Plan following his election to the Board on September 1, 2015, which vest ratably on September 1, 2016 and September 1, 2017.

On December 2, 2015, the Board of Directors approved, at the recommendation of the Compensation Committee, an increase in the amount of RSUs granted to each non-employee director from $75,000 to $90,000 per year, with such change to be effective January 1, 2016. The Compensation Committee recommended this increase in order to better align the Company’s non-employee director compensation package with competitive peer group practices. Vested RSUs are settled for shares of common stock or cash, at the Board’s discretion, upon the earlier of (i) the director ceasing to provide services as a director of the Company or (ii) a qualifying change in control of the Company. Any portion of the RSUs that remains unvested on the date that the director ceases to be a director for any reason will be forfeited, and the director will cease to have any rights with respect thereto.

Pursuant to our Directors and Consultants Equity Incentive Plan, adopted June 24, 2008, as amended September 9, 2008, certain directors received grants of options prior to the IPO that became fully vested in connection with the IPO. No further equity grants will be made under this plan.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

Policy for the Review and Approval of Related Person Transactions

Under SEC rules, a “related person” is an officer, director, nominee for director or beneficial holder of more than 5% of any class of our voting securities since the beginning of the last fiscal year or an immediate family member of any of the foregoing. Pursuant to our related party transaction written policy, directors (including director nominees) and teammates (including NEOs) are required to report any transactions or circumstances that may create or appear to create a conflict between the personal interests of the individual and our interests, regardless of the amount involved. The Audit Committee of the Board of Directors is responsible for evaluating each related party transaction and making a recommendation to the disinterested members of the Board of Directors as to whether the transaction at issue is fair, reasonable and within our policy and whether it should be ratified and approved. The Audit Committee, in making its recommendation, considers various factors, including the benefit of the transaction to us, the terms of the transaction and whether they are at arm’s-length and in the ordinary course of our business, the direct or indirect nature of the related person’s interest in the transaction, the size and expected term of the transaction and other facts and circumstances that bear on the materiality of the related party transaction under applicable law and listing standards. The Audit Committee reviews, at least annually, a summary of our transactions with our directors and officers and with firms that employ our directors, as well as any other related person transactions.

Related Person Transactions Entered into by the Company

Other than compensation agreements and other arrangements which are described under “Executive Compensation” and the transactions described below, since January 1, 2015, there has not been, and there is not currently proposed, any transaction or series of similar transactions to which we were or will be a party in which the amount involved exceeded or will exceed $120,000 and in which any related person had or will have a direct or indirect material interest.

Stockholders’ Agreement with the TPG Funds

In connection with our IPO, we entered into a stockholders’ agreement with the TPG Funds, dated November 4, 2013 (as amended, the “Stockholders’ Agreement”), that provides that, so long as the Stockholders’ Agreement remains in effect, the TPG Funds will have certain rights to designate for nomination candidates for our Board of Directors. We are required to use our reasonable best efforts to cause the Board of Directors and the Nominating and Corporate Governance committee to include such persons designated by the TPG Funds in the slate of nominees recommended by the Board of Directors for election by the stockholders.

As set forth in the Stockholders’ Agreement, for so long as the TPG Funds collectively own at least 50% of the shares of our common stock held by them at the closing of the IPO, they are entitled to designate for nomination a majority of the seats on our Board of Directors. Our Board of Directors currently consists of eight directors, and the following four directors were designated for nomination by the TPG Funds and currently serve on our Board: Todd B. Sisitsky, a TPG Partner, Jeffrey K. Rhodes, a TPG Partner, and Thomas C. Geiser and Sharad Mansukani, M.D., each of whom provide consulting services to TPG. As our Board of Directors currently consists of eight members and the TPG Funds continue to collectively own at least 50% of the shares of our common stock held by them at the closing of the IPO, the TPG Funds have the right to request that we increase the size of our Board to nine directors and to fill such vacancy with another director designated by TPG.

Assuming the remaining directors fill the vacancy on the Board created by Mr. Lane’s resignation with a non-TPG designated director and the Board is comprised of nine directors, then, for so long as the TPG Funds collectively own at least 50% of the shares of our common stock held by them as of the closing of the IPO, the TPG Funds can request that the Board increase the size of the Board by one or two directors to ten or 11 directors. The TPG Funds can then fill such newly created directorship(s) with persons designated by the TPG

Funds. For so long as the Board is comprised of nine directors, when the TPG Funds collectively own less than 50% of the shares of our common stock held by them as of the closing of the IPO, but collectively own at least 30% of the shares of our common stock held by them as of the closing of the IPO, the TPG Funds will be entitled to designate for nomination three directors. When the TPG Funds collectively own less than 30% of the shares of our common stock held by them as of the closing of the IPO, but collectively own at least 10% of the shares of our common stock held by them as of the closing of the IPO, the TPG Funds will be entitled to designate for nomination two directors. Thereafter, the TPG Funds will be entitled to designate for nomination one director so long as they own at least 3% of the shares of our common stock held by them as of the closing of the IPO. In the event that the size of our Board of Directors is increased or decreased in size at any time, the nomination rights afforded to the TPG Funds will be proportionately adjusted as well, rounded up to the nearest whole person.

Registration Rights Agreement

In connection with the IPO, we entered into a registration rights agreement with the TPG Funds, certain members of our management and certain members of our Board of Directors (the “Registration Rights Agreement”), which provides the TPG Funds with certain registration rights, including shelf registration rights and unlimited demand registration rights, in respect of any shares of our common stock held by them, subject to certain conditions and limitations. In addition, in the event that we register additional shares of common stock for sale to the public following the completion of the IPO, we are required to give notice of such registration to the TPG Funds, certain members of management and certain members of our Board of Directors party to the Registration Rights Agreement of our intention to effect such a registration, and, subject to certain limitations, include any shares of common stock requested to be included in such registration held by them. Upon request from the TPG Funds, we are required to undertake to file a shelf registration statement, and to use reasonable best efforts to have the shelf registration statement declared effective promptly and to remain effective until, subject to certain limitations, the earlier of the date on which all of the TPG Funds’ shares of common stock have been sold pursuant to a registration statement and the date no shares of common stock are held by the TPG Funds. Pursuant to this requirement, we filed a Form S-3 registration statement with the SEC on August 5, 2015. We are required to bear the registration expenses, other than underwriting discounts and commissions and transfer taxes, associated with any registration of shares of common stock pursuant to the Registration Rights Agreement. The Registration Rights Agreement includes customary indemnification provisions in favor of the TPG Funds and the members of management and our Board of Directors who are party to the agreement, any person who is or might be deemed a control person (within the meaning of the Securities Act of 1933, as amended, or the Exchange Act) and related parties, including without limitation officers, directors and teammates, against certain losses and liabilities (including reasonable costs of investigation and legal expenses) resulting from any untrue statement or omission of material fact in any registration statement or prospectus pursuant to which such selling stockholder sells shares of our common stock, unless such liability arose from the applicable selling stockholder’s misstatement or omission and the applicable selling stockholder has agreed to indemnify us against losses caused by its misstatements or omissions, subject to certain limitations.

Indemnification Agreements

We have entered into indemnification agreements with each of our current directors and employment agreements containing indemnification provisions with each of our current NEOs. It is anticipated that future directors and officers will enter into indemnification arrangements with us in substantially similar form. The indemnification and employment agreements generally provide, among other things, that we will indemnify and hold harmless each person subject to such agreement (each, an “indemnitee”) to the fullest extent permitted by applicable law from and against all expenses, losses, damages, judgments, fines and other specified costs that may result or arise in connection with such indemnitee serving in his or her capacity as a director or officer of ours or serving at our direction as a director, officer, employee or agent of another entity. These agreements further provide that, upon an indemnitee’s request and subject to certain conditions, we will advance expenses to the indemnitee to the fullest extent permitted by applicable law. Pursuant to the indemnification agreements, an indemnitee is presumed to be entitled to indemnification and we have the burden of proving otherwise. The indemnification agreements also require us to maintain in full force and effect directors’ liability insurance on the terms described in the indemnification agreements. The foregoing is only a brief description of the indemnification and employment agreements, does not purport to be complete and is qualified in its entirety by reference to the Company’s form of indemnity agreement and employment agreements with its executives, which are filed as exhibits to the Company’s filings with the SEC.

Certain Relationships

In connection with our credit agreement that was entered into on March 17, 2015, TPG Capital BD, LLC, an affiliate of TPG Global, LLC, served as an arranger and was paid an arrangement fee in the amount of $180,000. TPG Capital BD, LLC also served as an initial purchaser in connection with the offering of $250 million in aggregate principal amount of our 6.00% senior unsecured notes due April 1, 2023, which resulted in an aggregate gross spread to TPG Capital BD, LLC of $175,000. In addition, TPG Capital BD, LLC participated in the underwriting of the shares of our common stock that were offered and sold in March 2015 on the same terms as other underwriters in the offering, which resulted in an aggregate underwriting discount to TPG Capital BD, LLC of approximately $400,000.

From time to time, we do business with other companies affiliated with TPG Global, LLC. We believe that all such arrangements have been entered into in the ordinary course of business and have been conducted on an arm’s-length basis.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our directors and officers, and persons who own more than 10% of our common stock to file reports of ownership and changes in ownership of Company common stock held by them with the SEC. Copies of these reports must also be provided to the Company. Based on our review of these reports, we believe that, during the year ended December 31, 2015, all reports required to be filed during such year were filed on a timely basis, except that a late Form 4 was filed on behalf of each of Messrs. Hayek, Rucker, Clark and Sharff on March 17, 2016 to report shares of Company common stock withheld by the Company to satisfy tax withholding obligations incident to the vesting and settlement on September 17, 2015 of RSUs.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee of the Board of Directors is currently composed of two directors following Mr. Lane’s resignation from the Board and the Audit Committee effective February 29, 2016, each of whom satisfies the heightened independence requirements provided for in SEC rules. Each of the members of the Audit Committee is financially literate as that qualification has been interpreted by the Company’s Board in its business judgment, and at least one member of the Audit Committee qualifies as an “audit committee financial expert” as that term is defined by the SEC. The Audit Committee operates under a written charter.

The Audit Committee hereby submits the following report:

•	The Audit Committee has reviewed and discussed with management the Company’s audited consolidated financial statements as of, and for, the year ended December 31, 2015.

•	The Audit Committee has discussed with the independent registered public accountants, PricewaterhouseCoopers LLP, the matters required to be discussed by Statement on Auditing Standard No. 61, Communication with Audit Committees, as amended (AICPA, Professional Standards, Vol. 1, AU Section 380), as adopted by the Public Company Accounting Oversight Board (the “PCAOB”).

•	The Audit Committee has received and reviewed the written disclosures and the letter from PricewaterhouseCoopers LLP required by applicable rules of the PCAOB regarding PricewaterhouseCoopers LLP’s communications with the Audit Committee concerning independence, and has discussed with PricewaterhouseCoopers LLP its independence.

Based on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the financial statements referred to above be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2015 for filing with the SEC.

Audit Committee:

Frederick A. Hessler, Chairman

Lisa Skeete Tatum

PROPOSAL 1

ELECTION OF CLASS III DIRECTORS

Upon the recommendation of the Nominating and Corporate Governance Committee, the Board of Directors has nominated Andrew P. Hayek, Frederick A. Hessler and Lisa Skeete Tatum for election as Class III directors to serve a three-year term until the 2019 annual meeting of stockholders and until their successors have been elected and qualified.

Unless a stockholder instructs otherwise, it is intended that the shares represented by properly submitted proxies will be voted FOR the election as Class III directors the nominees listed above. The Board of Directors anticipates that the nominees listed above will be able to serve, but if any nominee should be unable or unwilling to serve, proxies will be voted for a substitute selected by the Board of Directors.

The Board of Directors unanimously recommends that the stockholders vote “FOR” each of the three Class III director nominees named above.

PROPOSAL 2

APPROVAL OF THE SURGICAL CARE AFFILIATES, INC.

2016 OMNIBUS LONG-TERM INCENTIVE PLAN

The Board of Directors is submitting for approval by the Company’s stockholders the Surgical Care Affiliates, Inc. 2016 Omnibus Long-Term Incentive Plan (the “2016 Incentive Plan”), which was adopted by the Board and will be effective as of the date it is approved by the stockholders of the Company. The purpose of the 2016 Incentive Plan is to promote the interests of the Company and its stockholders by providing teammates, directors and consultants of the Company and its subsidiaries, who are largely responsible for the management, growth and protection of the business of the Company and its subsidiaries, with appropriate incentives and rewards to encourage them to continue in the service of the Company and its subsidiaries.

A summary of the 2016 Incentive Plan appears below. This summary is qualified in its entirety by the text of the 2016 Incentive Plan, which is included as Appendix B to this Proxy Statement.

Administration

The Plan will be administered by the Compensation Committee of the Board of Directors. The Compensation Committee will have full discretionary authority to, among other things, interpret the 2016 Incentive Plan, determine eligibility for, grant and determine the terms of incentive awards under the 2016 Incentive Plan, and to do all things necessary to carry out the purposes of the 2016 Incentive Plan. The Compensation Committee’s decisions under the 2016 Incentive Plan will be final, binding and conclusive.

Eligibility

All of our teammates, consultants and non-employee directors, as well as those of our subsidiaries, are eligible to receive incentive awards under the 2016 Incentive Plan, subject to certain conditions set forth in the 2016 Incentive Plan. As of the Record Date, approximately 7,605 teammates and 7 non-employee directors were eligible to receive awards under the 2016 Incentive Plan.

Authorized Shares

Subject to adjustment, the maximum number of shares of our common stock that may be delivered in satisfaction of incentive awards under the 2016 Incentive Plan is 3,600,000 shares of common stock in the aggregate. Out of such aggregate, the maximum number of shares of common stock that may be covered by options that are designated as “incentive stock options” within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”) may not exceed 3,600,000 shares of common stock. Shares of common stock to be issued under the 2016 Incentive Plan may be authorized and unissued shares, treasury shares, shares purchased by the Company in the open market or any combination of the preceding categories. Any shares of common stock underlying an incentive award that is cancelled, forfeited or expires prior to exercise or realization will again become available for issuance under the 2016 Incentive Plan. However, shares tendered in payment of an option, shares delivered or withheld by the Company to satisfy tax withholding obligations, or shares covered by a stock-settled stock appreciation right or other incentive award that were not issued upon the settlement of the incentive award will not again be made available for issuance under the 2016 Incentive Plan.

Individual Limits

The maximum number of shares of common stock for which equity-based incentive awards may be granted to any person in any calendar year is 500,000 shares. The maximum amount that may be paid to any person in any calendar year with respect to cash incentive awards is $4,000,000.

Types of Incentive Awards

The 2016 Incentive Plan provides for the grant of cash incentive awards and equity-based or equity-related incentive awards, including incentive stock options and non-qualified stock options, stock appreciation rights, phantom stock, restricted stock, restricted stock units, performance shares, deferred share units or share-denominated performance units. The 2016 Incentive Plan provides that the Compensation Committee may designate any incentive award as “Performance-Based Compensation” that satisfies the requirements of Section 162(m) of the Code for deductibility of “qualified performance-based compensation.”

Performance Criteria

The 2016 Incentive Plan provides that the Compensation Committee may grant incentive awards that are based upon, and subject to achievement of, objective business criteria and that qualify as “Performance-Based Compensation” under Section 162(m) of the Code. The 2016 Incentive Plan provides that performance measures may relate to the performance of the plan participant, the Company, one of the Company’s subsidiaries, any business group, business unit or other subdivision of the Company, or any combination of the foregoing, as the Compensation Committee deems appropriate, and may be expressed as an amount, as an increase or decrease over a specified period, as a relative comparison to the performance of a group of comparator companies or a published or special index, or any other measure of the selected performance criteria, as the Compensation Committee deems appropriate.

The 2016 Incentive Plan provides that “Performance-Based Compensation” must relate to one or more of the following performance measures: market price of the Company’ common stock, earnings per share of common stock, adjusted earnings per share of common stock, adjusted cash earnings per share of common stock, income, net income or profit (before or after taxes), economic profit, operating income, return on equity or stockholder equity, total stockholder return, market capitalization, enterprise value, cash flow (including, but not limited to, operating cash flow and free cash flow), cash position, return on assets or net assets, return on capital, return on invested capital, stockholder returns, economic value added, cash value added, earnings or net earnings (before or after interest, taxes, depreciation and/or amortization and allowing for the inclusion or exclusion of non-controlling interest expense), earnings from continuing operations, operating earnings, controllable profits, net patient revenues or net operating revenues, revenues, revenues growth, capital or investment, ratio of debt to debt plus equity, ratio of operating earnings to capital spending, new product or service line innovation, market share, cost reduction goals, inventory or supply chain management initiatives, budget comparisons, implementation or completion of specified projects or processes, objective measures of customer, physician or employee satisfaction, productivity, expense, margins, operating efficiency, working capital, the formation of joint ventures, research or development collaborations, the completion of other transactions, any other measure of financial performance that can be determined pursuant to United States generally accepted accounting principles, or any combination of any of the foregoing.

Adjustments

In the event of certain corporate transactions (including a stock dividend or split, recapitalization, merger, consolidation, combination or exchange of shares or similar corporate change), the Compensation Committee will appropriately adjust the maximum aggregate number of shares that may be delivered under and the individual limits included in the 2016 Incentive Plan, and will also make appropriate adjustments to the number and type of shares subject to incentive awards, the exercise price of such incentive awards or any other terms of such incentive awards as the Compensation Committee deems appropriate.

Transfer Restrictions

Subject to certain exceptions, incentive awards granted under the 2016 Incentive Plan may not be sold, pledged, assigned, hypothecated, transferred or disposed of in any manner other than by will or by the laws of descent or distribution and may be exercised, during the lifetime of a participant, only by the participant. The

Compensation Committee may, in its sole discretion, permit incentive awards (other than incentive stock options) to be transferred by a participant, without consideration, to an immediate family member or a trust or entity for the benefit of or controlled by, as applicable, the participant or his or her immediate family members or to any other transferee as may be approved by the Compensation Committee in its sole discretion, provided that the participant complies with the 2016 Incentive Plan.

Amendment and Termination

The Compensation Committee may amend or suspend the 2016 Incentive Plan or outstanding incentive awards, or terminate the 2016 Incentive Plan as to future grants of incentive awards, except that the Compensation Committee will not be able to alter the terms of an incentive award if it would affect adversely a participant’s rights under the incentive award without the participant’s consent (unless expressly provided in the 2016 Incentive Plan). Stockholder approval will be required for any amendment to the 2016 Incentive Plan to the extent such approval is required by law, including the Code, or applicable NASDAQ listing rules.

Federal Income Tax Consequences

The following summarizes only the federal income tax consequences of participation under the 2016 Incentive Plan based upon federal income tax laws in effect on the date of this Proxy Statement. This summary does not purport to be complete and does not discuss any state, local or foreign tax consequences. In addition, the discussion does not address tax consequences that may vary with, or are contingent on, a participant’s individual circumstances. Each participant in the 2016 Incentive Plan is strongly urged to consult with his or her tax advisor regarding participation in the 2016 Incentive Plan. The Company’s ability to realize the benefit of any tax deductions described below depends on our generation of taxable income, as well as the requirement of reasonableness, the provisions of Section 162(m) of the Code and the satisfaction of our tax reporting obligations.

Non-Qualified Stock Options. No income will be recognized by a participant at the time of the grant of non-qualified stock options having an exercise price equal to the grant date fair market value of the Company’s common stock. Upon the exercise of a non-qualified stock option, the participant has taxable ordinary income (and subject to applicable tax law and the Company’s tax reporting obligations, the Company is entitled to a corresponding deduction) equal to the difference between the option’s exercise price and the fair market value of the shares on the date of exercise. In the case of a participant who is an employee, the amount included in income will constitute wages for which withholding and employment taxes will be required. Upon the disposition of stock acquired upon exercise of a non-qualified stock option, the participant recognizes either long-term or short-term capital gain or loss, depending on how long the stock was held, on any difference between the sale price and the exercise price, to the extent not recognized as taxable income on the date of exercise. Special federal income tax rules apply if the Company’s common stock is used to pay all or part of the exercise price.

Incentive Stock Options. No income will be recognized by a participant when an incentive stock option is granted or exercised (except for purposes of the alternative minimum tax, in which case, the spread upon exercise will be an alternative minimum tax adjustment item potentially resulting in an alternative minimum tax liability to a participant upon exercise). If the participant exercises the incentive stock option and then later sells or otherwise disposes of the shares more than two years after the grant date and more than one year after the exercise date, the difference between the sale price and the exercise price will be taxed as long-term capital gain or loss. If the participant exercises the option and then later sells or otherwise disposes of the shares before the end of the two or one year holding periods described above, he or she generally will recognize ordinary income at the time of the sale equal to the fair market value of the shares on the exercise date minus the exercise price of the option and any additional gain or loss will be capital gain or loss. The Company will be entitled to a tax deduction in the same amount as the participant recognizes as income, subject to applicable law and the company’s tax reporting obligations.

Stock Appreciation Rights. No income will be recognized by a participant at the time of the grant of a SAR. A participant who is granted a SAR will recognize ordinary income in the year of exercise equal to the amount of cash received and the fair market value of any common stock received on the exercise. In the case of a participant who is an employee, the amount included in income will constitute wages for which withholding and employment taxes will be required. The Company will be entitled to a tax deduction in the same amount as the participant recognizes as income, subject to applicable law and the company’s tax reporting obligations. If a participant receives common stock upon the exercise of a SAR, any gain or loss on the sale of such stock will be short-term or long-term capital gain or loss in an amount equal to the difference between the amount realized on such sale and the fair market value at the time of receipt of the shares.

Restricted Stock. Generally, no income will be recognized by a participant at the time of the grant of restricted stock, unless the participant files an election under Section 83(b) of the Code with the Internal Revenue Service within 30 days of the date of grant. If the participant files a Section 83(b) election, he or she will have taxable ordinary income on the date of receipt in the amount of the difference, if any, between the fair market value of the stock on the date of receipt and the purchase price for the stock. Otherwise, at the time the restricted stock vests, the participant generally will recognize compensation income in the amount of the difference between the fair market value of the stock at the time of vesting and the purchase price for the stock. The participant’s tax holding period for determining the short-term or long-term character of any subsequent gain or loss begins on the date the participant recognizes the compensation income. In the case of a participant who is an employee, the amount included in income will constitute wages for which withholding and employment taxes will be required. The Company will be entitled to a tax deduction in the same amount as the participant recognizes as income on grant or vesting, as applicable, subject to applicable law and the Company’s tax reporting obligations.

Restricted Stock Units, Phantom Stock and Performance Shares. No income will be recognized by a participant at the time of the grant of restricted stock units, phantom stock or performance shares. At the time the restricted stock units vest or the participant receives the shares underlying the phantom stock or performance shares, as applicable, the participant will recognize compensation income in the amount of the fair market value of a share of the Company’s common stock on such date. The tax holding period for any shares of stock received, for purposes of determining the short-term or long-term character of any subsequent gain or loss on disposition of such shares, begins on the date the restricted stock units vest or the participant receives the shares underlying the phantom stock or performance shares, as applicable. In the case of a participant who is an employee, the amounts included in income will constitute wages for which withholding and employment taxes will be required. The Company will be entitled to a tax deduction in the same amount as the participant recognizes as income on vesting or receipt, as applicable, subject to applicable law and the company’s tax reporting obligations.

Cash Incentive Awards. No income will be recognized by a participant at the time of the grant of a cash incentive award. Upon the payment of a cash incentive award, the participant has taxable ordinary income (and subject to applicable tax law and the Company’s tax reporting obligations, the Company is entitled to a corresponding deduction).

Section 409A of the Code. The 2016 Incentive Plan contains provisions intended to prevent adverse tax consequences under Section 409A of the Code to holders of incentive awards granted under the 2016 Incentive Plan.

New Plan Benefits

Because future incentive awards under the 2016 Incentive Plan will be granted in the discretion of the Compensation Committee, the type, number, participants and other terms of such incentive awards cannot be determined at this time.

The Board of Directors unanimously recommends that the stockholders vote “FOR” the approval of the Surgical Care Affiliates, Inc. 2016 Omnibus Long-Term Incentive Plan.

PROPOSAL 3

ADVISORY VOTE ON EXECUTIVE COMPENSATION

The Dodd-Frank Wall Street Reform and Consumer Protection Act, enacted in July 2010 (the “Dodd-Frank Act”), requires that we provide our stockholders with the opportunity to vote to approve, on a non-binding, advisory basis, the compensation of our NEOs as disclosed in this Proxy Statement.

The compensation of our NEOs is discussed in the Compensation Discussion and Analysis and the accompanying tabular disclosure and narrative discussion in pages 28 through 66 of this Proxy Statement. As described in this Proxy Statement, the Company’s executive compensation program is designed to attract, motivate and retain high-quality leadership and incentivize our NEOs and other key teammates to achieve Company and individual performance goals over the short- and long-term. The Compensation Committee believes our executive compensation program places an emphasis on both short- and long-term incentives and serves to align the interests of our NEOs with those of our stockholders. Accordingly, stockholders are being asked to approve the following resolution at the Annual Meeting:

“RESOLVED, that the compensation of the Company’s Named Executive Officers, as disclosed in the Company’s proxy statement for the 2016 Annual Meeting of Stockholders pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby approved on an advisory basis.”

While the vote on this proposal is non-binding and advisory, the Compensation Committee, which is responsible for designing and administering the Company’s executive compensation program, values the opinions of our stockholders and intends to consider the vote of the Company’s stockholders when making compensation decisions for our NEOs in the future.

The Board of Directors unanimously recommends that the stockholders vote “FOR” the approval, on an advisory basis, of the compensation of the Company’s Named Executive Officers as disclosed in this Proxy Statement.

PROPOSAL 4

ADVISORY VOTE ON THE FREQUENCY OF VOTING ON EXECUTIVE COMPENSATION

The Dodd-Frank Act also requires that we provide our stockholders with the opportunity to vote at least once every six calendar years, on a non-binding, advisory basis, for their preference as to how frequently we should seek future advisory votes on the compensation of our NEOs as disclosed in accordance with SEC compensation disclosure rules. By voting on this proposal, stockholders may indicate whether they would prefer to cast an advisory vote on the compensation of our NEOs every one, two or three years. Stockholders also may abstain from voting on this proposal. The frequency (every one, two or three years) that receives the highest number of votes will be deemed to be the choice of the stockholders.

The Board of Directors has determined that an annual advisory vote on the compensation of our NEOs will allow stockholders to provide timely input on the Company’s executive compensation program as disclosed in the proxy statement each year. The Board believes that an annual vote provides the greatest opportunity for stockholder input and constructive communication, by enabling the vote to correspond with the compensation information presented in the proxy statement for each annual meeting of stockholders. We recognize that our stockholders may have different views on the appropriate frequency of an advisory vote on executive compensation, and therefore we look forward to receiving stockholder input on this matter.

While the vote on this proposal is non-binding and advisory, the Board of Directors and the Compensation Committee value the opinions of our stockholders and intend to consider the vote of the Company’s stockholders when considering the frequency of future advisory votes on the compensation of our NEOs.

The Board of Directors unanimously recommends that the stockholders vote for “EVERY YEAR” as the preferred frequency of future advisory votes on the compensation of our Named Executive Officers.

PROPOSAL 5

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

At the direction of the Audit Committee, the ratification of the appointment of PricewaterhouseCoopers LLP (“PwC”) as the Company’s independent registered public accountants for the year ending December 31, 2016 is being presented to the stockholders for approval at the Annual Meeting. If the appointment of independent registered public accountants is not ratified, the Audit Committee will reconsider its appointment of independent registered public accountants.

General

The Audit Committee has approved the engagement of PwC as the Company’s independent registered public accountants for the year ending December 31, 2016. PwC has audited our financial statements for the year ended December 31, 2015 and our internal control over financial reporting as of December 31, 2015 and has served as our auditors since 2007.

It is expected that a representative of PwC will be present at the Annual Meeting to respond to appropriate questions, and will be given the opportunity to make a statement if he or she so desires.

Fees Paid to PwC

The following table presents fees for professional services rendered by PwC for the audit of the Company’s annual financial statements for the years ended December 31, 2015 and December 31, 2014, and fees billed for other services rendered by PwC during those periods.

	2015	2014
Audit Fees	$2,751,871	$1,773,303
Audit-Related Fees	$127,750	$193,197
Tax Fees	$137,664	$69,688
All Other Fees	$0	$0

TOTAL	$3,017,285	$2,036,188

Audit Fees. Audit Fees for 2015 were for professional services rendered by the independent registered public accountants in connection with (i) the integrated audit of the Company’s annual financial statements and of the Company’s internal control over financial reporting, (ii) the review of the Company’s quarterly financial statements and (iii) the Company’s debt refinancing transactions, equity offerings and consents related to the Company’s SEC filings. Audit Fees for 2014 were for professional services rendered by the independent registered public accountants in connection with (i) the audits of the Company’s annual financial statements and (ii) the review of the Company’s quarterly financial statements.

Audit-Related Fees. Audit-Related Fees for 2015 and 2014 were for services related to consultations concerning financial accounting and reporting standards and agreed-upon procedures. All audit-related services were pre-approved by the Company’s Audit Committee.

Tax Fees. Tax Fees for 2015 and 2014 were for general consulting services related to tax matters.

All Other Fees. All Other Fees encompasses any services provided by the independent registered public accountants other than the services reported in the other above categories. There were no such fees in 2015 or 2014.

Pre-Approval Policy

On March 4, 2014, the Audit Committee adopted policies and procedures for the pre-approval of audit and non-audit services performed by the independent registered public accountants pursuant to which the Audit Committee generally is required to pre-approve the audit and permissible non-audit services performed by the independent registered public accountants in order to ensure that the provision of such services does not impair the registered accountants’ independence. Unless a type of service to be provided by the independent registered public accountants has received general pre-approval, the service will require specific pre-approval by the Audit Committee. Any proposed services exceeding pre-approved cost levels will require specific pre-approval by the Audit Committee. On an annual basis, the Audit Committee may pre-approve specific services that are expected to be provided to the Company by the independent registered public accountants during the following twelve months. The Audit Committee may delegate pre-approval authority to one or more of its members. The member or members to whom such authority is delegated must report any pre-approval decisions to the Audit Committee at its next scheduled meeting.

The Board of Directors unanimously recommends that the stockholders vote “FOR” Proposal 5.

OTHER MATTERS

As of the date of this Proxy Statement, the Board of Directors of the Company does not know of any business which will be presented for consideration at the Annual Meeting other than that specified herein and in the Notice of Annual Meeting of Stockholders, but if other matters are presented, it is the intention of the persons designated as proxies to vote in accordance with their judgment on such matters.

DEADLINE FOR STOCKHOLDER PROPOSALS

In order for a proposal by a stockholder of the Company to be eligible to be included in the proxy statement for the 2017 annual meeting of stockholders pursuant to the proposal process prescribed by SEC Rule 14a-8, the proposal must be received by the Corporate Secretary at Surgical Care Affiliates, Inc., 520 Lake Cook Road, Suite 250, Deerfield, Illinois 60015, on or before December 23, 2016.

If a stockholder proposal is submitted outside the proposal process mandated by SEC Rule 14a-8, and is submitted instead under the Company’s advance notice Bylaw provision (Section 2.16 of the Bylaws), the proposal must be received by the Corporate Secretary at Surgical Care Affiliates, Inc., 520 Lake Cook Road, Suite 250, Deerfield, Illinois 60015 not earlier than February 2, 2017 nor later than March 6, 2017, together with the necessary supporting documentation required under that Bylaw provision.

ANNUAL REPORT ON FORM 10-K

You may receive a copy of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2015 without charge by sending a written request to Surgical Care Affiliates, Inc., 520 Lake Cook Road, Suite 250, Deerfield, Illinois 60015, Attn: Corporate Secretary.

APPENDIX A

Reconciliations of Non-GAAP Financial Measures to GAAP Results

(amounts in tables are in millions of U.S. dollars except per share data)

Reconciliation of Net Income to Adjusted EBITDA-NCI:

	Year-ended December 31,
	2009	2010	2011	2012	2013	2014	2015
Net Income	$57	$69	$84	$74	$55	$157	$274
Plus (minus):
Interest expense, net	52	51	56	58	60	33	42
Provision (benefit) of income tax expense	13	14	20	9	12	9	(85)
Depreciation and amortization	37	36	39	40	42	53	66
Loss from discontinued operations, net	2	10	3	5	9	9	1
Equity method amortization expense[1]	—	—	10	20	26	23	1
Loss (gain) on sale of investments	1	(2)	(4)	7	12	(8)	(4)
HealthSouth option expense	—	—	—	—	—	—	12
Debt modification expense	—	—	—	—	—	—	5
Loss on extinguishment of debt	—	—	—	0	10	—	1
Asset impairments	9	3	—	10	6	1	10
(Gain) loss on disposal of assets	(0)	0	(1)	(0)	0	(0)	2
IPO related expense[2]	—	—	—	0	9	—	—
Stock compensation expense[3]	1	1	2	2	7	4	8
Other	—	—	—	—	—	0	1

Adjusted EBITDA	$173	$183	$210	$226	$249	$282	$334

(Minus):
Net income attributable to non-controlling interests of consolidated affiliates	$(83)	$(84)	$(93)	$(94)	$(106)	$(125)	$(158)

Adjusted EBITDA-NCI	$90	$99	$117	$132	$143	$157	$175

[1]	Amortization expense for definite-lived intangible assets attributable to equity method investments. These expenses are included in Equity in net income of nonconsolidated affiliates in our consolidated financial statements.
[2]	IPO related expense includes an $8.0 million fee paid to TPG pursuant to a management services agreement at the closing of our initial public offering in November 2013. After the fee was paid, the management services agreement was terminated.
[3]	2015 excludes $0.2 million of employee stock purchase plan expenses. 2013 includes stock-based compensation expense comprised of $2.7 million non-cash expense and $4.6 million in a non-recurring cash bonus paid on vested equity awards in the fourth quarter of 2013.

Reconciliation of Consolidated Net Operating Revenue to Systemwide Net Operating Revenue:

	Year-ended December 31,
	2009	2010	2011	2012	2013	2014	2015
Consolidated Net Operating Revenue	$667	$690	$694	$726	$786	$865	$1,051
Plus
Net operating revenues from non-consolidated facilities[1]	164	187	336	478	606	665	758

Systemwide Net Operating Revenue	$831	$877	$1,030	$1,204	$1,391	$1,530	$1,809

[1]	Includes management fee revenues from managed-only facilities (in which SCA holds no ownership interest).

Reconciliation of Net Income (Loss) Attributable to SCA to Adjusted Net Income per Diluted Share:

	Year-ended December 31,
	2009	2010	2011	2012	2013	2014	2015
Net Income (Loss) Attributable to SCA	$(26)	$(15)	$(10)	$(20)	$(51)	$32	$115
Plus (minus):
Provision (benefit) for income tax expense	13	14	20	9	12	9	(85)
HealthSouth option expense	—	—	—	—	—	—	12
Debt modification expense	—	—	—	—	—	—	5
Loss on extinguishment of debt	—	—	—	—	10	—	1
Asset impairments	9	3	—	10	6	1	10
Amortization expense	9	6	6	5	7	10	14
Loss from discontinued operations, net	2	10	3	5	9	9	1
Loss (gain) on sale of investments	1	(2)	(4)	7	12	(8)	(4)
(Gain) loss on disposal of assets	(0)	0	(1)	(0)	0	(0)	2
Equity method amortization expense[1]	—	—	10	20	26	23	1
IPO related expense[2]	—	—	—	—	9	—	—
Stock compensation expense[3]	1	1	2	2	7	4	8
Other	—	—	—	—	—	0	1
Adjusted Net Income	$9	$17	$26	$38	$48	$82	$82

Diluted Weighted Average Shares Outstanding (in thousands)	28,211	28,215	29,347	30,340	31,688	39,958	40,734

Adjusted Net Income per Diluted Share	$0.31	$0.62	$0.87	$1.21	$1.52	$2.04	$2.00

[1]	Amortization expense for definite-lived intangible assets attributable to equity method investments. These expenses are included in Equity in net income of nonconsolidated affiliates in our consolidated financial statements.
[2]	IPO related expense includes an $8.0 million fee paid to TPG pursuant to a management services agreement at the closing of our initial public offering in November 2013. After the fee was paid, the management services agreement was terminated.
[3]	2015 excludes $0.2 million of employee stock purchase plan expenses. 2013 includes stock-based compensation expense comprised of $2.7 million non-cash expense and $4.6 million in a non-recurring cash bonus paid on vested equity awards in the fourth quarter of 2013.

Reconciliation of Net Cash Provided by Operating Activities to Adjusted Operating Cash Flow Less Distributions to NCI:

	Year-ended December 31,
	2009	2010	2011	2012	2013	2014	2015
Net Operating Cash Flow	$143	$144	$162	$171	$165	$211	$263
Payment of deferred interest	—	—	—	—	15	—	—
TPG fee	—	—	—	—	8	—	—
Debt modification and debt call premium costs	—	—	—	—	5	—	6
IPO bonus payout on vested options	—	—	—	—	5	—	—
IPO related costs	—	—	—	—	1	—	—
Other	—	—	—	—	—	0	1

Adjusted Operating Cash Flow	143	144	162	171	199	211	270
Plus (minus):
Distributions to noncontrolling interests	(82)	(83)	(85)	(94)	(103)	(113)	(151)

Adjusted Operating Cash Flow Less Distributions to NCI	$61	$61	$78	$77	$96	$98	$120

APPENDIX B

SURGICAL CARE AFFILIATES, INC.

2016 OMNIBUS LONG-TERM INCENTIVE PLAN

1.	Purpose of the Plan

This Plan is intended to promote the interests of the Company and its stockholders by providing employees, directors and consultants of the Company and its Subsidiaries, who are largely responsible for the management, growth and protection of the business of the Company and its Subsidiaries, with appropriate incentives and rewards to encourage them to continue in the service of the Company and its Subsidiaries.

2.	Definitions

As used in the Plan or in any instrument governing the terms of any Incentive Award, the following definitions apply to the terms indicated below:

(a) “Affiliate” means, with respect to a specified person, a person that directly, or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with, the specified person.

(b) “Award Agreement” means a written agreement, in a form determined by the Committee from time to time, entered into by each Participant and the Company, evidencing the grant of an Incentive Award under the Plan.

(c) “Board of Directors” means the Board of Directors of the Company.

(d) “Cash Incentive Award” means an award granted to a Participant pursuant to Section 8 of the Plan.

(e) “Change in Control” means (i) any one person, or more than one person acting as a group (as defined under Treasury Regulation § 1.409A-3(i)(5)(v)(B)), other than the Company, TPG or any employee benefit plan sponsored by the Company, acquires ownership of stock of the Company that, together with stock held by such person or group, constitutes more than fifty percent (50%) of the total fair market value or total Voting Power of the stock of the Company; or (ii) any one person, or more than one person acting as a group (as defined under Treasury Regulation § 1.409A-3(i)(5)(v)(B)), other than the Company or any employee benefit plan sponsored by the Company, acquires (or has acquired during the twelve (12) month period ending on the date of the most recent acquisition by such person or persons) ownership of stock of the Company possessing fifty percent (50%) or more of the total Voting Power of the stock of the Company; or (iii) a majority of the members of the Board of Directors is replaced during any twelve (12) month period by directors whose appointment or election is not endorsed by a majority of the members of the Board of Directors before the date of each appointment or election; or (iv) any one person, or more than one person acting as a group (as defined in Treasury Regulation § 1.409A-3(i)(5)(v)(B)) acquires (or has acquired during the twelve (12) month period ending on the date of the most recent acquisition by such person or persons) assets from the Company that have a total gross fair market value equal to or more than 40 percent (40%) of the total gross fair market value of all of the assets of the Company immediately before such acquisition or acquisitions. For purposes of subsection (iv), gross fair market value means the value of the assets of the Company, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets. The foregoing subsections (i) through (iv) shall be interpreted in a manner that is consistent with the Treasury Regulations promulgated pursuant to Section 409A of the Code so that all, and only, such transactions or events that could qualify as a “change in control event” within the meaning of Treasury Regulation §1.409A-3(i)(5)(i) will be deemed to be a Change in Control for purposes of this Plan.

(f) “Code” means the Internal Revenue Code of 1986, as amended from time to time, and all regulations, interpretations and administrative guidance issued thereunder.

(g) “Committee” means the Compensation Committee of the Board of Directors or such other committee as the Board of Directors shall appoint from time to time to administer the Plan and to otherwise exercise and perform the authority and functions assigned to the Committee under the terms of the Plan.

(h) “Common Stock” means the Company’s common stock, $0.01 par value per share, or any other security into which the common stock shall be changed pursuant to the adjustment provisions of Section 10 of the Plan.

(i) “Company” means Surgical Care Affiliates, Inc., a Delaware corporation, and any successors thereto.

(j) “Covered Employee” means each Participant who is an executive officer (within the meaning of Rule 3b-7 under the Exchange Act) of the Company.

(k) “Deferred Compensation Plan” means any plan, agreement or arrangement maintained by the Company from time to time that provides opportunities for deferral of compensation.

(l) “Effective Date” means the date the Plan is approved by the stockholders of the Company.

(m) “Employment” means the period during which an individual is classified or treated by the Company as an employee or other service provider of the Company, as applicable.

(n) “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(o) “Fair Market Value” means, with respect to a share of Common Stock, as of the applicable date of determination or if the market is not open for trading on such date, the immediately preceding day on which the market is open for trading, the average of the high and low sales prices as reported on the date of determination on the principal securities exchange on which shares of Common Stock are then listed or admitted to trading. In the event that the price of a share of Common Stock shall not be so reported, the Fair Market Value of a share of Common Stock shall be determined by the Committee in its sole discretion (yet consistent with Section 409A of the Code and the regulations thereunder, to the extent applicable to the particular Incentive Award).

(p) “Immediate Family Member” means any person who is a “family member” of the Participant, as such term is used in the instructions to Form S-8 under the Securities Act or any successor form of registration statement promulgated by the Securities and Exchange Commission.

(q) “Incentive Award” means one or more Stock Incentive Awards and/or Cash Incentive Awards, collectively.

(r) “Option” means a stock option to purchase shares of Common Stock granted to a Participant pursuant to Section 6 hereof.

(s) “Other Stock-Based Award” means an award granted to a Participant pursuant to Section 7 hereof.

(t) “Participant” means an employee, consultant or director of the Company or one of its Subsidiaries who is eligible to participate in the Plan and to whom one or more Incentive Awards have been granted pursuant to the Plan and have not been fully settled or cancelled and, following the death of any such Person, his successors, heirs, executors and administrators, as the case may be.

(u) “Performance-Based Award” means any Incentive Award pursuant to which any compensation paid is intended to be Performance-Based Compensation.

(v) “Performance-Based Compensation” means compensation that satisfies the requirements of Section 162(m) of the Code for deductibility of “qualified performance-based compensation.”

(w) “Performance Measures” means such measures as are described in Section 9 hereof on which performance goals are based in order to qualify certain awards granted hereunder as Performance-Based Compensation.

(x) “Performance Percentage” means the factor determined pursuant to a Performance Schedule that is to be applied to a Target Award and that reflects actual performance compared to the Performance Target.

(y) “Performance Period” means the period of time during which the performance goals must be met in order to determine the degree of payout and/or vesting with respect to an Incentive Award that is intended to qualify as Performance-Based Compensation. Performance Periods may be overlapping.

(z) “Performance Schedule” means a schedule or other objective method for determining the applicable Performance Percentage to be applied to each Target Award.

(aa) “Performance Target” means the performance goals and objectives with respect to a Performance Period.

(bb) “Permitted Transferee” means any transferee of an Incentive Award pursuant to and in accordance with Section 19(a) or Section 19(b) hereof.

(cc) “Person” means a “person” as such term is used in Section 13(d) and 14(d) of the Exchange Act, including any “group” within the meaning of Section 13(d)(3) under the Exchange Act.

(dd) “Plan” means this 2016 Omnibus Long-Term Incentive Plan, as it may be amended from time to time.

(ee) “Securities Act” means the Securities Act of 1933, as amended.

(ff) “Stock Incentive Award” means an Option or Other Stock-Based Award granted pursuant to the terms of the Plan.

(gg) “Subsidiary” means any “subsidiary” within the meaning of Rule 405 under the Securities Act.

(hh) “Target Award” means the target payout amount for an Incentive Award.

(ii) “TPG” means TPG Partners V, L.P., TPG FOF V-A, L.P., TPG FOF V-B, L.P. and their respective Affiliates.

(jj) “Voting Power” means the number of votes available to be cast (determined by reference to the maximum number of votes entitled to be cast by the holders of Voting Securities, or by the holders of any Voting Securities for which other Voting Securities may be convertible, exercisable or exchangeable, upon any matter submitted to stockholders where the holders of all Voting Securities vote together as a single class) by the holders of Voting Securities.

(kk) “Voting Securities” means any securities or other ownership interests of an entity entitled, or which may be entitled, to vote on matters submitted to Persons holding such securities or other ownership interests in such entity generally (whether or not entitled to vote in the general election of directors), or securities or other ownership interests which are convertible into, or exercisable in exchange for, such Voting Securities, whether or not subject to the passage of time or any contingency.

3.	Stock Subject to the Plan and Limitations on Cash Incentive Awards

(a) Stock Subject to the Plan

(i) The maximum number of shares of Common Stock that may be covered by Incentive Awards granted under the Plan shall not exceed 3,600,000 shares of Common Stock in the aggregate. Out of such aggregate, the maximum number of shares of Common Stock that may be covered by Options that are designated as “incentive stock options” within the meaning of Section 422 of the Code shall not exceed 3,600,000 shares of Common Stock. The maximum number of shares referred to in the preceding sentences of this Section 3(a)(i) shall in each case be subject to adjustment as provided in Section 10 hereof and the following provisions of this Section 3. Of the shares described, one hundred percent (100%) may be delivered in connection with “full-value Incentive Awards,” meaning Incentive Awards other than Options, stock appreciation rights, or Incentive Awards for which the Participant pays the intrinsic value either directly or in exchange for (or by foregoing) a right to receive a cash payment from the Company equal to the intrinsic value of the Incentive Award. Shares of Common Stock issued under the Plan may be authorized and unissued shares, treasury shares, shares purchased by the Company in the open market, or any combination of the preceding categories as the Committee determines in its sole discretion.

(ii) For purposes of Section 3(a)(i) hereof, any shares of Common Stock subject to an Award that is cancelled, forfeited or expires prior to exercise or realization, either in full or in part, shall again become available for issuance under the Plan. Notwithstanding anything to the contrary contained herein, shares subject to an Award under the Plan shall not again be made available for issuance or delivery under the Plan if such shares are (a) shares tendered in payment of an Option, (b) shares delivered or withheld by the Company to satisfy any tax withholding obligation, or (c) shares covered by a stock-settled stock appreciation right or other Awards that were not issued upon the settlement of the Award. Shares of Common Stock covered by Incentive Awards granted pursuant to the Plan in connection with the assumption, replacement, conversion or adjustment of outstanding equity-based awards in the context of a corporate acquisition or merger (within the meaning of NASDAQ Listing Rule 5635) shall not count as used under the Plan for purposes of this Section 3.

(b) Individual Award Limits

Subject to adjustment as provided in Section 10 hereof, the maximum number of shares of Common Stock that may be covered by Incentive Awards granted under the Plan to any Participant in any calendar year shall not exceed 500,000 shares. The amount payable to any Participant with respect to any calendar year for all Cash Incentive Awards shall not exceed $4,000,000. For purposes of the preceding sentences, the phrase “amount payable with respect to any calendar year” means the amount of cash, or value of other property, required to be paid based on the achievement of applicable Performance Measures during a Performance Period that ends in such calendar year, disregarding any deferral pursuant to the terms of a Deferred Compensation Plan unless the terms of the deferral are intended to comply with the requirements for qualified performance-based compensation under Section 162(m) of the Code.

4.	Administration of the Plan

(a) The Plan shall be administered by a Committee of the Board of Directors consisting of two or more persons, each of whom, solely to the extent required by applicable law, qualifies as a “non-employee director” (within the meaning of Rule 16b-3 promulgated under Section 16 of the Exchange Act), an “outside director” within the meaning of Treasury Regulation Section 1.162-27(e)(3) and as “independent” as required by NASDAQ or any security exchange on which the Common Stock is listed. From time to time, the Board of Directors may increase or decrease the size of the Committee, add additional members to, remove members (with or without cause) from, appoint new members in substitution therefor, and fill vacancies, however caused, in the Committee. The Committee shall, consistent with the terms of the Plan, from time to time designate those individuals who shall be granted Incentive Awards under the Plan and the amount, type and other terms and conditions of such Incentive Awards. All of the powers and responsibilities of the Committee under the Plan may be delegated by the Committee, in writing, to any subcommittee thereof, in which case the acts of such subcommittee shall be deemed to be acts of the Committee hereunder. The Committee may also from time to time authorize a subcommittee consisting of one or more members of the Board of Directors (including members who are employees of the Company or one of its Subsidiaries) or employees of the Company or one of its Subsidiaries to grant Incentive Awards to persons who are not “executive officers” of the Company (within the meaning of Rule 16a-1 under the Exchange Act), subject to such restrictions and limitations as the Committee may specify and to the requirements of Section 157 of the General Corporation Law of the State of Delaware.

(b) The Committee shall have full discretionary authority to administer the Plan, including discretionary authority to interpret and construe any and all provisions of the Plan and any Award Agreement thereunder, and to adopt, amend and rescind from time to time such rules and regulations for the administration of the Plan, including rules and regulations related to sub-plans established for the purpose of satisfying applicable foreign laws and/or qualifying for preferred tax treatment under applicable foreign tax laws, as the Committee may deem necessary or appropriate. Decisions of the Committee shall be final, binding and conclusive on all parties. For the avoidance of doubt, the Committee may exercise all discretion granted to it under the Plan in a non-uniform manner among Participants.

(c) The Committee may delegate the administration of the Plan to one or more officers or employees of the Company or one of its Subsidiaries, and such administrator(s) may have the authority to execute and distribute Award Agreements, to maintain records relating to Incentive Awards, to process or oversee the issuance of Common Stock under Incentive Awards, to interpret and administer the terms of Incentive Awards, and to take such other actions as may be necessary or appropriate for the administration of the Plan and of Incentive Awards under the Plan, provided that in no case shall any such administrator be authorized (i) to grant Incentive Awards under the Plan (except in connection with any delegation made by the Committee pursuant to Section 4(a) hereof), (ii) to take any action that would cause Incentive Awards intended to qualify as Performance-Based Compensation to fail to so qualify, (iii) to take any action inconsistent with Section 409A of the Code or (iv) to take any action inconsistent with applicable provisions of the General Corporation Law of the State of Delaware. Any action by any such administrator within the scope of its delegation shall be deemed for all purposes to have been taken by the Committee and, except as otherwise specifically provided, references in this Plan to the Committee shall include any such administrator. The Committee and, to the extent it so provides, any subcommittee, shall have sole authority to determine whether to review any actions and/or interpretations of any such administrator, and if the Committee shall decide to conduct such a review, any such actions and/or interpretations of any such administrator shall be subject to approval, disapproval, or modification by the Committee.

(d) On or after the date of grant of an Incentive Award under the Plan, the Committee may (i) accelerate the date on which any such Incentive Award becomes vested, exercisable or transferable, as the case may be, (ii) extend the term of any such Incentive Award, including, without limitation, extending the period following a termination of a Participant’s Employment during which any such Incentive Award may remain outstanding, (iii) waive any conditions to the vesting, exercisability or transferability, as the case may be, of any such Incentive Award or (iv) provide for the payment of dividends or dividend equivalents with respect to any such Incentive Award; provided that the Committee shall not have any such authority to the extent that the exercise of such authority would cause any tax to become due under Section 409A of the Code. Notwithstanding anything herein to the contrary, (A) except in connection with a corporate transaction involving the Company (including without limitation any stock dividend, stock split, extraordinary cash dividend, recapitalization, reorganization, merger, consolidation, split-up, spin-off, combination or exchange of shares), the terms of an outstanding Incentive Award may not be amended to reduce the exercise price of an outstanding Option or stock appreciation right or cancel an outstanding Option or stock appreciation right in exchange for cash, another Incentive Award or an Option or stock appreciation right with an exercise price that is less than the exercise price of the original Option or stock appreciation right without stockholder approval, and (B) in the case of an Option with an exercise price per share that exceeds the Fair Market Value of a share of Common Stock, the Company shall not purchase any such Option from the holder thereof for any consideration.

(e) The Company shall pay any amount payable with respect to an Incentive Award in accordance with the terms of such Incentive Award, provided that the Committee may, in its discretion, defer the payment of amounts payable with respect to an Incentive Award subject to and in accordance with the terms of a Deferred Compensation Plan.

(f) No member of the Committee shall be liable for any action, omission, or determination relating to the Plan, and the Company shall indemnify and hold harmless each member of the Committee and each other director or employee of the Company to whom any duty or power relating to the administration or interpretation of the Plan has been delegated, against any cost or expense (including counsel fees) or liability (including any sum paid in settlement of a claim with the approval of the Committee) arising out of any action, omission or determination relating to the Plan, unless, in either case, such action, omission or determination was taken or made by such member, director or employee in bad faith and without reasonable belief that it was in the best interests of the Company.

5.	Eligibility

The Persons who shall be eligible to receive Incentive Awards pursuant to the Plan shall be those employees, consultants and directors of the Company or one of its Subsidiaries whom the Committee shall select from time to time, including officers of the Company or one of its Subsidiaries, whether or not they are directors. Each Incentive Award granted under the Plan shall be evidenced by an Award Agreement.

6.	Options

The Committee may from time to time grant Options on such terms as it shall determine, subject to the terms and conditions set forth in the Plan. The Award Agreement shall clearly identify such Option as either an “incentive stock option” within the meaning of Section 422 of the Code or as a non-qualified stock option.

(a) Exercise Price

The exercise price per share of Common Stock covered by any Option shall be not less than one hundred percent (100%) of the Fair Market Value of a share of Common Stock on the date on which such Option is granted.

(b) Term and Exercise of Options

(i) Each Option shall become vested and exercisable on such date or dates, during such period and for such number of shares of Common Stock as shall be determined by the Committee on or after the date such Option is granted; provided, however, that (Y) with respect to an Option that vests solely based on the continued service of the Participant, no portion of such Option shall vest or become exercisable earlier than one (1) year after the date such Option is granted and (Z) no Option shall be exercisable after the expiration of ten (10) years from the date such Option is granted; and, provided, further, that each Option shall be subject to earlier termination, expiration or cancellation as provided in the Plan or the Award Agreement.

(ii) Each Option shall be exercisable in whole or in part; provided, however, that no partial exercise of an Option shall be for an aggregate exercise price of less than $1,000. The partial exercise of an Option shall not cause the expiration, termination or cancellation of the remaining portion thereof.

(iii) An Option shall be exercised by such methods and procedures as the Committee determines from time to time, including without limitation through net physical settlement or other method of cashless exercise.

(c) Special Rules for Incentive Stock Options

(i) The aggregate Fair Market Value of shares of Common Stock with respect to which “incentive stock options” (within the meaning of Section 422 of the Code) are exercisable for the first time by a Participant during any calendar year under the Plan and any other stock option plan of the Company or any of its “subsidiaries” (within the meaning of Section 424 of the Code) shall not exceed $100,000. Such Fair Market Value shall be determined as of the date on which each such incentive stock option is granted. In the event that the aggregate Fair Market Value of shares of Common Stock with respect to such incentive stock options exceeds $100,000, then incentive stock options granted hereunder to such Participant shall, to the extent and in the order required by regulations promulgated under the Code (or any other authority having the force of regulations), automatically be deemed to be non-qualified stock options, but all other terms and provisions of such incentive stock options shall remain unchanged. In the absence of such regulations (and authority), or in the event such regulations (or authority) require or permit a designation of the Options which shall cease to constitute incentive stock options, incentive stock options granted hereunder shall, to the extent of such excess and in the order in which they were granted, automatically be deemed to be non-qualified stock options, but all other terms and provisions of such incentive stock options shall remain unchanged.

(ii) Incentive stock options may only be granted to individuals who are employees of the Company or its “subsidiaries” (within the meaning of Section 424 of the Code). No incentive stock option may be granted to an individual if, at the time of the proposed grant, such individual owns stock possessing more than ten percent (10%) of the total combined Voting Power of all classes of stock of the Company or any of its “subsidiaries” (within the meaning of Section 424 of the Code), unless (A) the exercise price of such incentive stock option is at least one hundred and ten percent (110%) of the Fair Market Value of a share of Common Stock at the time such incentive stock option is granted and (B) such incentive stock option is not exercisable after the expiration of five (5) years from the date such incentive stock option is granted.

7.	Other Stock-Based Awards

The Committee may from time to time grant equity-based or equity-related awards not otherwise described herein in such amounts and on such terms as it shall determine, subject to the terms and conditions set forth in the Plan. Without limiting the generality of the preceding sentence, each such Other Stock-Based Award may (i) involve the transfer of actual shares of Common Stock to Participants, either at the time of grant or thereafter, or payment in cash or otherwise of amounts based on the value of shares of Common Stock, (ii) be subject to performance-based and/or service-based conditions, (iii) be in the form of stock appreciation rights, phantom stock, restricted stock, restricted stock units, performance shares, deferred share units or share-denominated performance units, (iv) be designed to comply with applicable laws, including jurisdictions other than the United States and (v) be designed to qualify as Performance-Based Compensation; provided that each Other Stock-Based Award shall be denominated in, or shall have a value determined by reference to, a number of shares of Common Stock that is specified at the time of the grant of such Incentive Award; and provided, further, that the exercise price applicable to stock appreciation rights shall not be less than one hundred percent (100%) of the Fair Market Value of a share of Common Stock on the date on which such Other Stock-Based Award is granted; and provided, further, with respect to any Other Stock-Based Award that vests solely based on the continued service of the Participant, no portion of such Other Stock-Based Award shall vest or become exercisable earlier than one (1) year after the date such Other Stock-Based Award is granted.

8.	Cash Incentive Awards

The Committee may from time to time grant Cash Incentive Awards on such terms as it shall determine, subject to the terms and conditions set forth in the Plan. Cash Incentive Awards may be settled in cash or in other property, including shares of Common Stock, provided that the term “Cash Incentive Award” shall exclude any Option or Other Stock-Based Award.

9.	Performance-Based Compensation

(a) Calculation

The amount payable with respect to an Incentive Award that is intended to qualify as Performance-Based Compensation shall be determined in any manner permitted by Section 162(m) of the Code.

(b) Discretionary Reduction

Unless otherwise specified in the Award Agreement, the Committee may, in its discretion, reduce or eliminate the amount payable to any Participant with respect to the Incentive Award, based on such factors as the Committee may deem relevant, but the Committee may not increase any such amount above the amount established in accordance with the relevant Performance Schedule. For purposes of clarity, the Committee may exercise the discretion provided for by the foregoing sentence in a non-uniform manner among Participants.

(c) Performance Measures

(i) The performance goals upon which the payment or vesting of any Incentive Award (other than Options and stock appreciation rights) that is intended to qualify as Performance-Based Compensation depends shall (A) be objective business criteria and shall otherwise meet the requirements of Section 162(m) of the Code, including the requirement that the level or levels of performance targeted by the Committee result in the achievement of performance goals being “substantially uncertain,” and (B) relate to one or more of the following Performance Measures: market price of Common Stock, earnings per share of Common Stock, adjusted earnings per share of Common Stock, adjusted cash earnings per share of Common Stock, income, net income or profit (before or after taxes), economic profit, operating income, return on equity or stockholder equity, total stockholder return, market capitalization, enterprise value, cash flow (including, but not limited to, operating cash flow and free cash flow), cash position, return on assets or net assets, return on capital, return on invested capital, stockholder returns, economic value added, cash value added, earnings or net earnings (before or after interest, taxes, depreciation and/or amortization and allowing for the inclusion or exclusion of non-controlling interest expense), earnings from continuing operations, operating earnings, controllable profits, net patient revenues or net operating revenues, revenues, revenues growth, capital or investment, ratio of debt to debt plus equity, ratio of operating earnings to capital spending, new product or service line innovation, market share, cost reduction goals, inventory or supply chain management initiatives, budget comparisons, implementation or completion of specified projects or processes, objective measures of customer, physician or employee satisfaction, productivity, expense, margins, operating efficiency, working capital, the formation of joint ventures, research or development collaborations, the completion of other transactions, any other measure of financial performance that can be determined pursuant to United States generally accepted accounting principles, or any combination of any of the foregoing.

(ii) A Performance Measure (A) may relate to the performance of the Participant, the Company, a Subsidiary, any business group, business unit or other subdivision of the Company, or any combination of the foregoing, as the Committee deems appropriate and (B) may be expressed as an amount, as an increase or decrease over a specified period, as a relative comparison to the performance of a group of comparator companies or a published or special index, or any other measure of the selected performance criteria, as the Committee deems appropriate. Unless otherwise determined by the Committee during the period referred to in Section 9(d) hereof, the Committee shall retain the ability to use negative discretion to reduce the amount of an Incentive Award or to exclude any adverse impact and include the positive impact of unusual, nonrecurring or extraordinary items or expenses; items relating to financing activities; charges for restructurings; other non-operating items; discontinued operations; items related to the disposal of a business or segment of a business; the cumulative effect of changes in accounting treatment; items related to a change in accounting principle; items related to changes in applicable laws or business conditions; any impact of changes in foreign exchange rates and other changes in currency; any impact of impairment of tangible or intangible assets; any impact of the issuance or repurchase of equity securities or other changes in the number of outstanding shares of any class of Company equity securities; any gain, loss, income or expense attributable to acquisitions or dispositions of stock or assets; items attributable to the business operations of any entity acquired by the Company during a Performance Period; stock-based compensation expense; in-process research and development expense; gain or loss from all or certain claims and/or litigation and insurance recoveries; and any other items, each determined by the Committee according to Section 9(d) hereof in accordance with generally accepted accounting principles and as identified in the Company’s audited financial statements, including the notes thereto.

(d) Performance Schedules

Within ninety (90) days after the beginning of a Performance Period, and in any case before twenty-five (25%) of the Performance Period has elapsed, the Committee shall establish (i) Performance Targets for such Performance Period, (ii) Target Awards for each Participant, and (iii) Performance Schedules for such Performance Period.

(e) Committee Discretion

Nothing in this Plan is intended to limit the Committee’s discretion to adopt conditions with respect to any Incentive Award that is not intended to qualify as Performance-Based Compensation that relate to performance other than the Performance Measures. Furthermore, nothing in this Plan shall be construed to require the Committee to grant any Incentive Award intended to qualify as Performance-Based Compensation. The

Committee may, subject to the terms of the Plan, amend previously granted Incentive Awards in a way that disqualifies them as Performance-Based Compensation.

10.	Adjustment Upon Certain Changes

Subject to any action by the stockholders of the Company required by law, applicable tax rules or the rules of any exchange on which shares of Common Stock are listed for trading:

(a) Shares Available for Grants

In the event of any change in the number of shares of Common Stock outstanding by reason of any stock dividend or split, recapitalization, merger, consolidation, combination or exchange of shares or similar corporate change, the maximum aggregate number of shares of Common Stock with respect to which the Committee may grant Incentive Awards and the maximum aggregate number of shares of Common Stock with respect to which the Committee may grant Incentive Awards to any individual Participant in any year shall be appropriately adjusted or substituted by the Committee. In the event of any change in the number of shares of Common Stock outstanding by reason of any other event or transaction, the Committee shall, to the extent deemed appropriate by the Committee, make such adjustments to the type or number of shares of Common Stock with respect to which Incentive Awards may be granted.

(b) Increase or Decrease in Issued Shares Without Consideration

In the event of any increase or decrease in the number of issued shares of Common Stock resulting from a subdivision or consolidation of shares of Common Stock or the payment of a stock dividend (but only on the shares of Common Stock), or any other increase or decrease in the number of such shares effected without receipt or payment of consideration by the Company, the Committee shall, to the extent deemed appropriate by the Committee, adjust the type or number of shares of Common Stock subject to each outstanding Incentive Award and the exercise price per share of Common Stock of each such Incentive Award.

(c) Certain Mergers and Other Transactions

(i) In the event of any merger, consolidation or similar transaction as a result of which the holders of shares of Common Stock receive consideration consisting exclusively of securities of the surviving corporation in such transaction, the Committee shall, to the extent deemed appropriate by the Committee, adjust each Incentive Award outstanding on the date of such merger or consolidation so that it pertains and applies to the securities which a holder of the number of shares of Common Stock subject to such Incentive Award would have received in such merger or consolidation.

(ii) In the event of (A) a dissolution or liquidation of the Company, (B) a sale of all or substantially all of the Company’s assets (on a consolidated basis), (C) a merger, consolidation or similar transaction involving the Company in which the holders of shares of Common Stock receive securities and/or other property, including cash, other than shares of the surviving corporation in such transaction, the Committee shall, to the extent deemed appropriate by the Committee, have the power to: (1) cancel, effective immediately prior to the occurrence of such event, each Incentive Award (whether or not then exercisable or vested), and, in full consideration of such cancellation, pay to the Participant to whom such Incentive Award was granted an amount in cash, for each share of Common Stock subject to such Incentive Award, equal to the value, as determined by the Committee, of such Incentive Award, provided that with respect to any outstanding Option such value shall be equal to the excess of (x) the value, as determined by the Committee, of the property (including cash) received by the holder of a share of Common Stock as a result of such event over (y) the exercise price of such Option; or (2) provide for the exchange of each Incentive Award (whether or not then exercisable or vested) for an Incentive Award with respect to (x) some or all of the property which a holder of the number of shares of Common Stock subject to such Incentive Award would have received in such transaction or (y) securities of the acquiror or surviving entity and, incident thereto, make an equitable adjustment as determined by the Committee in the exercise price of the Incentive Award, or the number of shares or amount of property subject to the Incentive Award or provide for a payment (in cash or other property) to the Participant to whom such Incentive Award was granted in partial consideration for the exchange of the Incentive Award.

(d) Other Changes

In the event of any change in the capitalization of the Company or corporate change other than those specifically referred to in Sections 10(a), (b) or (c) hereof, the Committee shall, to the extent deemed appropriate by the Committee, make such adjustments in the number and class of shares subject to Incentive Awards outstanding on the date on which such change occurs and in such other terms of such Incentive Awards as the Committee may consider appropriate.

(e) Cash Incentive Awards

In the event of any transaction or event described in this Section 10, including without limitation any corporate change referred to in Section 10(d) hereof, the Committee shall, to the extent deemed appropriate by the Committee, make such adjustments in the terms and conditions of any Cash Incentive Award.

(f) No Other Rights

Except as expressly provided in the Plan or any Award Agreement, no Participant shall have any rights by reason of any subdivision or consolidation of shares of stock of any class, the payment of any dividends or dividend equivalents, any increase or decrease in the number of shares of stock of any class or any dissolution, liquidation, merger or consolidation of the Company or any other corporation. Except as expressly provided in the Plan, no issuance by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number of shares or amount of other property subject to, or the terms related to, any Incentive Award.

(g) Savings Clause

(i) No provision of this Section 10 shall be given effect to the extent that such provision would cause any tax to become due under Section 409A of the Code.

(ii) With respect to Incentive Awards which are granted to Covered Employees and are intended to qualify as Performance-Based Compensation, no provision of this Section 10 shall be given effect to the extent that such provision would cause such Incentive Award to fail to so qualify as Performance-Based Compensation under Section 162(m) of the Code.

(iii) Furthermore, no provision of this Section 10 shall be given effect to the extent such provision would result in short-swing profits liability under Section 16 of the Exchange Act or violate the exemptive conditions of Rule 16b-3 of the Exchange Act.

11.	Change in Control; Termination of Employment

(a) Change in Control

The consequences of a Change in Control, if any, will be set forth in the Award Agreement in addition to what is provided in Section 10 hereof.

(b) Termination of Employment

(i) Termination of Employment shall mean a “separation from service” within the meaning of Section 409A of the Code; provided, however, that with respect to any Incentive Awards that are not subject to Section 409A of the Code or are exempt from Section 409A, the Committee may determine otherwise what constitutes a termination of Employment, at its discretion, subject to the following:

(A) the Employment of a Participant with the Company shall be deemed to have terminated for all purposes of the Plan if such person is employed by or provides services to a Person that is a Subsidiary of the Company and such Person ceases to be a Subsidiary of the Company, unless the Committee determines otherwise;

(B) a Participant who ceases to be an employee of the Company but continues, or simultaneously commences, services as a director of the Company shall be deemed to have had a termination of Employment for purposes of the Plan; and

(C) the Committee shall determine whether an authorized leave of absence, or absence in military or government service, shall constitute termination of Employment, provided that a Participant who is an employee will not be deemed to cease Employment in the case of any leave of absence approved by the Company.

(ii) Any Award Agreement granting an Option shall specify the consequences of a termination of Employment of the Participant holding such Option.

(iii) Subject to Section 11(b)(i) above, the consequences with respect to a Performance-Based Award of the termination of Employment of the Participant holding the Performance-Based Award shall be determined by the Committee in its sole discretion and set forth in the Award Agreement, it being intended that no agreement providing for a payment to a Participant upon termination of Employment shall be given effect to the extent that it would cause an Incentive Award that was intended to qualify as a Performance-Based Award to fail to so qualify.

12.	Rights Under the Plan

(a) The Committee shall have full discretionary authority to administer the Plan, including discretionary authority to interpret and construe any and all provisions of the Plan and any Award Agreement thereunder, and to adopt, amend and rescind from time to time such rules and regulations for the administration of the Plan, including rules and regulations related to sub-plans established for the purpose of satisfying applicable foreign laws and/or qualifying for preferred tax treatment under applicable foreign tax laws, as the Committee may deem necessary or appropriate. Decisions of the Committee shall be final, binding and conclusive on all parties. For the avoidance of doubt, the Committee may exercise all discretion granted to it under the Plan in a non-uniform manner among Participants.

(b) No Person shall have any rights as a stockholder with respect to any shares of Common Stock covered by or relating to any Incentive Award until the date of the issuance of such shares on the books and records of the Company. Except as otherwise expressly provided in Section 10 hereof, no adjustment of any Incentive Award shall be made for dividends or other rights for which the record date occurs prior to the date of such issuance. Nothing in this Section 12 is intended, or should be construed, to limit authority of the Committee to cause the Company to make payments based on the dividends that would be payable with respect to any share of Common Stock if it were issued or outstanding, or from granting rights related to such dividends.

(c) The Company shall not have any obligation to establish any separate fund or trust or other segregation of assets to provide for payments under the Plan. To the extent any person acquires any rights to receive payments hereunder from the Company, such rights shall be no greater than those of an unsecured creditor.

13.	No Special Employment Rights; No Right to Incentive Award

(a) Nothing contained in the Plan or any Award Agreement shall confer upon any Participant any right with respect to the continuation of his or her Employment by the Company or interfere in any way with the right of the Company at any time to terminate such Employment or to increase or decrease the compensation of the Participant from the rate in existence at the time of the grant of an Incentive Award.

(b) No person shall have any claim or right to receive an Incentive Award hereunder. The Committee’s granting of an Incentive Award to a Participant at any time shall neither require the Committee to grant an Incentive Award to such Participant or any other Participant or other person at any time nor preclude the Committee from making subsequent grants to such Participant or any other Participant or other person.

14.	Securities Matters

(a) The Company shall be under no obligation to effect the registration pursuant to the Securities Act of any shares of Common Stock to be issued hereunder or to effect similar compliance under any state or local laws. Notwithstanding anything herein to the contrary, the Company shall not be obligated to cause to be issued shares of Common Stock pursuant to the Plan unless and until the Company is advised by its counsel that the issuance is in compliance with all applicable laws, regulations of governmental authority and the requirements of any securities exchange on which shares of Common Stock are traded. The Committee may require, as a condition to the issuance of shares of Common Stock pursuant to the terms hereof, that the recipient of such shares make such covenants, agreements and representations, and that any related certificates representing such shares bear such legends, as the Committee, in its sole discretion, deems necessary or desirable.

(b) The exercise of any Incentive Award (including without limitation any Option) granted hereunder shall only be effective at such time as counsel to the Company shall have determined that the issuance and delivery of shares of Common Stock pursuant to such exercise is in compliance with all applicable laws, regulations of governmental authority and the requirements of any securities exchange on which shares of Common Stock are traded. The Company may, in its sole discretion, defer the effectiveness of any exercise of an Incentive Award granted hereunder in order to allow the issuance of shares pursuant thereto to be made pursuant to registration or an exemption from registration or other methods for compliance available under federal or state or local securities laws. The Company shall inform the Participant in writing of its decision to defer the effectiveness of the exercise of an Incentive Award granted hereunder. During the period that the effectiveness of the exercise of an Incentive Award has been deferred, the Participant may, by written notice, withdraw such exercise and obtain the refund of any amount paid with respect thereto.

15.	Withholding Taxes

(a) Cash Remittance

Whenever withholding tax obligations are incurred in connection with any Incentive Award, the Company shall have the right to require the Participant to remit to the Company in cash an amount sufficient to satisfy federal, state and local withholding tax requirements, if any, attributable to such event. In addition, upon the exercise or settlement of any Incentive Award in cash, or the making of any other payment with respect to any Incentive Award (other than in shares of Common Stock), the Company shall have the right to withhold from any payment required to be made pursuant thereto an amount sufficient to satisfy the federal, state and local withholding tax requirements, if any, attributable to such exercise, settlement or payment.

(b) Stock Remittance

At the election of the Participant, subject to the approval of the Committee, whenever withholding tax obligations are incurred in connection with any Incentive Award, the Participant may tender to the Company a number of shares of Common Stock that have been owned by the Participant for at least six (6) months (or such other period as the Committee may determine) having a Fair Market Value at the tender date determined by the Committee to be sufficient to satisfy the minimum federal, state and local withholding tax requirements, if any, attributable to such event. Such election shall satisfy the Participant’s obligations under Section 15(a) hereof, if any.

(c) Stock Withholding

At the election of the Participant, subject to the approval of the Committee, whenever withholding tax obligations are incurred in connection with any Incentive Award, the Company shall withhold a number of such shares having a Fair Market Value determined by the Committee to be sufficient to satisfy the minimum federal, state and local withholding tax requirements, if any, attributable to such event. Such election shall satisfy the Participant’s obligations under Section 15(a) hereof, if any.

16.	Amendment or Termination of the Plan

The Board of Directors may at any time suspend or discontinue the Plan or revise or amend it in any respect whatsoever; provided, however, that to the extent that any applicable law, tax requirement, or rule of a stock exchange requires stockholder approval in order for any such revision or amendment to be effective, such revision or amendment shall not be effective without such approval. The preceding sentence shall not restrict the Committee’s ability to exercise its discretionary authority hereunder pursuant to Section 4 hereof, which discretion may be exercised without amendment to the Plan. No provision of this Section 16 shall be given effect to the extent that such provision would cause any tax to become due under Section 409A of the Code. Except as expressly provided in the Plan, no action hereunder may, without the consent of a Participant, adversely affect the Participant’s rights under any previously granted and outstanding Incentive Award. Nothing herein shall cause a Performance-Based Award to cease to qualify under Section 162(m) of the Code. Nothing in the Plan shall limit the right of the Company to pay compensation of any kind outside the terms of the Plan.

17.	Recoupment

Notwithstanding anything in the Plan or in any Award Agreement to the contrary, the Company will be entitled to the extent permitted or required by applicable law (including without limitation the Dodd-Frank Wall Street Reform and Consumer Protection Act), Company policy and/or the requirements of an exchange on which the Company’s shares are listed for trading, in each case, as in effect from time to time, to recoup compensation of whatever kind paid or awarded by the Company at any time to a Participant under this Plan.

18.	No Obligation to Exercise

The grant to a Participant of an Incentive Award shall impose no obligation upon such Participant to exercise such Incentive Award.

19.	Transfers

(a) Incentive Awards may not be sold, pledged, assigned, hypothecated, transferred, or disposed of in any manner other than by will or by the laws of descent or distribution and may be exercised, during the lifetime of a Participant, only by the Participant. Upon the death of a Participant, outstanding Incentive Awards held by such Participant at the time of his or her death may be exercised only by the executors or administrators of the Participant’s estate or by any person or persons who shall have acquired such right to exercise by will or by the laws of descent and distribution. No transfer by will or the laws of descent and distribution of any Incentive Award, or the right to exercise any Incentive Award, shall be effective to bind the Company unless the Committee shall have been furnished with (i) written notice thereof and with a copy of the will and/or such evidence as the Committee may deem necessary to establish the validity of the transfer and (ii) an agreement by the transferee to comply with all the terms and conditions of the Incentive Award that are or would have been applicable to the Participant and to be bound by the acknowledgements made by the Participant in connection with the grant of the Incentive Award.

(b) Notwithstanding the foregoing, the Committee may, in its sole discretion, permit Incentive Awards (other than Options that are incentive stock options) to be transferred by a Participant, without consideration, subject to such rules as the Committee may adopt consistent with any applicable Award Agreement to preserve the purposes of the Plan, to (i) an Immediate Family Member, (ii) a trust solely for the benefit of the Participant and/or his or her Immediate Family Members, (iii) a corporation, partnership or limited liability company whose only stockholders, partners or members, as applicable, are the Participant and/or his or her Immediate Family Members, or (iv) any other transferee as may be approved by the Committee in its sole discretion, in each case provided that (x) the Participant gives the Committee advance written notice describing the terms and conditions of the proposed transfer, (y) the transferee furnishes the Committee with an agreement to comply with all the terms and conditions of the Incentive Award that are or would have been applicable to the Participant and to be bound by the acknowledgements made by the Participant in connection with the grant of the Incentive Award and (z) the Committee approves the proposed transfer.

(c) The terms of any Incentive Award transferred in accordance with this Section 19 shall apply to the Permitted Transferee, and any reference in the Plan, or in any applicable Award Agreement, to a Participant shall be deemed to refer to the Permitted Transferee, except that (i) Permitted Transferees shall not be entitled to transfer any Incentive Award, other than by will or the laws of descent and distribution or with the written consent of the Committee, (ii) Permitted Transferees shall not be entitled to exercise any transferred Option unless there shall be in effect a registration statement on an appropriate form covering the shares of Common Stock to be acquired pursuant to the exercise of such Option if the Committee determines, consistent with any applicable Award Agreement, that such a registration statement is necessary or appropriate, (iii) neither the Committee nor the Company shall be required to provide any notice to a Permitted Transferee, whether or not such notice is or would otherwise have been required to be given to the Participant under the Plan or otherwise, and (iv) the consequences of the termination of the Participant’s Employment under the terms of the Plan and the applicable Award Agreement shall continue to be applied with respect to the Permitted Transferee, including without limitation that an Option shall be exercisable by the Permitted Transferee only to the extent, and for the periods, specified in the Plan and the applicable Award Agreement.

20.	Expenses and Receipts

The expenses of the Plan shall be paid by the Company. Any proceeds received by the Company in connection with any Incentive Award will be used for general corporate purposes.

21.	Failure to Comply

In addition to the remedies of the Company elsewhere provided for herein, failure by a Participant to comply with any of the terms and conditions of the Plan or any Award Agreement, unless such failure is remedied by such Participant within ten (10) days after having been notified of such failure by the Committee, shall be grounds for the cancellation and forfeiture of such Incentive Award, in whole or in part, as the Committee, in its absolute discretion, may determine.

22.	Governing Law

The Plan and the rights of all persons under the Plan shall be construed and administered in accordance with the laws of the State of Delaware without regard to its conflict of law principles.

23.	Severability

If all or any part of this Plan is declared by any court or governmental authority to be unlawful or invalid, such unlawfulness or invalidity shall not serve to invalidate any portion of this Plan not declared to be unlawful or invalid. Any Section or part of a Section so declared to be unlawful or invalid shall, if possible, be construed in a manner that will give effect to the terms of such Section or part of a Section to the fullest extent possible while remaining lawful and valid.

24.	Effective Date and Duration of Plan

The Plan shall become effective as of the Effective Date. The expiration date of the Plan, on and after which date no Incentive Awards may be granted hereunder, shall be the tenth anniversary of the Effective Date; provided, however, that such expiration shall not affect Incentive Awards then outstanding, and the terms and conditions of the Plan shall continue to apply to such Incentive Awards.

ANNUAL MEETING OF SURGICAL CARE AFFILIATES, INC.

Date:	June 2, 2016
Time:	8:00 a.m. (Central Time)
Place:	520 Lake Cook Road, Deerfield, Illinois 60015

Please make your marks like this: ☒ Use dark black pencil or pen only.

The Board of Directors recommends a vote FOR Proposals 1, 2, 3 and 5 and for EVERY YEAR for Proposal 4.

1:	The election of three Class III directors:					Directors
			For	Against	Abstain	Recommend ê
	01 Andrew P. Hayek		☐	☐	☐	For
	02 Frederick A. Hessler		☐	☐	☐	For
	03 Lisa Skeete Tatum		☐	☐	☐	For

2:	The approval of the Surgical Care Affiliates, Inc. 2016 Omnibus Long-Term Incentive Plan.		☐	☐	☐	For

3:	The approval, on an advisory basis, of the compensation of the Company’s Named Executive Officers.		☐	☐	☐	For

		Every Year	Every Two Years	Every Three Years	Abstain	Every Year
4:	The approval, on an advisory basis, of the frequency of future advisory votes on the compensation of the Company’s Named Executive Officers.	☐	☐	☐	☐

			For	Against	Abstain
5:	The ratification of the Audit Committee’s appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accountants for the year ending December 31, 2016.		☐	☐	☐	For

6:	To transact such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

Authorized Signatures - This section must be completed for your instructions to be executed.

Please Sign Here	Please Date Above

Please Sign Here	Please Date Above

Please sign exactly as your name appears on your stock certificate. If held in joint tenancy, all persons should sign. Trustees, administrators, etc. should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing.

Annual Meeting of Surgical Care Affiliates, Inc.

to be held on Thursday, June 2, 2016

for Holders as of April 4, 2016

This proxy is being solicited on behalf of the Board of Directors.

VOTE BY:
INTERNET			TELEPHONE
Go To		Call
www.proxypush.com/SCAI		1-855-690-7310

• Cast your vote online.	OR	• Use any touch-tone telephone.
• View Meeting Documents.		• Have your Proxy Card/Voting Instruction Form ready.
	MAIL	• Follow the simple recorded instructions.

OR	• Mark, sign and date your Proxy Card/Voting Instruction Form.
• Detach your Proxy Card/Voting Instruction Form.
• Return your Proxy Card/Voting Instruction Form in the postage-paid envelope provided.

The undersigned hereby appoints Andrew P. Hayek and Richard L. Sharff, Jr., and each or either of them, as the true and lawful attorneys of the undersigned, with full power of substitution and revocation, and authorizes them, and each of them, to vote all the shares of capital stock of Surgical Care Affiliates, Inc. that the undersigned is entitled to vote at said meeting and any adjournment thereof upon the matters specified and upon such other matters as may be properly brought before the meeting or any adjournment or postponement thereof, conferring authority upon such true and lawful attorneys to vote in their discretion on such other matters as may properly come before the meeting and revoking any proxy heretofore given.

THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED. IF NO DIRECTION IS GIVEN, SHARES WILL BE VOTED FOR THE ELECTION OF THE DIRECTORS IN ITEM 1, FOR THE PROPOSALS IN ITEMS 2, 3 AND 5, AND FOR “EVERY YEAR” FOR THE PROPOSAL IN ITEM 4, AND AUTHORITY WILL BE DEEMED GRANTED UNDER ITEM 6.

All votes must be received by 11:59 P.M., Eastern Time, on June 1, 2016.

PROXY TABULATOR FOR

SURGICAL CARE AFFILIATES, INC.
P.O. BOX 8016
CARY, NC 27512-9903

EVENT #

CLIENT #

Proxy — Surgical Care Affiliates, Inc.

Annual Meeting of Stockholders

June 2, 2016, 8:00 a.m. (Central Time)

This Proxy is Solicited on Behalf of the Board of Directors.

The undersigned appoints Andrew P. Hayek and Richard L. Sharff, Jr. (the “Named Proxies”), and each of them, as proxies for the undersigned, with full power of substitution, to vote the shares of common stock of Surgical Care Affiliates, Inc., a Delaware corporation (the “Company”), that the undersigned is entitled to vote at the Annual Meeting of Stockholders of the Company to be held at 520 Lake Cook Road, Deerfield, Illinois 60015 on Thursday, June 2, 2016 at 8:00 a.m. (Central Time) and all adjournments and postponements thereof.

The Annual Meeting is being held for the following purposes:

1.	Proposal 1 — To elect three Class III directors;

2.	Proposal 2 — To approve the Surgical Care Affiliates, Inc. 2016 Omnibus Long-Term Incentive Plan;

3.	Proposal 3 — To approve, on an advisory basis, the compensation of the Company’s Named Executive Officers;

4.	Proposal 4 — To approve, on an advisory basis, the frequency of future advisory votes on the compensation of the Company’s Named Executive Officers;

5.	Proposal 5 — To ratify the Audit Committee’s appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accountants for the year ending December 31, 2016; and

6.	To transact such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

The three Class III directors nominated for re-election are: Andrew P. Hayek, Frederick A. Hessler and Lisa Skeete Tatum.

The Board of Directors of the Company recommends a vote “FOR” each of the nominees for director, “FOR” Proposals 2, 3 and 5, and for “EVERY YEAR” for Proposal 4.

This proxy, when properly executed, will be voted in the manner directed herein. If no direction is made, this proxy will be voted “FOR” each of the nominees for director in Proposal 1, “FOR” Proposals 2, 3 and 5, and for “EVERY YEAR” for Proposal 4. In their discretion, the Named Proxies are authorized to vote upon such other matters that may properly come before the Annual Meeting or any adjournment or postponement thereof.

You are encouraged to specify your choice by marking the appropriate box (SEE REVERSE SIDE), but you need not mark any box if you wish to vote in accordance with the Board of Directors’ recommendations. The Named Proxies cannot vote your shares unless you sign and return this card.

To attend the meeting and vote your shares in person, please mark this box.	☐